To the Board of Directors and Shareholders of

Huntington Bancshares Incorporated

Columbus, Ohio

We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntington Bancshares Incorporated and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 15, 2013 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Columbus, Ohio

February 15, 2013

1

Huntington Bancshares Incorporated

Consolidated Balance Sheets

	December 31,
(dollar amounts in thousands, except number of shares)	2012	2011
Assets
Cash and due from banks	$1,262,806	$1,115,968
Interest-bearing deposits in banks	70,921	90,943
Trading account securities	91,205	45,899
Loans held for sale (includes $452,949 and $343,588 respectively, measured at fair value)(1)	764,309	1,618,391
Available-for-sale and other securities	7,566,175	8,078,014
Held-to-maturity securities	1,743,876	640,551
Loans and leases (includes $142,762 and $296,250 respectively, measured at fair value):(2)
Commercial and industrial loans and leases	16,970,689	14,699,371
Commercial real estate loans	5,399,240	5,825,709
Automobile loans and leases	4,633,820	4,457,446
Home equity loans	8,335,342	8,215,413
Residential mortgage loans	4,969,672	5,228,276
Other consumer loans	419,662	497,568
Loans and leases	40,728,425	38,923,783
Allowance for loan and lease losses	(769,075)	(964,828)
Net loans and leases	39,959,350	37,958,955
Bank owned life insurance	1,596,056	1,549,783
Premises and equipment	617,257	564,429
Goodwill	444,268	444,268
Other intangible assets	132,157	175,302
Accrued income and other assets	1,904,805	2,168,149
Total assets	$56,153,185	$54,450,652
Liabilities and shareholders' equity
Liabilities
Deposits in domestic offices
Demand deposits - noninterest-bearing	$12,599,636	$11,157,805
Interest-bearing	33,375,016	31,761,039
Deposits in foreign offices	278,031	360,781
Deposits	46,252,683	43,279,625
Short-term borrowings	589,814	1,441,092
Federal Home Loan Bank advances	1,008,959	362,972
Other long-term debt (includes $123,039 at December 31, 2011, measured at fair value)(2)	158,784	1,231,517
Subordinated notes	1,197,091	1,503,368
Accrued expenses and other liabilities	1,155,643	1,213,978
Total liabilities	50,362,974	49,032,552
Shareholders' equity
Preferred stock - authorized 6,617,808 shares;
Series A, 8.50% fixed rate, non-cumulative perpetual convertible preferred stock, par value of $0.01, and liquidation value per share of $1,000	362,507	362,507
Series B, floating rate, non-voting, non-cumulative perpetual preferred stock, par value of $0.01, and liquidation value per share of $1,000	23,785	23,785
Common stock	8,441	8,656
Capital surplus	7,475,149	7,596,809
Less treasury shares, at cost	(10,921)	(10,255)
Accumulated other comprehensive loss	(150,817)	(173,763)
Retained (deficit) earnings	(1,917,933)	(2,389,639)
Total shareholders' equity	5,790,211	5,418,100
Total liabilities and shareholders' equity	$56,153,185	$54,450,652

Common shares authorized (par value of $0.01)	1,500,000,000	1,500,000,000
Common shares issued	844,105,349	865,584,517
Common shares outstanding	842,812,709	864,406,152
Treasury shares outstanding	1,292,640	1,178,365
Preferred shares issued	1,967,071	1,967,071
Preferred shares outstanding	398,007	398,007

(1)Amounts represent loans for which Huntington has elected the fair value option. See Note 19.

(2)Amounts represent certain assets and liabilities of a consolidated VIE for which Huntington has elected the fair value option. See Note 21.

See Notes to Consolidated Financial Statements

2

Huntington Bancshares Incorporated

Consolidated Statements of Income

	Year Ended December 31,
(dollar amounts in thousands, except per share amounts)	2012	2011	2010
Interest and fee income:
Loans and leases	$1,675,295	$1,727,784	$1,865,848
Available-for-sale and other securities
Taxable	184,340	207,984	239,065
Tax-exempt	8,999	9,785	11,680
Held-to-maturity securities	24,088	11,213	—
Other	37,541	13,460	28,799
Total interest income	1,930,263	1,970,226	2,145,392
Interest expense
Deposits	162,167	260,052	439,050
Short-term borrowings	2,048	3,500	3,007
Federal Home Loan Bank advances	819	824	3,121
Subordinated notes and other long-term debt	54,705	76,680	81,409
Total interest expense	219,739	341,056	526,587
Net interest income	1,710,524	1,629,170	1,618,805
Provision for credit losses	147,388	174,059	634,547
Net interest income after provision for credit losses	1,563,136	1,455,111	984,258
Service charges on deposit accounts	262,179	243,507	267,015
Mortgage banking income	191,092	83,408	175,782
Trust services	121,897	119,382	112,555
Electronic banking	82,290	111,697	110,234
Brokerage income	72,226	80,367	68,855
Insurance income	71,319	69,470	76,413
Gain on sale of loans	58,182	31,944	6,275
Bank owned life insurance income	56,042	62,336	61,066
Capital markets fees	48,160	36,540	23,886
Net gains on sales of securities	6,388	3,682	13,448
Impairment losses recognized in earnings on available-for-sale securities (a)	(1,619)	(7,363)	(13,722)
Other income	129,701	145,653	140,051
Total noninterest income	1,097,857	980,623	1,041,858
Personnel costs	988,193	892,534	798,973
Outside data processing and other services	190,255	189,174	161,814
Net occupancy	111,160	109,129	107,862
Equipment	102,947	92,544	85,920
Deposit and other insurance expense	68,330	77,692	97,548
Professional services	65,758	68,616	86,211
Marketing	64,263	65,560	56,347
Amortization of intangibles	46,549	53,318	60,478
OREO and foreclosure expense	18,271	18,006	39,049
Gain on early extinguishment of debt	(798)	(9,697)	—
Other expense	180,948	171,624	179,603
Total noninterest expense	1,835,876	1,728,500	1,673,805
Income before income taxes	825,117	707,234	352,311
Provision for income taxes	184,095	164,621	39,964
Net income	641,022	542,613	312,347
Dividends on preferred shares	31,989	30,813	172,032
Net income applicable to common shares	$609,033	$511,800	$140,315
Average common shares - basic	857,962	863,691	726,934
Average common shares - diluted	863,402	867,624	729,532
Per common share:
Net income - basic	$0.71	$0.59	$0.19
Net income - diluted	0.71	0.59	0.19
Cash dividends declared	0.16	0.10	0.04

(a) The following OTTI losses are included in securities losses for the periods presented:

Total OTTI losses	$(1,886)	$(8,791)	$(17,088)
Noncredit-related portion of loss recognized in OCI	267	1,428	3,366
Net impairment credit losses recognized in earnings	$(1,619)	$(7,363)	$(13,722)

See Notes to Consolidated Financial Statements

3

Huntington Bancshares Incorporated

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(dollar amounts in thousands)	2012	2011	2010

Net income	$641,022	$542,613	$312,347

Other comprehensive income, net of tax:
Unrealized gains on available-for-sale and other securities:
Non-credit-related impairment recoveries (losses) on debt securities not expected to be sold	12,490	7,499	15,320
Unrealized net gains (losses) on available-for-sale and other securities arising during the period, net of reclassification for net realized gains	55,305	64,921	(9,406)
Total unrealized gains on available-for-sale and other securities	67,795	72,420	5,914

Unrealized gains (losses) on cash flow hedging derivatives	6,186	5,188	(23,155)

Change in accumulated unrealized losses for pension and other post-retirement obligations	(51,035)	(53,875)	(19,021)
Other comprehensive income (loss), net of tax	22,946	23,733	(36,262)
Comprehensive income	$663,968	$566,346	$276,085

See Notes to Consolidated Financial Statements

4

Huntington Bancshares Incorporated

Consolidated Statements of Changes in Shareholders' Equity

	Preferred Stock									Accumulated
	Series A		Series B							Other	Retained
(all amounts in thousands,			Floating Rate		Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
except for per share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total

Year Ended December 31, 2012
Balance, beginning of year	363	$362,507	35	$23,785	865,585	$8,656	$7,596,809	(1,178)	$(10,255)	$(173,763)	$(2,389,639)	$5,418,100

Net income											641,022	641,022
Other comprehensive income (loss)										22,946		22,946
Repurchases of common stock					(23,328)	(233)	(148,648)					(148,881)
Cash dividends declared:
Common ($0.16 per share)											(136,887)	(136,887)
Preferred Series A ($85.00 per share)											(30,813)	(30,813)
Preferred Series B ($33.14 per share)											(1,176)	(1,176)

Recognition of the fair value of share-based compensation							27,873					27,873
Other share-based compensation activity					1,848	18	(795)				(348)	(1,125)
Other							(90)	(114)	(666)		(92)	(848)
Balance, end of year	363	$362,507	35	$23,785	844,105	$8,441	$7,475,149	(1,292)	$(10,921)	$(150,817)	$(1,917,933)	$5,790,211

See Notes to Consolidated Financial Statements

5

Huntington Bancshares Incorporated

Consolidated Statements of Changes in Shareholders' Equity

	Preferred Stock									Accumulated
	Series A		Series B							Other	Retained
(all amounts in thousands,			Floating Rate		Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
except for per share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total

Year Ended December 31, 2011
Balance, beginning of year	363	$362,507	—	$—	864,195	$8,642	$7,630,093	(876)	$(8,771)	$(197,496)	$(2,814,433)	$4,980,542

Net income											542,613	542,613
Other comprehensive income (loss)										23,733		23,733
Issuance of preferred stock			35	23,785			(1,759)					22,026
Repurchase of warrants convertible to common stock							(49,100)					(49,100)
Cash dividends declared:
Common ($0.10 per share)											(86,448)	(86,448)
Preferred Series A ($85.00 per share)											(30,813)	(30,813)
Recognition of the fair value of share-based compensation							19,666					19,666
Other share-based compensation activity					1,390	14	(1,605)				(343)	(1,934)
Other							(486)	(302)	(1,484)		(215)	(2,185)
Balance, end of year	363	$362,507	35	$23,785	865,585	$8,656	$7,596,809	(1,178)	$(10,255)	$(173,763)	$(2,389,639)	$5,418,100

See Notes to Consolidated Financial Statements

6

Huntington Bancshares Incorporated

Consolidated Statements of Changes in Shareholders' Equity

	Preferred Stock									Accumulated
	Series B		Series A							Other	Retained
(all amounts in thousands,	Fixed Rate				Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
except for per share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total

Year Ended December 31, 2010
Balance, beginning of year	1,398	$1,325,008	363	$362,507	716,741	$7,167	$6,731,796	(980)	$(11,465)	$(156,985)	$(2,922,026)	$5,336,002
Cumulative effect of change in accounting principle for consolidation of variable interest entities, net of tax of $3,097										(4,249)	(1,821)	(6,070)
Balance, beginning of year, as adjusted	1,398	1,325,008	363	362,507	716,741	7,167	6,731,796	(980)	(11,465)	(161,234)	(2,923,847)	5,329,932

Net income											312,347	312,347
Other comprehensive income (loss)										(36,262)		(36,262)
Issuance of common stock					146,568	1,465	884,707					886,172
Repurchase of Preferred Series B stock	(1,398)	(1,398,071)										(1,398,071)
Preferred Series B stock discount accretion and redemption		73,063									(73,063)	—
Cash dividends declared:
Common ($0.04 per share)											(30,139)	(30,139)
Preferred Series B ($48.75 per share)											(68,156)	(68,156)
Preferred Series A ($85.00 per share)											(30,813)	(30,813)
Recognition of the fair value of share-based compensation						4	15,449					15,453
Other share-based compensation activity					886	6	482				(535)	(47)
Other							(2,341)	104	2,694		(227)	126
Balance, end of year	—	$—	363	$362,507	864,195	$8,642	$7,630,093	(876)	$(8,771)	$(197,496)	$(2,814,433)	$4,980,542

See Notes to Consolidated Financial Statements

7

Huntington Bancshares Incorporated

Consolidated Statements of Cash Flows

	Year Ended December 31,
(dollar amounts in thousands)	2012	2011	2010
Operating activities
Net income	$641,022	$542,613	$312,347
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for credit losses	147,388	174,059	634,547
Depreciation and amortization	274,572	282,105	286,186
Change in current and deferred income taxes	177,706	84,555	161,367
Net sales (purchases) of trading account securities	(45,306)	139,505	(101,747)
Originations of loans held for sale	(3,814,572)	(2,414,172)	(3,864,273)
Principal payments on and proceeds from loans held for sale	3,731,465	2,820,797	3,535,550
Gain on early extinguishment of debt	(798)	(9,697)	—
Bargain purchase gain	(11,217)	—	—
Net gain on sales of securities	(6,388)	(3,682)	(13,448)
Impairment losses recognized in earnings on available-for-sale securities	1,619	7,363	13,722
Other, net	(93,361)	(28,659)	(123,428)
Net cash provided by (used for) operating activities	1,002,130	1,594,787	840,823
Investing activities
Decrease (increase) in interest-bearing deposits in banks	70,980	50,093	162,913
Net cash received in acquisitions	40,258	—	—
Proceeds from:
Maturities and calls of available-for-sale and other securities	1,776,594	2,489,049	3,288,714
Maturities of held-to-maturity securities	113,576	31,163	—
Sales of available-for-sale and other securities	957,930	3,205,884	4,280,518
Purchases of available-for-sale and other securities	(2,384,824)	(4,283,866)	(8,769,767)
Purchases of held-to-maturity securities	(941,119)	(204,082)	—
Net proceeds from sales of loans	3,092,643	1,640,237	941,615
Net loan and lease activity, excluding sales	(3,287,000)	(4,148,424)	(2,764,575)
Proceeds from sale of operating lease assets	30,322	62,744	34,930
Purchases of premises and equipment	(129,641)	(143,763)	(68,200)
Proceeds from sales of other real estate	56,762	55,817	113,298
Purchases of loans and leases	(484,157)	(59,885)	—
Other, net	4,698	327	3,770
Net cash provided by (used for) investing activities	(1,082,978)	(1,304,706)	(2,776,784)
Financing activities
Increase (decrease) in deposits	2,262,213	1,420,944	1,353,227
Increase (decrease) in short-term borrowings	(939,979)	(580,335)	1,128,887
Net proceeds from issuance of subordinated notes	—	—	297,375
Maturity/redemption of subordinated notes	(305,010)	(5,000)	(83,870)
Proceeds from Federal Home Loan Bank advances	2,515,000	550,000	450,000
Maturity/redemption of Federal Home Loan Bank advances	(1,914,281)	(359,732)	(446,718)
Proceeds from issuance of long-term debt	—	—	60,805
Maturity/redemption of long-term debt	(1,070,804)	(902,652)	(848,756)
Repurchase of Warrant to the Treasury	—	(49,100)	—
Dividends paid on preferred stock	(31,719)	(30,813)	(107,901)
Dividends paid on common stock	(137,616)	(61,591)	(28,598)
Costs to issue preferred stock	—	(1,759)	—
Payment to repurchase preferred stock	—	—	(1,398,071)
Repurchase of common stock	(148,881)	—	—
Net proceeds from issuance of common stock	—	—	886,172
Other, net	(1,237)	(1,963)	(47)
Net cash provided by (used for) financing activities	227,686	(22,001)	1,262,505
Increase (decrease) in cash and cash equivalents	146,838	268,080	(673,456)
Cash and cash equivalents at beginning of period	1,115,968	847,888	1,521,344
Cash and cash equivalents at end of period	$1,262,806	$1,115,968	$847,888
Supplemental disclosures:
Income taxes paid (refunded)	$6,389	$80,065	$(121,401)
Interest paid	231,897	357,212	552,955
Non-cash activities
Dividends accrued, paid in subsequent quarter	47,312	40,771	23,373
Trust Preferred Securities exchange	—	35,500	—
Transfer of securities to held-to-maturity from available for sale	278,748	469,070	—
Loans transferred to loans held for sale	306,261	1,268,132	537,906

See Notes to Consolidated Financial Statements.

8

Huntington Bancshares Incorporated

Notes to Consolidated Financial Statements

1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations — Huntington Bancshares Incorporated (Huntington or the Company) is a multi-state diversified regional bank holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, including its bank subsidiary, The Huntington National Bank (the Bank), Huntington is engaged in providing full-service commercial, small business, consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, customized insurance programs, and other financial products and services. Huntington’s banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. Select financial services and other activities are also conducted in various other states. International banking services are available through the headquarters office in Columbus, Ohio and a limited purpose office located in Cayman Islands and another in Hong Kong.

Basis of Presentation — The Consolidated Financial Statements include the accounts of Huntington and its majority-owned subsidiaries and are presented in accordance with GAAP. All intercompany transactions and balances have been eliminated in consolidation. Companies in which Huntington holds more than a 50% voting equity interest, or a controlling financial interest, or are a VIE in which Huntington i.) has the power to direct the activities of an entity that most significantly impact the entity’s economic performance and ii.) has an obligation to absorb losses or the right to receive benefits from the VIE which could potentially be significant to the VIE are consolidated. VIEs are legal entities with insubstantial equity, whose equity investors lack the ability to make decisions about the entity’s activities, or whose equity investors do not have the right to receive the residual returns of the entity if they occur. VIEs in which Huntington does not hold the power to direct the activities of the entity that most significantly impact the entity’s economic performance or does not have an obligation to absorb losses or the right to receive benefits from the VIE which could potentially be significant to the VIE are not consolidated. For consolidated entities where Huntington holds less than a 100% interest, Huntington recognizes noncontrolling interest (included in shareholders’ equity) for the equity held by others and noncontrolling profit or loss (included in noninterest expense) for the portion of the entity’s earnings attributable to other’s interests. Investments in companies that are not consolidated are accounted for using the equity method when Huntington has the ability to exert significant influence. Those investments in nonmarketable securities for which Huntington does not have the ability to exert significant influence are generally accounted for using the cost method. Investments in private investment partnerships that are accounted for under the equity method or the cost method are included in accrued income and other assets and Huntington’s proportional interest in the equity investments’ earnings are included in other noninterest income. Investment interests accounted for under the cost and equity methods are periodically evaluated for impairment.

The preparation of financial statements in conformity with GAAP requires Management to make estimates and assumptions that significantly affect amounts reported in the Consolidated Financial Statements. Huntington utilizes processes that involve the use of significant estimates and the judgments of Management in determining the amount of its allowance for credit losses, income taxes deferred tax assets, and contingent liabilities, as well as fair value measurements of investment securities, derivatives, goodwill, pension, mortgage servicing rights, and loans held for sale. As with any estimate, actual results could differ from those estimates.

Certain prior period amounts have been reclassified to conform to the current year’s presentation.

Resale and Repurchase Agreements — Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to Huntington as in accordance with the agreement.

Securities — Securities purchased with the intention of recognizing short-term profits or which are actively bought and sold are classified as trading account securities and reported at fair value. The unrealized gains or losses on trading account securities are recorded in other noninterest income, except for gains and losses on trading account securities used to hedge the fair value of MSRs, which are included in mortgage banking income.  Debt securities purchased in which Huntington has the positive intent and ability to hold to its maturity are classified as held-to-maturity securities. Held-to-maturity securities are recorded at amortized cost.  All other debt and equity securities are classified as available-for-sale and other securities. Unrealized gains or losses on available-for-sale and other securities are reported as a separate component of accumulated OCI in the Consolidated Statements of Changes in Shareholders’ Equity. Credit-related declines in the value of debt and marketable equity securities that are considered other-than-temporary are recorded in noninterest income.

9

Huntington evaluates its investment securities portfolio on a quarterly basis for indicators of OTTI.  Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at the balance sheet date.  Management reviews the amount of unrealized loss, the length of time the security has been in an unrealized loss position, the credit rating history, market trends of similar security classes, time remaining to maturity, and the source of both interest and principal payments to identify securities which could potentially be impaired.  OTTI is considered to have occurred (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of expected cash flows are not sufficient to recover all contractually required principal and interest payments.  For securities that Huntington does not expect to sell, or it is not more likely than not to be required to sell, the OTTI is separated into credit and noncredit components.  A discounted cash flow analysis, which includes evaluating the timing of the expected cash flows, is completed for all debt securities subject to credit impairment.  The measurement of the credit loss component is equal to the difference between the debt security’s cost basis and the present value of its expected future cash flows discounted at the security’s effective yield.  The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income.  The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit-related and, therefore, are recognized in OCI.  Huntington believes that it will fully collect the carrying value of securities on which noncredit-related OTTI has been recognized in OCI.  Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities which Huntington does expect to sell, or if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis, all OTTI is recognized in earnings. Presentation of OTTI is made in the Consolidated Statements of Income on a gross basis with a reduction for the amount of OTTI recognized in OCI. Once an OTTI is recorded, when future cash flows can be reasonably estimated, future cash flows are re-allocated between interest and principal cash flows to provide for a level-yield on the security.

Securities transactions are recognized on the trade date (the date the order to buy or sell is executed). The carrying value plus any related OCI balance of sold securities is used to compute realized gains and losses. Interest and dividends on securities, including amortization of premiums and accretion of discounts using the effective interest method over the period to maturity, are included in interest income.

Nonmarketable equity securities include stock acquired for regulatory purposes, such as Federal Home Loan Bank stock and Federal Reserve Bank stock. These securities are accounted for at cost, evaluated for impairment, and included in available-for-sale and other securities.

Loans and Leases — Loans and direct financing leases for which Huntington has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified in the Consolidated Balance Sheets as loans and leases. Except for loans which are subject to fair value requirements, loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. Direct financing leases are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income. Interest income is accrued as earned using the interest method based on unpaid principal balances. Huntington defers the fees it receives from the origination of loans and leases, as well as the direct costs of those activities. Huntington also acquires loans at a premium and at a discount to their contractual values. Huntington amortizes loan discounts, premiums, and net loan origination fees and costs on a level-yield basis over the estimated lives of the related loans.

Troubled debt restructurings are loans for which the original contractual terms have been modified to provide a concession to a borrower experiencing financial difficulties. Loan modifications are considered TDRs when the concessions provided are not available to the borrower through either normal channels or other sources. However, not all loan modifications are TDRs. Modifications resulting in troubled debt restructurings may include changes to one or more terms of the loan, including but not limited to, a change in interest rate, an extension of the amortization period, a reduction in payment amount and partial forgiveness or deferment of principal or accrued interest.

Residual values on leased automobiles and equipment are evaluated quarterly for impairment. Impairment of the residual values of direct financing leases determined to be other than temporary is recognized by writing the leases down to fair value with a charge to other noninterest expense. Residual value losses arise if the expected fair value at the end of the lease term is less than the residual value recorded at the lease origination, net of estimated amounts reimbursable by the lessee. Future declines in the expected residual value of the leased equipment would result in expected losses of the leased equipment.

For leased equipment, the residual component of a direct financing lease represents the estimated fair value of the leased equipment at the end of the lease term. Huntington uses industry data, historical experience, and independent appraisals to establish these residual value estimates. Additional information regarding product life cycle, product upgrades, as well as insight into competing products are obtained through relationships with industry contacts and are factored into residual value estimates where applicable.

Loans Held for Sale — Loans that Huntington has the intent to sell or securitize are classified as loans held for sale. Loans held for sale (excluding loans originated or acquired with the intent to sell, which are carried at fair value) are carried at the lower of cost or fair value less cost to sell. The fair value option was elected for mortgage loans held for sale to facilitate hedging of the loans. Fair value is determined based on collateral value and prevailing market prices for loans with similar characteristics. Nonmortgage loans held for sale are measured on an aggregate asset basis.

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Subsequent declines in fair value are recognized either as a charge-off or as noninterest income, depending on the length of time the loan has been recorded as loans held for sale. When a decision is made to sell a loan that was not originated or initially acquired with the intent to sell, the loan is reclassified into loans held for sale.

Huntington consolidated an automobile loan securitization in which the associated loan receivables are held at fair value. The valuation of the loan receivables and notes payable are evaluated on a quarterly basis with any market value changes recorded in noninterest income. The key assumptions used to determine the fair value of the automobile loans includes a projection of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rates. The notes payable are valued based on interest rates for similar financial assets.

Allowance for Credit Losses — Huntington maintains two reserves, both of which reflect Management’s judgment regarding the appropriate level necessary to absorb credit losses inherent in our loan and lease portfolio: the ALLL and the AULC. Combined, these reserves comprise the total ACL. The determination of the ACL requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change.

The appropriateness of the ACL is based on Management’s current judgments about the credit quality of the loan portfolio. These judgments consider on-going evaluations of the loan and lease portfolio, including such factors as the differing economic risks associated with each loan category, the financial condition of specific borrowers, the level of delinquent loans, the value of any collateral and, where applicable, the existence of any guarantees or other documented support. Further, Management evaluates the impact of changes in interest rates and overall economic conditions on the ability of borrowers to meet their financial obligations when quantifying our exposure to credit losses and assessing the appropriateness of our ACL at each reporting date. In addition to general economic conditions and the other factors described above, additional factors also considered include: the impact of declining residential real estate values; the diversification of CRE loans; the development of new or expanded Commercial business segments such as healthcare, ABL, and energy, and the overall condition of the manufacturing industry. Also, the ACL assessment includes the on-going assessment of credit quality metrics, and a comparison of certain ACL benchmarks to current performance. Management’s determinations regarding the appropriateness of the ACL are reviewed and approved by the Company’s board of directors.

The ALLL consists of two components: (1) the transaction reserve, which includes a loan level allocation per ASC 310-10, specific reserves related to loans considered to be impaired, and loans involved in troubled debt restructurings allocated per ASC 310-40, and (2) the general reserve. The transaction reserve component includes both (1) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (2) an estimate of loss based on an impairment review of each impaired C&I and CRE loan greater than $1.0 million. For the C&I and CRE portfolios, the estimate of loss based on pools of loans and leases with similar characteristics is made by applying a PD factor and a LGD factor to each individual loan based on a continuously updated loan grade, using a standardized loan grading system. The PD factor and an LGD factor are determined for each loan grade using statistical models based on historical performance data. The PD factor considers on-going reviews of the financial performance of the specific borrower, including cash flow, debt-service coverage ratio, earnings power, debt level, and equity position, in conjunction with an assessment of the borrower’s industry and future prospects. The LGD factor considers analysis of the type of collateral and the relative LTV ratio. These reserve factors are developed based on credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data using a 24-month emergence period.

In the case of more homogeneous portfolios, such as automobile loans, home equity loans, and residential mortgage loans, the determination of the transaction reserve also incorporates PD and LGD factors. The estimate of loss is based on pools of loans and leases with similar characteristics. The PD factor considers current credit scores unless the account is delinquent, in which case a higher PD factor is used. The credit score provides a basis for understanding the borrower’s past and current payment performance, and this information is used to estimate expected losses over the 12-month emergence period. The performance of first-lien loans ahead of our junior-lien loans is available to use as part of our updated score process. The LGD factor considers analysis of the type of collateral and the relative LTV ratio. Credit scores, models, analyses, and other factors used to determine both the PD and LGD factors are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies, and adjustments to the reserve factors are made as required. Models utilized in the ALLL estimation process are subject to the Company’s model validation policies.

The general reserve consists of the economic reserve and risk-profile reserve components. The economic reserve component considers the potential impact of changing market and economic conditions on portfolio performance. The risk-profile component considers items unique to our structure, policies, processes, and portfolio composition, as well as qualitative measurements and assessments of the loan portfolios including, but not limited to, management quality, concentrations, portfolio composition, industry comparisons, and internal review functions.

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The estimate for the AULC is determined using the same procedures and methodologies as used for the ALLL. The loss factors used in the AULC are the same as the loss factors used in the ALLL while also considering a historical utilization of unused commitments. The AULC is reflected in accrued expenses and other liabilities in the Consolidated Balance Sheets.

Nonaccrual and Past Due Loans — Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date.

Any loan in any portfolio may be placed on nonaccrual status prior to the policies described below when collection of principal or interest is in doubt. When a borrower with debt is discharged in a Chapter 7 bankruptcy and not reaffirmed by the borrower, the loan is determined to be collateral dependent and placed on nonaccrual status.

All classes within the C&I and CRE portfolios (except for purchased credit-impaired loans) are placed on nonaccrual status at 90-days past due. First-lien home equity loans are placed on nonaccrual status at 150-days past due. Junior-lien home equity loans are placed on nonaccrual status at the earlier of 120-days past due or when the related first-lien loan has been identified as nonaccrual. Automobile and other consumer loans are generally charged-off when the loan is 120-days past due. Residential mortgage loans are placed on nonaccrual status at 150-days past due, with the exception of residential mortgages guaranteed by government agencies which continue to accrue interest at the rate guaranteed by the government agency. We are reimbursed from the government agency for reasonable expenses incurred in servicing loans. The FHA reimburses us for 66% of expenses, and the VA reimburses us at a maximum percentage of guarantee which is established for each individual loan. We have not experienced either material losses in excess of guarantee caps or significant delays or rejected claims from the related government entity.

For all classes within all loan portfolios, when a loan is placed on nonaccrual status, any accrued interest income is reversed with current year accruals charged to interest income, and prior year amounts charged-off as a credit loss.

For all classes within all loan portfolios, cash receipts received on NALs are applied against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income. However, for secured non-reaffirmed debt in a Chapter 7 bankruptcy, payments are applied to principal and interest when the borrower has demonstrated a capacity to continue payment of the debt and collection of the debt is reasonably assured. For unsecured non-reaffirmed debt in a Chapter 7 bankruptcy where the carrying value has been fully charged-off, payments are recorded as loan recoveries.

Regarding all classes within the C&I and CRE portfolios, the determination of a borrower's ability to make the required principal and interest payments is based on an examination of the borrower's current financial statements, industry, management capabilities, and other qualitative measures. For all classes within the consumer loan portfolio, the determination of a borrower's ability to make the required principal and interest payments is based on multiple factors, including number of days past due and, in some instances, an evaluation of the borrower's financial condition. When, in Management's judgment, the borrower's ability to make required principal and interest payments resumes and collectability is no longer in doubt, the loan is returned to accrual status. For these loans that have been returned to accrual status, cash receipts are applied according to the contractual terms of the loan.

Charge-off of Uncollectible Loans — Any loan in any portfolio may be charged-off prior to the policies described below if a loss confirming event has occurred. Loss confirming events include, but are not limited to, bankruptcy (unsecured), continued delinquency, foreclosure, or receipt of an asset valuation indicating a collateral deficiency and that asset is the sole source of repayment. Additionally, discharged, collateral dependent non-reaffirmed debt in Chapter 7 bankruptcy filings will result in a charge-off to estimated collateral value, less anticipated selling costs.

C&I and CRE loans are either charged-off or written down to net realizable value at 90-days past due. Automobile loans and other consumer loans are charged-off at 120-days past due. First-lien and junior-lien home equity loans are charged-off to the estimated fair value of the collateral, less anticipated selling costs, at 150-days past due and 120-days past due, respectively. Residential mortgages are charged-off to the estimated fair value of the collateral at 150-days past due.

Impaired Loans — For all classes within the C&I and CRE portfolios, all loans with an outstanding balance of $1.0 million or greater are evaluated on a quarterly basis for impairment. Generally, consumer loans within any class are not individually evaluated on a regular basis for impairment. All TDRs, regardless of the outstanding balance amount, are also considered to be impaired. Loans acquired with evidence of deterioration in credit quality since origination for which it is probable at acquisition that all contractually required payments will not be collected are also considered to be impaired.

Once a loan has been identified for an assessment of impairment, the loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. This determination requires significant judgment and use of estimates, and the eventual outcome may differ significantly from those estimates.

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When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral, less anticipated selling costs, if the loan is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. A specific reserve is established as a component of the ALLL when a loan has been determined to be impaired. Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan's expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, Huntington recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if Huntington measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral dependent loan, Huntington will adjust the specific reserve.

When a loan within any class is impaired, the accrual of interest income is discontinued unless the receipt of principal and interest is no longer in doubt. Interest income on TDRs is accrued when all principal and interest is expected to be collected under the post-modification terms. Cash receipts received on nonaccruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

Purchased Credit-Impaired Loans — Purchased loans with evidence of deterioration in credit quality since origination for which it is probable at acquisition that we will be unable to collect all contractually required payments are considered to be credit impaired. Purchased credit-impaired loans are initially recorded at fair value, which is estimated by discounting the cash flows expected to be collected at the acquisition date. Because the estimate of expected cash flows reflects an estimate of future credit losses expected to be incurred over the life of the loans, an allowance for credit losses is not recorded at the acquisition date. The excess of cash flows expected at acquisition over the estimated fair value, referred to as the accretable yield, is recognized in interest income over the remaining life of the loan, or pool of loans, on a level-yield basis. The difference between the contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. A subsequent decrease in the estimate of cash flows expected to be received on purchased credit-impaired loans generally results in the recognition of an allowance for credit losses. Subsequent increases in cash flows result in reversal of any nonaccretable difference (or allowance for loan and lease losses to the extent any has been recorded) with a positive impact on interest income subsequently recognized. The measurement of cash flows involves assumptions and judgments for interest rates, prepayments, default rates, loss severity, and collateral values. All of these factors are inherently subjective and significant changes in the cash flow estimates over the life of the loan can result.

Transfers of Financial Assets and Securitizations — Transfers of financial assets in which we have surrendered control over the transferred assets are accounted for as sales. In assessing whether control has been surrendered, we consider whether the transferee would be a consolidated affiliate, the existence and extent of any continuing involvement in the transferred financial assets, and the impact of all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of transfer. Control is generally considered to have been surrendered when (i) the transferred assets have been legally isolated from us or any of our consolidated affiliates, even in bankruptcy or other receivership, (ii) the transferee (or, if the transferee is an entity whose sole purpose is to engage in securitization or asset-backed financing that is constrained from pledging or exchanging the assets it receives, each third-party holder of its beneficial interests) has the right to pledge or exchange the assets (or beneficial interests) it received without any constraints that provide more than a trivial benefit to us, and (iii) neither we nor our consolidated affiliates and agents have (a) both the right and obligation under any agreement to repurchase or redeem the transferred assets before their maturity, (b) the unilateral ability to cause the holder to return specific financial assets that also provides us with a more-than-trivial benefit (other than through a cleanup call) or (c) an agreement that permits the transferee to require us to repurchase the transferred assets at a price so favorable that it is probable that it will require us to repurchase them.

If the sale criteria are met, the transferred financial assets are removed from our balance sheet and a gain or loss on sale is recognized. If the sale criteria are not met, the transfer is recorded as a secured borrowing in which the assets remain on our balance sheet and the proceeds from the transaction are recognized as a liability. For the majority of financial asset transfers, it is clear whether or not we have surrendered control. For other transfers, such as in connection with complex transactions or where we have continuing involvement, we generally obtain a legal opinion as to whether the transfer results in a true sale by law.

We have historically securitized certain automobile receivables. Gains and losses on the loans and leases sold and servicing rights associated with loan and lease sales are determined when the related loans or leases are sold to either a securitization trust or third party. For loan or lease sales with servicing retained, a servicing asset is recorded at fair value for the right to service the loans sold.

Derivative Financial Instruments — A variety of derivative financial instruments, principally interest rate swaps, caps, floors, and collars, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements.

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Huntington also uses derivatives, principally loan sale commitments, in hedging its mortgage loan interest rate lock commitments and its mortgage loans held for sale. Mortgage loan sale commitments and the related interest rate lock commitments are carried at fair value on the Consolidated Balance Sheets with changes in fair value reflected in mortgage banking revenue. Huntington also uses certain derivative financial instruments to offset changes in value of its MSRs. These derivatives consist primarily of forward interest rate agreements and forward mortgage contracts. The derivative instruments used are not designated as hedges. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income.

Derivative financial instruments are recorded in the Consolidated Balance Sheets as either an asset or a liability (in accrued income and other assets or accrued expenses and other liabilities, respectively) and measured at fair value. On the date a derivative contract is entered into, we designate it as either:

• a qualifying hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge);

• a qualifying hedge of the variability of cash flows to be received or paid related to a recognized asset liability or forecasted transaction (cash flow hedge); or

• a trading instrument or a non-qualifying (economic) hedge.

Changes in the fair value of a derivative that has been designated and qualifies as a fair value hedge, along with the changes in the fair value of the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings. Changes in the fair value of a derivative that has been designated and qualifies as a cash flow hedge, to the extent effective as a hedge, are recorded in accumulated other comprehensive income, net of income taxes, and reclassified into earnings in the period during which the hedged item affects earnings. Ineffectiveness in the hedging relationship is reflected in current period earnings. Changes in the fair value of derivatives held for trading purposes or which do not qualify for hedge accounting are reported in current period earnings.

For those derivatives to which hedge accounting is applied, Huntington formally documents the hedging relationship and the risk management objective and strategy for undertaking the hedge. This documentation identifies the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and, unless the hedge meets all of the criteria to assume there is no ineffectiveness, the method that will be used to assess the effectiveness of the hedging instrument and how ineffectiveness will be measured. The methods utilized to assess retrospective hedge effectiveness, as well as the frequency of testing, vary based on the type of item being hedged and the designated hedge period. For specifically designated fair value hedges of certain fixed-rate debt, Huntington utilizes the short-cut method when certain criteria are met. For other fair value hedges of fixed-rate debt, including certificates of deposit, Huntington utilizes the regression method to evaluate hedge effectiveness on a quarterly basis. For fair value hedges of portfolio loans, the regression method is used to evaluate effectiveness on a daily basis. For cash flow hedges, the regression method is applied on a quarterly basis.

Hedge accounting is discontinued prospectively when:

• the derivative is no longer effective or expected to be effective in offsetting changes in the fair value or cash flows of a hedged item (including firm commitments or forecasted transactions);

• the derivative expires or is sold, terminated, or exercised;

• it is unlikely that a forecasted transaction will occur;

• the hedged firm commitment no longer meets the definition of a firm commitment; or

• the designation of the derivative as a hedging instrument is removed.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value or cash flow hedge, the derivative will continue to be carried on the balance sheet at fair value.

In the case of a discontinued fair value hedge of a recognized asset or liability, as long as the hedged item continues to exist on the balance sheet, the hedged item will no longer be adjusted for changes in fair value. The basis adjustment that had previously been recorded to the hedged item during the period from the hedge designation date to the hedge discontinuation date is recognized as an adjustment to the yield of the hedged item over the remaining life of the hedged item.

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In the case of a discontinued cash flow hedge of a recognized asset or liability, as long as the hedged item continues to exist on the balance sheet, the effective portion of the changes in fair value of the hedging derivative will no longer be recorded to other comprehensive income. The balance applicable to the discontinued hedging relationship will be recognized in earnings over the remaining life of the hedged item as an adjustment to yield. If the discontinued hedged item was a forecasted transaction that is not expected to occur, any amounts recorded on the balance sheet related to the hedged item, including any amounts recorded in accumulated other comprehensive income, are immediately reclassified to current period earnings.

In the case of either a fair value hedge or a cash flow hedge, if the previously hedged item is sold or extinguished, the basis adjustment to the underlying asset or liability or any remaining unamortized other comprehensive income balance will be reclassified to current period earnings.

In all other situations in which hedge accounting is discontinued, the derivative will be carried at fair value on the consolidated balance sheets, with changes in its fair value recognized in current period earnings unless re-designated as a qualifying hedge.

Like other financial instruments, derivatives contain an element of credit risk, which is the possibility that Huntington will incur a loss because the counterparty fails to meet its contractual obligations. Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are mitigated through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions. Huntington considers the value of collateral held and collateral provided in determining the net carrying value of derivatives.

Huntington offsets the fair value amounts recognized for derivative instruments and the fair value for the right to reclaim cash collateral or the obligation to return cash collateral arising from derivative instrument(s) recognized at fair value executed with the same counterparty under a master netting arrangement.

Repossessed Collateral — Repossessed collateral, also referred to as other real estate owned (OREO), is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations, and is carried at the lower of cost or fair value. Collateral obtained in satisfaction of a loan is recorded at the estimated fair value less anticipated selling costs based upon the property’s appraised value at the date of foreclosure, with any difference between the fair value of the property and the carrying value of the loan recorded as a charge-off. Subsequent declines in value are reported as adjustments to the carrying amount and are recorded in noninterest expense. Gains or losses resulting from the sale of collateral are recognized in noninterest expense at the date of sale.

Collateral — We pledge assets as collateral as required for various transactions involving security repurchase agreements, public deposits, loan notes, derivative financial instruments, short-term borrowings and long-term borrowings. Assets that have been pledged as collateral, including those that can be sold or repledged by the secured party, continue to be reported on our Consolidated Balance Sheets.

We also accept collateral, primarily as part of various transactions involving security resale agreements. Collateral accepted by us, including collateral that we can sell or repledge, is excluded from our Consolidated Balance Sheets.

The market value of collateral we have accepted or pledged is regularly monitored and additional collateral is obtained or provided as necessary to ensure appropriate collateral coverage in these transactions.

Premises and Equipment — Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Buildings and building improvements are depreciated over an average of 30 to 40 years and 10 to 30 years, respectively. Land improvements and furniture and fixtures are depreciated over an average of 5 to 20 years, while equipment is depreciated over a range of 3 to 10 years. Leasehold improvements are amortized over the lesser of the asset’s useful life or the lease term, including any renewal periods for which renewal is reasonably assured. Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of an asset are capitalized and depreciated over the remaining useful life. Premises and equipment is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Mortgage Servicing Rights — Huntington recognizes the rights to service mortgage loans as separate assets, which are included in accrued income and other assets in the Consolidated Balance Sheets, only when purchased or when servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained.

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For loan sales with servicing retained, a servicing asset is recorded at fair value for the right to service the loans sold. To determine the fair value of a MSR, Huntington uses an option adjusted spread cash flow analysis incorporating market implied forward interest rates to estimate the future direction of mortgage and market interest rates. The forward rates utilized are derived from the current yield curve for U.S. dollar interest rate swaps and are consistent with pricing of capital markets instruments. The current and projected mortgage interest rate influences the prepayment rate and, therefore, the timing and magnitude of the cash flows associated with the MSR. Expected mortgage loan prepayment assumptions are derived from a third party model. Management believes these prepayment assumptions are consistent with assumptions used by other market participants valuing similar MSRs. The servicing rights are recorded in accrued income and other assets in the Consolidated Balance Sheets. Servicing revenues on mortgage loans are included in mortgage banking income.

At the time of initial capitalization, MSRs may be grouped into servicing classes based on the availability of market inputs used in determining fair value and the method used for managing the risks of the servicing assets. MSR assets are recorded using the fair value method or the amortization method. The election of the fair value or amortization method is made at the time each servicing class is established. All newly created MSRs since 2009 were recorded using the amortization method. Any change in the fair value of MSRs carried under the fair value method, as well as amortization and impairment of MSRs under the amortization method, during the period is recorded in mortgage banking income, which is reflected in the Consolidated Statements of Income. Huntington hedges the value of certain MSRs using derivative instruments and trading securities. Changes in fair value of these derivatives and trading account securities are reported as a component of mortgage banking income.

Goodwill and Other Intangible Assets — Under the acquisition method of accounting, the net assets of entities acquired by Huntington are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Other intangible assets are amortized either on an accelerated or straight-line basis over their estimated useful lives. Goodwill is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Other intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Pension and Other Postretirement Benefits — We recognize the funded status of the postretirement benefit plans on the Consolidated Balance Sheets. Net postretirement benefit cost charged to current earnings related to these plans is based on various actuarial assumptions regarding expected future experience.

Certain employees are participants in various defined contribution and other non-qualified supplemental retirement plans. Our contributions to these plans are charged to current earnings.

In addition, we maintain a 401(k) plan covering substantially all employees. Employer contributions to the plan, which are charged to current earnings, are based on employee contributions.

Share-Based Compensation — We use the fair value based method of accounting for awards of HBAN stock granted to employees under various stock option and restricted share plans. Stock compensation costs are recognized prospectively for all new awards granted under these plans. Compensation expense relating to share options is calculated using a methodology that is based on the underlying assumptions of the Black-Scholes option pricing model and is charged to expense over the requisite service period (e.g. vesting period). Compensation expense relating to restricted stock awards is based upon the fair value of the awards on the date of grant and is charged to earnings over the requisite service period (e.g., vesting period) of the award.

Stock Repurchases — Acquisitions of Huntington stock are recorded at cost. The re-issuance of shares is recorded at weighted-average cost.

Income Taxes — Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future book and tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates. Any interest or penalties due for payment of income taxes are included in the provision for income taxes. To the extent that we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is recorded. All positive and negative evidence is reviewed when determining how much of a valuation allowance is recognized on a quarterly basis. In determining the requirements for a valuation allowance, sources of possible taxable income are evaluated including future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in appropriate carryback years, and tax-planning strategies. Huntington applies a more likely than not recognition threshold for all tax uncertainties. Huntington reviews the tax positions quarterly.

Bank Owned Life Insurance — Huntington’s bank owned life insurance policies are carried at their cash surrender value. Huntington recognizes tax-exempt income from the periodic increases in the cash surrender value of these policies and from death benefits.  A portion of the cash surrender value is supported by holdings in separate accounts.  Book value protection for the separate accounts is provided by the insurance carriers and a highly rated major bank.

Fair Value Measurements — The Company records or discloses certain of its assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurements are classified within one of three levels in a valuation hierarchy based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

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Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Segment Results — Accounting policies for the business segments are the same as those used in the preparation of the Consolidated Financial Statements with respect to activities specifically attributable to each business segment. However, the preparation of business segment results requires Management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each business segment. Changes are made in these methodologies as appropriate.

Statement of Cash Flows — Cash and cash equivalents are defined as cash and due from banks which includes amounts on deposit with the Federal Reserve and federal funds sold and securities purchased under resale agreements.

Transactions with Related Parties — In the normal course of business, we may enter into transactions with various related parties. These transactions occur at prevailing market rates and terms and include funding arrangements, transfers of financial assets, administrative and operational support, and other miscellaneous services.

2. ACCOUNTING STANDARDS UPDATE

ASU 2011-04 — Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The ASU amends Topic 820 to add both additional clarifications to existing fair value measurement and disclosure requirements and changes to existing principles and disclosure guidance. Clarifications were made to the relevancy of the highest and best use valuation concept, measurement of an instrument classified in an entity’s shareholders’ equity and disclosure of quantitative information about the unobservable inputs for level 3 fair value measurements. Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements. The updated guidance was effective for our quarterly and annual financial statements for 2012 (See Note 19). The amendments did not have a material impact on Huntington’s Consolidated Financial Statements.

ASU 2011-05 — Other Comprehensive Income (Topic 220), Presentation of Comprehensive Income. The ASU amends Topic 220 to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. An entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments do not change items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, only the format for presentation. Other than the deferral of the requirements related to reclassifications, the updated guidance was effective for our quarterly and annual financial statements for 2012.

ASU 2011-10 — Property, Plant, and Equipment (Topic 360): Derecognition of In-Substance Real Estate. The ASU amends Topic 360 to clarify that when a reporting entity ceases to have a controlling financial interest (as described in ASC 810 “Consolidation”) in a subsidiary that is in-substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in-substance real estate. The amendments were effective for our financial statements beginning in the third quarter of 2012. The amendments did not have a material impact on Huntington’s Consolidated Financial Statements.

ASU 2011-11 — Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The ASU amends Topic 210 by requiring additional improved information to be disclosed regarding financial instruments and derivative instruments that are offset in accordance with the conditions under ASC 210-20-45 or ASC 810-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for annual and interim reporting periods beginning on or after January 1, 2013. The disclosures required by the amendments should be applied retrospectively for all comparative periods presented. Management does not believe the amendments will have a material impact on Huntington’s Consolidated Financial Statements

17

ASU 2013-01— Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The ASU amends Update 2011-11 to clarify that the scope applies to derivatives, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to master netting or similar arrangements. Other types of financial assets and liabilities subject to master netting or similar arrangements are not subject to the disclosure requirements in Update 2011-11. The amendments are effective for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. Management does not believe the amendments will have a material impact on Huntington’s Consolidated Financial Statements.

ASU 2013-02— Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The ASU requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. The amendments are effective prospectively for reporting periods beginning after December 15, 2012. Management does not believe the amendments will have a material impact on Huntington’s Consolidated Financial Statements.

3. Loans and Leases AND ALLOWANCE FOR CREDIT LOSSES

Loans and leases for which Huntington has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified in the Consolidated Balance Sheets as loans and leases. Except for loans which are accounted for at fair value, loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. At December 31, 2012 and 2011, the aggregate amount of these net unamortized deferred loan origination fees and net unearned income was $174.5 million and $122.5 million, respectively.

Loan and Lease Portfolio Composition

The table below summarizes the Company’s primary portfolios. For ACL purposes, these portfolios are further disaggregated into classes which are also summarized in the table below.

Portfolio	Class

Commercial and industrial	Owner occupied
Purchased credit-impaired
Other commercial and industrial

Commercial real estate	Retail properties
Multi family
Office
Industrial and warehouse
Purchased credit-impaired
Other commercial real estate

Automobile	NA (1)

Home equity	Secured by first-lien
Secured by junior-lien

Residential mortgage	Residential mortgage
Purchased credit-impaired

Other consumer	Other consumer
Purchased credit-impaired

(1) Not applicable. The automobile loan portfolio is not further segregated into classes.

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Direct Financing Leases

Huntington’s loan and lease portfolio includes lease financing receivables consisting of direct financing leases on equipment, which are included in C&I loans, and on automobiles. Net investments in lease financing receivables by category at December 31, 2012 and 2011 were as follows:

	At December 31,
(dollar amounts in thousands)	2012	2011

Commercial and industrial:
Lease payments receivable	$1,477,296	$1,001,939
Estimated residual value of leased assets	332,369	201,663
Gross investment in commercial lease financing receivables	1,809,665	1,203,602
Net deferred origination costs	2,805	3,034
Unearned income	(142,904)	(109,820)
Total net investment in commercial lease financing receivables	$1,669,566	$1,096,816
Consumer - Automobile:
Lease payments receivable	$(299)	$2,562
Estimated residual value of leased assets	921	10,843
Gross investment in consumer lease financing receivables	622	13,405
Net deferred origination fees	(2)	(18)
Unearned income	(5)	(497)
Total net investment in consumer lease financing receivables	$615	$12,890

The future lease rental payments due from customers on direct financing leases at December 31, 2012, totaled $1.5 billion and were as follows: $0.5 billion in 2013, $0.3 billion in 2014, $0.2 billion in 2015, $0.2 billion in 2016, $0.1 billion in 2017, and $0.2 thereafter.

Fidelity Bank acquisition

(See Note 26 for additional information regarding the Fidelity Bank acquisition).

On March 30, 2012, Huntington acquired the loans of Fidelity Bank located in Dearborn, Michigan from the FDIC. Under the agreement, loans with a fair value of $523.9 million were transferred to Huntington.  These loans were recorded at fair value in accordance with applicable accounting guidance, ASC 805. The fair values for the loans were estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms (Level 3), and reflected an estimate of probable losses and the credit risk associated with the loans.

Purchased Credit-Impaired Loans

The fair values for purchased credit-impaired loans were estimated using discounted cash flow analyses, including interest rates currently being offered for loans with similar terms (Level 3) and prepayment assumptions. This value was reduced by an estimate of probable losses and the credit risk associated with the loans.

The following table presents a rollforward of the accretable yield for the year ended December 31, 2012:

(dollar amounts in thousands)	2012
Balance at January 1,	$—
Impact of acquisition on March 30,	27,586
Adjustments resulting from changes in purchase price allocation	3,625
Accretion	(7,960)
Balance at December 31,	$23,251

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At December 31, 2012, there was no allowance for loan losses recorded on the purchased impaired loan portfolio and no adjustment to either the accretable or nonaccretable yield was required. The following table reflects the ending and unpaid balances of all contractually required payments and carrying amounts of the acquired loans at December 31, 2012:

	December 31, 2012
(in thousands)	Ending Balance	Unpaid Balance
Commercial and industrial	$54,472	$80,294
Commercial real estate	126,923	226,093
Residential mortgage	2,243	4,104
Other consumer	140	245
Total	$183,778	$310,736

Loan Purchases and Sales

The following table summarizes significant portfolio loan purchase and sale activity for the years ended December 31, 2012, and 2011.

	Commercial	Commercial		Home	Residential	Other
	and Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total
(dollar amounts in thousands)

Portfolio loans purchased during the:
Year ended December 31, 2012	$568,467	$378,122	$—	$13,025	$62,324	$85	$1,022,023
Year ended December 31, 2011	—	—	59,578	—	—	—	59,578

Portfolio loans sold or transferred to loans held for sale during the:
Year ended December 31, 2012	238,121	74,703	2,783,748	—	389,603	—	3,486,175
Year ended December 31, 2011	256,313	56,123	2,250,033	—	257,100	—	2,819,569

NALs and Past Due Loans

The following table presents NALs by loan class for the years ended December 31, 2012 and 2011 (1):

20

	December 31,
(dollar amounts in thousands)	2012	2011

Commercial and industrial:
Owner occupied	$53,009	$88,415
Other commercial and industrial	37,696	113,431
Total commercial and industrial	$90,705	$201,846

Commercial real estate:
Retail properties	$31,791	$58,415
Multi family	19,765	39,921
Office	30,341	33,202
Industrial and warehouse	6,841	30,119
Other commercial real estate	38,390	68,232
Total commercial real estate	$127,128	$229,889

Automobile	$7,823	$—

Home equity:
Secured by first-lien	$27,091	$20,012
Secured by junior-lien	32,434	20,675
Total home equity	$59,525	$40,687

Residential mortgage	$122,452	$68,658

Other consumer	$—	$—
Total nonaccrual loans	$407,633	$541,080

(1)	December 31, 2012, amounts included $60.1 million related to Chapter 7 bankruptcy loans.

The amount of interest that would have been recorded under the original terms for total NAL loans was $40.4 million for 2012, $38.4 million for 2011, and $59.7 million for 2010. The total amount of interest recorded to interest income for these loans was $4.8 million, $5.1 million, and $5.5 million in 2012, 2011, and 2010, respectively.

The following table presents an aging analysis of loans and leases for the years ended December 31, 2012 and 2011 (1):

December 31, 2012
							90 or more
(dollar amounts in thousands)	Past Due					Total Loans	days past due
	30-59 days	60-89 days	90 or more days	Total	Current	and Leases	and accruing

Commercial and industrial:
Owner occupied	$11,409	$6,302	$31,997	$49,708	$4,236,211	$4,285,919	$—
Purchased credit-impaired	986	3,533	26,648	31,167	23,305	54,472	26,648	(2)
Other commercial and industrial	20,273	4,211	14,786	39,270	12,591,028	12,630,298	—
Total commercial and industrial	$32,668	$14,046	$73,431	$120,145	$16,850,544	$16,970,689	$26,648

Commercial real estate:
Retail properties	$3,459	$4,203	$9,677	$17,339	$1,413,520	$1,430,859	$—
Multi family	7,961	1,314	12,062	21,337	963,063	984,400	—
Office	1,054	2,415	23,335	26,804	909,310	936,114	—
Industrial and warehouse	6,597	118	5,433	12,148	584,754	596,902	—
Purchased credit-impaired	556	1,751	56,660	58,967	67,956	126,923	56,660	(2)
Other commercial real estate	2,725	2,192	25,463	30,380	1,293,662	1,324,042	—
Total commercial real estate	$22,352	$11,993	$132,630	$166,975	$5,232,265	$5,399,240	$56,660

Automobile	$36,267	$7,803	$4,438	$48,508	$4,585,312	$4,633,820	$4,418

Home equity:
Secured by first-lien	$26,288	$9,992	$28,322	$64,602	$4,315,985	$4,380,587	$5,202
Secured by junior-lien	34,365	16,553	35,150	86,068	3,868,687	3,954,755	12,998
Total home equity	$60,653	$26,545	$63,472	$150,670	$8,184,672	$8,335,342	$18,200

Residential mortgage
Residential mortgage	$118,582	$44,747	$164,035	$327,364	$4,640,065	$4,967,429	$ 92,925	(3)
Purchased credit-impaired	58	—	609	667	1,576	2,243	609	(2)
Total residential mortgage	$118,640	$44,747	$164,644	$328,031	$4,641,641	$4,969,672	$93,534

Other consumer
Other consumer	$7,431	$2,117	$1,672	$11,220	$408,302	$419,522	$1,672
Purchased credit-impaired	—	76	—	76	64	140	—	(2)
Total other consumer	$7,431	$2,193	$1,672	$11,296	$408,366	$419,662	$1,672

Total loans and leases	$278,011	$107,327	$440,287	$825,625	$39,902,800	$40,728,425	$201,132

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December 31, 2011
							90 or more
(dollar amounts in thousands)	Past Due					Total Loans	days past due
	30-59 days	60-89 days	90 or more days	Total	Current	and Leases	and accruing

Commercial and industrial:
Owner occupied	$10,607	$7,433	$58,513	$76,553	$3,936,203	$4,012,756	$—
Other commercial and industrial	32,962	7,579	60,833	101,374	10,585,241	10,686,615	—
Total commercial and industrial	$43,569	$15,012	$119,346	$177,927	$14,521,444	$14,699,371	$—

Commercial real estate:
Retail properties	$3,090	$823	$33,952	$37,865	$1,547,618	$1,585,483	$—
Multi family	5,022	1,768	28,317	35,107	908,438	943,545	—
Office	3,134	792	30,041	33,967	990,897	1,024,864	—
Industrial and warehouse	2,834	115	18,203	21,152	708,390	729,542	—
Other commercial real estate	6,894	3,625	48,739	59,258	1,483,017	1,542,275	—
Total commercial real estate	$20,974	$7,123	$159,252	$187,349	$5,638,360	$5,825,709	$—

Automobile	$42,162	$9,046	$6,265	$57,473	$4,399,973	$4,457,446	$6,265

Home equity:
Secured by first-lien	$17,260	$8,822	$29,259	$55,341	$3,760,238	$3,815,579	$9,247
Secured by junior-lien	32,334	18,357	31,626	82,317	4,317,517	4,399,834	10,951

Residential mortgage	$134,228	$45,774	$204,648	$384,650	$4,843,626	$5,228,276	$141,901	(4)

Other consumer	$7,655	$1,502	$1,988	$11,145	$486,423	$497,568	$1,988

Total loans and leases	$298,182	$105,636	$552,384	$956,202	$37,967,581	$38,923,783	$170,352

(1)	NALs are included in this aging analysis based on the loan's past due status.
(2)	All amounts represent accruing purchased credit-impaired loans related to the FDIC-assisted Fidelity Bank acquisition. Under the applicable accounting guidance (ASC-310-30), the loans were recorded at fair value upon acquisition and remain in accruing status.
(3)	Includes $90,816 thousand guaranteed by the U.S. government.
(4)	Includes $96,703 thousand guaranteed by the U.S. government.

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Allowance for Credit Losses

The ACL is increased through a provision for credit losses that is charged to earnings, based on Management’s quarterly evaluation, and is reduced by NCOs and the ACL associated with securitized or sold loans. There were no material changes in assumptions or estimation techniques compared with prior periods that impacted the determination of the current period’s ALLL and AULC. The impact of the Chapter 7 bankruptcy loans was primarily associated with NALs and NCOs, with minimal impact to the ALLL.

The following table presents ALLL and AULC activity by portfolio segment for the years ended December 31, 2012, 2011, and 2010:

	Commercial	Commercial		Home		Residential		Other
	and Industrial	Real Estate	Automobile	Equity		Mortgage		Consumer	Total
(dollar amounts in thousands)

Year ended December 31, 2012:

ALLL balance, beginning of period	$275,367	$388,706	$38,282	$143,873		$87,194		$31,406	$964,828
Loan charge-offs	(101,475)	(118,051)	(26,070)	(124,286)		(52,228)		(33,090)	(455,200)
Recoveries of loans previously charged-off	37,227	39,622	16,628	7,907		4,305		7,049	112,738
Provision for loan and lease losses	29,932	(24,908)	12,964	91,270		24,046		21,889	155,193
Allowance for loans sold or transferred to loans held for sale	—	—	(6,825)	—		(1,659)		—	(8,484)
ALLL balance, end of period	$241,051	$285,369	$34,979	$118,764		$61,658		$27,254	$769,075

AULC balance, beginning of period	$39,658	$5,852	$—	$2,134		$1		$811	$48,456
Provision for unfunded loan commitments and letters of credit	(5,790)	(1,112)	—	(778)		2		(127)	(7,805)
AULC balance, end of period	$33,868	$4,740	$—	$1,356		$3		$684	$40,651
ACL balance, end of period	$274,919	$290,109	$34,979	$120,120		$61,661		$27,938	$809,726

(dollar amounts in thousands)

Year ended December 31, 2011:

ALLL balance, beginning of period	$340,614	$588,251	$49,488	$150,630		$93,289		$26,736	$1,249,008
Loan charge-offs	(134,385)	(182,759)	(33,593)	(109,427)		(65,069)		(32,520)	(557,753)
Recoveries of loans previously charged-off	44,686	34,658	18,526	7,630		8,388		6,776	120,664
Provision for loan and lease losses	24,452	(51,444)	17,042	95,040		52,226		30,414	167,730
Allowance for loans sold or transferred to loans held for sale	—	—	(13,181)	—		(1,640)		—	(14,821)
ALLL balance, end of period	$275,367	$388,706	$38,282	$143,873		$87,194		$31,406	$964,828

AULC balance, beginning of period	$32,726	$6,158	$—	$2,348		$1		$894	$42,127
Provision for unfunded loan commitments and letters of credit	6,932	(306)	—	(214)		—		(83)	6,329
AULC balance, end of period	$39,658	$5,852	$—	$2,134		$1		$811	$48,456
ACL balance, end of period	$315,025	$394,558	$38,282	$146,007		$87,195		$32,217	$1,013,284

(dollar amounts in thousands)

Year Ended December 31, 2010:

ALLL balance, beginning of period	$492,205	$751,875	$57,951	$102,039		$55,903		$22,506	$1,482,479
Loan charge-offs	(316,771)	(303,995)	(46,308)	(140,831	)(1)	(163,427	)(2)	(32,575)	(1,003,907)
Recoveries of loans previously charged-off	61,839	28,433	19,736	1,458		10,532		7,435	129,433
Provision for loan and lease losses	103,341	111,938	18,109	187,964		190,577		29,370	641,299
Allowance for loans sold or transferred to loans held for sale	—	—	—	—		(296)		—	(296)
ALLL balance, end of period	$340,614	$588,251	$49,488	$150,630		$93,289		$26,736	$1,249,008
AULC balance, beginning of period	$34,555	$12,194	$—	$1,179		$2		$949	$48,879
Provision for unfunded loan commitments and letters-of-credit	(1,829)	(6,036)	—	1,169		(1)		(55)	(6,752)
AULC balance, end of period	32,726	6,158	—	2,348		1		894	42,127
ACL balance, end of period	$373,340	$594,409	$49,488	$152,978		$93,290		$27,630	$1,291,135

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(1)	Reflects $21 million of Franklin-related charge-offs.
(2)	Reflects $71 million of Franklin-related charge-offs.

Credit Quality Indicators

To facilitate the monitoring of credit quality for C&I and CRE loans, and for purposes of determining an appropriate ACL level for these loans, Huntington utilizes the following categories of credit grades:

Pass = Higher quality loans that do not fit any of the other categories described below.

OLEM = The credit risk may be relatively minor yet represent a risk given certain specific circumstances. If the potential weaknesses are not monitored or mitigated, the loan may weaken or the collateral may be inadequate to protect Huntington’s position in the future. For these reasons, Huntington considers the loans to be potential problem loans.

Substandard = Inadequately protected loans by the borrower’s ability to repay, equity, and/or the collateral pledged to secure the loan. These loans have identified weaknesses that could hinder normal repayment or collection of the debt. It is likely Huntington will sustain some loss if any identified weaknesses are not mitigated.

Doubtful = Loans that have all of the weaknesses inherent in those loans classified as Substandard, with the added elements of the full collection of the loan is improbable and that the possibility of loss is high.

The categories above, which are derived from standard regulatory rating definitions, are assigned upon initial approval of the loan or lease and subsequently updated as appropriate.

Commercial loans categorized as OLEM, Substandard, or Doubtful are considered Criticized loans. Commercial loans categorized as Substandard or Doubtful are also considered Classified loans.

For all classes within all consumer loan portfolios, each loan is assigned a specific PD factor that is partially based on the borrower’s most recent credit bureau score (FICO), which we update quarterly. A FICO credit bureau score is a credit score developed by Fair Isaac Corporation based on data provided by the credit bureaus. The FICO credit bureau score is widely accepted as the standard measure of consumer credit risk used by lenders, regulators, rating agencies, and consumers. The higher the FICO credit bureau score, the higher likelihood of repayment and therefore, an indicator of higher credit quality.

Huntington assesses the risk in the loan portfolio by utilizing numerous risk characteristics.  The classifications described above, and also presented in the table below, represent one of those characteristics that are closely monitored in the overall credit risk management processes.

24

The following table presents each loan and lease class by credit quality indicator for the years ended December 31, 2012 and 2011:

	December 31, 2012
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,970,597	$108,731	$205,822	$769	$4,285,919
Purchased impaired	1,663	6,555	46,254	—	54,472
Other commercial and industrial	12,146,017	145,111	337,805	1,365	12,630,298
Total commercial and industrial	$16,118,277	$260,397	$589,881	$2,134	$16,970,689

Commercial real estate:
Retail properties	$1,184,987	$63,976	$181,896	$—	$1,430,859
Multi family	902,616	24,098	57,548	138	984,400
Office	826,533	26,488	83,093	—	936,114
Industrial and warehouse	540,484	15,132	41,286	—	596,902
Purchased impaired	10,052	18,085	98,786	—	126,923
Other commercial real estate	1,177,213	43,454	103,262	113	1,324,042
Total commercial real estate	$4,641,885	$191,233	$565,871	$251	$5,399,240

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,233,439	$1,900,824	$682,518	$117,039	$4,933,820	(3)

Home equity:
Secured by first-lien	$2,618,888	$1,345,621	$357,019	$59,059	$4,380,587
Secured by junior-lien	2,046,143	1,375,636	491,226	41,750	3,954,755
Total home equity	$4,665,031	$2,721,257	$848,245	$100,809	$8,335,342

Residential mortgage:
Residential mortgage	$2,561,210	$1,673,485	$711,750	$20,984	$4,967,429
Purchased impaired	373	1,303	567	—	2,243
Total residential mortgage	$2,561,583	$1,674,788	$712,317	$20,984	$4,969,672

Other consumer
Other consumer	$169,792	$167,389	$59,815	$22,526	$419,522
Purchased impaired	—	93	47	—	140
Total other consumer loans	$169,792	$167,482	$59,862	$22,526	$419,662

	December 31, 2011
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,624,103	$101,897	$285,561	$1,195	$4,012,756
Other commercial and industrial	10,108,946	145,963	425,882	5,824	10,686,615
Total commercial and industrial	$13,733,049	$247,860	$711,443	$7,019	$14,699,371

Commercial real estate:
Retail properties	$1,191,471	$122,337	$271,675	$—	$1,585,483
Multi family	801,717	48,094	93,449	285	943,545
Office	896,230	67,050	61,476	108	1,024,864
Industrial and warehouse	649,165	9,688	70,621	68	729,542
Other commercial real estate	1,112,751	110,276	318,479	769	1,542,275
Total commercial real estate	$4,651,334	$357,445	$815,700	$1,230	$5,825,709

25

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,635,082	$2,276,990	$707,141	$88,233	$5,707,446	(4)
Home equity:
Secured by first-lien	2,196,566	1,287,444	329,670	1,899	3,815,579
Secured by junior-lien	2,119,292	1,646,117	625,298	9,127	4,399,834
Residential mortgage	2,454,401	1,752,409	723,377	298,089	5,228,276
Other consumer	185,333	206,749	83,431	22,055	497,568

(1)	Reflects currently updated customer credit scores.
(2)	Reflects deferred fees and costs, loans in process, loans to legal entities, etc.
(3)	Includes $0.3 billion of loans reflected as loans held for sale related to an automobile securitization expected to be completed in 2013.
(4)	Includes $1.25 billion of loans reflected as loans held for sale related to an automobile securitization completed in 2012.

Impaired Loans

A loan is considered to be impaired when, based on current information and events, it is probable that not all amounts due according to the contractual terms of the loan agreement will be collected. The following tables present the balance of the ALLL attributable to loans by portfolio segment individually and collectively evaluated for impairment and the related loan and lease balance for the years ended December 31, 2012, 2011, and 2010 (1):

	Commercial	Commercial			Residential	Other
	and Industrial	Real Estate	Automobile	Home Equity	Mortgage	Consumer	Total

ALLL at December 31, 2012:
(dollar amounts in thousands)

Portion of ending balance:

Attributable to purchased credit-impaired loans	$—	$—	$—	$—	$—	$—	$—
Attributable to loans individually evaluated for impairment	11,694	31,133	1,446	4,783	14,176	213	63,445
Attributable to loans collectively evaluated for impairment	229,357	254,236	33,533	113,981	47,482	27,041	705,630
Total ALLL balance	$241,051	$285,369	$34,979	$118,764	$61,658	$27,254	$769,075

Loans and Leases at December 31, 2012:
(dollar amounts in thousands)

Portion of ending balance:

Attributable to purchased credit-impaired loans	$54,472	$126,923	$—	$—	$2,243	$140	$183,778
Individually evaluated for impairment	119,535	298,891	43,607	117,532	374,526	2,657	956,748
Collectively evaluated for impairment	16,796,682	4,973,426	4,590,213	8,217,810	4,592,903	416,865	39,587,899
Total loans evaluated for impairment	$16,970,689	$5,399,240	$4,633,820	$8,335,342	$4,969,672	$419,662	$40,728,425

Portion of ending balance:
With allowance assigned to the loan and lease balances	$86,644	$193,413	$43,607	$117,532	$374,526	$2,657	$818,379
With no allowance assigned to the loan and lease balances	87,363	232,401	—	—	2,243	140	322,147
Total	$174,007	$425,814	$43,607	$117,532	$376,769	$2,797	$1,140,526

Average balance of impaired loans	$179,692	$474,362	$39,139	$79,523	$348,727	$4,448	$1,125,891
ALLL on impaired loans	11,694	31,133	1,446	4,783	14,176	213	63,445

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	Commercial	Commercial			Residential	Other
	and Industrial	Real Estate	Automobile	Home Equity	Mortgage	Consumer	Total

ALLL at December 31, 2011:
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans individually evaluated for impairment	30,613	55,306	1,393	1,619	16,091	530	105,552
Attributable to loans collectively evaluated for impairment	244,754	333,400	36,889	142,254	71,103	30,876	859,276
Total ALLL balance at December 31, 2011	$275,367	$388,706	$38,282	$143,873	$87,194	$31,406	$964,828

Loans and Leases at December 31, 2011:
(dollar amounts in thousands)

Portion of ending balance:

Individually evaluated for impairment	153,724	387,402	36,574	52,593	335,768	6,220	972,281
Collectively evaluated for impairment	14,545,647	5,438,307	4,420,872	8,162,820	4,892,508	491,348	37,951,502
Total loans evaluated for impairment	$14,699,371	$5,825,709	$4,457,446	$8,215,413	$5,228,276	$497,568	$38,923,783

Portion of ending balance:
With allowance assigned to the loan and lease balances	$153,724	$305,390	$36,574	$52,593	$335,768	$6,220	$890,269
With no allowance assigned to the loan and lease balances	—	82,012	—	—	—	—	82,012
Total	$153,724	$387,402	$36,574	$52,593	$335,768	$6,220	$972,281

Average balance of impaired loans	$165,179	$358,429	$32,476	$42,903	$335,549	$7,699	$942,235
ALLL on impaired loans	30,613	55,306	1,393	1,619	16,091	530	105,552

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	Commercial and	Commercial			Residential	Other
	Industrial	Real Estate	Automobile	Home Equity	Mortgage	Consumer	Total

ALLL at December 31, 2010
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans individually evaluated for impairment	63,307	65,130	1,477	1,498	11,780	668	143,860
Attributable to loans collectively evaluated for impairment	277,307	523,121	48,011	149,132	81,509	26,068	1,105,148
ALLL balance at December 31, 2010:	$340,614	$588,251	$49,488	$150,630	$93,289	$26,736	$1,249,008

Loans and Leases at December 31, 2010:
(dollar amounts in thousands)

Portion of ending balance:
Individually evaluated for impairment	198,120	310,668	29,764	37,257	334,207	9,565	919,581
Collectively evaluated for impairment	12,865,173	6,340,488	5,584,947	7,675,897	4,166,159	554,262	37,186,926
Total loans evaluated for impairment	$13,063,293	$6,651,156	$5,614,711	$7,713,154	$4,500,366	$563,827	$38,106,507

Portion of ending balance:
With allowance assigned to the loan and lease balances	$173,243	$241,256	$29,764	$37,257	$334,207	$9,565	$825,292
With no allowance assigned to the loan and lease balances	24,877	69,412	—	—	—	—	94,289
Total	$198,120	$310,668	$29,764	$37,257	$334,207	$9,565	$919,581

Average balance of impaired loans	$230,647	$471,080	$26,281	$33,808	$293,256	$9,163	$1,064,235
ALLL on impaired loans	63,308	65,129	1,477	1,498	11,780	668	143,860

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The following tables present by class the ending, unpaid principal balance, and the related ALLL, along with the average balance and interest income recognized only for loans and leases individually evaluated for impairment and purchased credit-impaired loans for the years ended December 31, 2012 and 2011 (1), (2):

				Year Ended
	December 31, 2012			December 31, 2012
		Unpaid			Interest
	Ending	Principal	Related	Average	Income
(dollar amounts in thousands)	Balance	Balance (5)	Allowance	Balance	Recognized

With no related allowance recorded:
Commercial and industrial:
Owner occupied	$1,050	$1,091	$—	$4,246	$77
Purchased credit-impaired	54,472	80,294	—	57,602	2,359
Other commercial and industrial	31,841	54,520	—	11,922	555
Total commercial and industrial	$87,363	$135,905	$—	$73,770	$2,991

Commercial real estate:
Retail properties	$54,216	$56,569	$—	$51,939	$2,758
Multi family	5,719	5,862	—	5,631	353
Office	20,051	24,843	—	6,734	405
Industrial and warehouse	15,013	17,476	—	9,877	501
Purchased credit-impaired	126,923	226,093	—	141,278	5,497
Other commercial real estate	10,479	10,728	—	15,125	501
Total commercial real estate	$232,401	$341,571	$—	$230,584	$10,015

Automobile	$—	$—	$—	$—	$—

Home equity:
Secured by first-lien	$—	$—	$—	$—	$—
Secured by junior-lien	—	—	—	—	—
Total home equity	$—	$—	$—	$—	$—

Residential mortgage:
Residential mortgage	$—	$—	$—	$—	$—
Purchased credit-impaired	2,243	4,104	—	3,521	97
Total residential mortgage	$2,243	$4,104	$—	$3,521	$97

Other consumer:
Other consumer	$—	$—	$—	$—	$—
Purchased credit-impaired	140	245	—	622	6
Total other consumer	$140	$245	$—	$622	$6

With an allowance recorded:
Commercial and industrial: (3)
Owner occupied	$46,266	$56,925	$5,730	$40,029	$1,327
Purchased credit-impaired	—	—	—	—	—
Other commercial and industrial	40,378	52,996	5,964	65,893	2,304
Total commercial and industrial	$86,644	$109,921	$11,694	$105,922	$3,631

Commercial real estate: (4)
Retail properties	$65,004	$73,000	$8,144	$107,842	$4,730
Multi family	17,410	18,531	2,662	27,953	1,371
Office	40,375	45,164	9,214	18,751	379
Industrial and warehouse	22,450	25,374	1,092	24,454	717
Purchased credit-impaired	—	—	—	—	—
Other commercial real estate	48,174	63,148	10,021	64,778	2,413
Total commercial real estate	$193,413	$225,217	$31,133	$243,778	$9,610

Automobile	$43,607	$44,790	$1,446	$39,139	$3,382

Home equity:
Secured by first-lien	$76,258	$80,831	$1,329	$54,898	$2,651
Secured by junior-lien	41,274	63,390	3,454	24,625	1,382
Total home equity	$117,532	$144,221	$4,783	$79,523	$4,033

Residential mortgage: (6)
Residential mortgage	$374,526	$413,583	$14,176	$345,206	$11,420
Purchased credit-impaired	—	—	—	—	—
Total residential mortgage	$374,526	$413,583	$14,176	$345,206	$11,420

Other consumer:
Other consumer	$2,657	$2,657	$213	$3,826	$126
Purchased credit-impaired	—	—	—	—	—
Total other consumer	$2,657	$2,657	$213	$3,826	$126

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(dollar amounts in thousands)				Year Ended
	December 31, 2011			December 31, 2011
		Unpaid			Interest
	Ending	Principal	Related	Average	Income
	Balance	Balance (5)	Allowance	Balance	Recognized

With no related allowance recorded:
Commercial and Industrial:
Owner occupied	$—	$—	$—	$6,285	$169
Other commercial and industrial	—	—	—	5,040	162
Total commercial and industrial	$—	$—	$—	$11,325	$331

Commercial real estate:
Retail properties	$43,970	$45,192	$—	$26,717	$1,082
Multi family	6,292	6,435	—	13,757	701
Office	1,191	1,261	—	1,624	9
Industrial and warehouse	8,163	9,945	—	3,961	131
Other commercial real estate	22,396	38,401	—	25,077	796
Total commercial real estate	$82,012	$101,234	$—	$71,136	$2,719

Automobile	$—	$—	$—	$—	$—
Home equity loans and lines-of-credit:
Secured by first-lien	—	—	—	—	—
Secured by junior-lien	—	—	—	—	—
Residential mortgage	—	—	—	—	—
Other consumer loans	—	—	—	—	—

With an allowance recorded:
Commercial and Industrial:
Owner occupied	$53,613	$77,205	$7,377	$53,219	$1,633
Other commercial and industrial	100,111	117,469	23,236	100,635	2,952
Total commercial and industrial	$153,724	$194,674	$30,613	$153,854	$4,585

Commercial real estate:
Retail properties	$129,396	$161,596	$30,363	$102,384	$2,897
Multi family	38,154	45,138	4,753	28,847	829
Office	23,568	42,287	2,832	26,589	228
Industrial and warehouse	29,435	47,373	3,136	42,862	740
Other commercial real estate	84,837	119,212	14,222	86,611	2,326
Total commercial real estate	$305,390	$415,606	$55,306	$287,293	$7,020

Automobile	$36,574	$36,574	$1,393	$32,476	$2,982
Home equity loans and lines-of-credit:
Secured by first-lien	35,842	35,842	626	26,956	1,201
Secured by junior-lien	16,751	16,751	993	15,947	751
Residential mortgage	335,768	361,161	16,091	335,549	12,894
Other consumer loans	6,220	6,220	530	7,699	478

(1)	These tables do not include loans fully charged-off.
(2)	All automobile, home equity, residential mortgage, and other consumer impaired loans included in these tables are considered impaired due to their status as a TDR.
(3)	At December 31, 2012, $44,265 thousand of the $86,644 thousand commercial and industrial loans with an allowance recorded were considered impaired due to their status as a TDR.

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(4)	At December 31, 2012, $31,605 thousand of the $193,413 thousand commercial real estate loans with an allowance recorded were considered impaired due to their status as a TDR.
(5)	The differences between the ending balance and unpaid principal balance amounts represent partial charge-offs.
(6)	At December 31, 2012, $28,695 thousand of the $374,526 thousand residential mortgage loans with an allowance recorded were guaranteed by the U.S. government.

TDR Loans

TDRs are modified loans where a concession was provided to a borrower experiencing financial difficulties. Loan modifications are considered TDRs when the concessions provided are not available to the borrower through either normal channels or other sources. However, not all loan modifications are TDRs.

The amount of interest that would have been recorded under the original terms for total accruing TDR loans was $41.2 million for 2012, $37.7 million for 2011, and $30.6 million for 2010. The total amount of interest recorded to interest income for these loans was $32.2 million for 2012, $28.2 million for 2011, and $23.9 million for 2010.

TDR Concession Types

The Company’s standards relating to loan modifications consider, among other factors, minimum verified income requirements, cash flow analysis, and collateral valuations. Each potential loan modification is reviewed individually and the terms of the loan are modified to meet a borrower’s specific circumstances at a point in time. Commercial TDRs are reviewed and approved by our SAD. The types of concessions provided to borrowers include:

•	Interest rate reduction: A reduction of the stated interest rate to a nonmarket rate for the remaining original life of the debt.

•	Amortization or maturity date change beyond what the collateral supports, including any of the following:

(1)	Lengthens the amortization period of the amortized principal beyond market terms. This concession reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan. Principal is generally not forgiven.
(2)	Reduces the amount of loan principal to be amortized. This concession also reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan. Principal is generally not forgiven.
(3)	Extends the maturity date or dates of the debt beyond what the collateral supports. This concession generally applies to loans without a balloon payment at the end of the term of the loan.

•	Chapter 7 bankruptcy: A bankruptcy court’s discharge of a borrower’s debt is considered a concession when the borrower does not reaffirm the discharged debt.

•	Other: A concession that is not categorized as one of the concessions described above. These concessions include, but are not limited to: principal forgiveness, collateral concessions, covenant concessions, and reduction of accrued interest. Principal forgiveness may result from any TDR modification of any concession type. However, the aggregate amount of principal forgiven as a result of loans modified as TDRs during the years ended December 31, 2012 and 2011, was not significant.

TDRs by Loan Type

Following is a description of TDRs by the different loan types:

Commercial loan TDRs – Commercial accruing TDRs often result from loans receiving a concession with terms that are not considered a market transaction to Huntington. The TDR remains in accruing status as long as the customer is less than 90-days past due on payments per the restructured loan terms and no loss is expected.

Commercial nonaccrual TDRs result from either: (1) an accruing commercial TDR being placed on nonaccrual status, or (2) a workout where an existing commercial NAL is restructured and a concession was given. At times, these workouts restructure the NAL so that two or more new notes are created. The primary note is underwritten based upon our normal underwriting standards and is sized so projected cash flows are sufficient to repay contractual principal and interest. The terms on the secondary note(s) vary by situation, and may include notes that defer principal and interest payments until after the primary note is repaid. Creating two or more notes often allows the borrower to continue a project or weather a temporary economic downturn and allows Huntington to right-size a loan based upon the current expectations for a borrower’s or project’s performance.

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Our strategy involving TDR borrowers includes working with these borrowers to allow them to refinance elsewhere, as well as allow them time to improve their financial position and remain our customer through refinancing their notes according to market terms and conditions in the future.  A refinancing or modification of a loan occurs when either the loan matures according to the terms of the TDR-modified agreement or the borrower requests a change to the loan agreements. At that time, the loan is evaluated to determine if it is creditworthy. It is subjected to the normal underwriting standards and processes for other similar credit extensions, both new and existing.

In accordance with ASC 310-20-35, the refinanced note is evaluated to determine if it is considered a new loan or a continuation of the prior loan.  A new loan is considered for removal of the TDR designation, whereas a continuation of the prior note requires a continuation of the TDR designation.  In order for a TDR designation to be removed, the borrower must no longer be experiencing financial difficulties and the terms of the refinanced loan must not represent a concession.

Residential Mortgage loan TDRs – Residential mortgage TDRs represent loan modifications associated with traditional first-lien mortgage loans in which a concession has been provided to the borrower. The primary concessions given to residential mortgage borrowers are amortization or maturity date changes and interest rate reductions. Residential mortgages identified as TDRs involve borrowers unable to refinance their mortgages through the Company’s normal mortgage origination channels or through other independent sources. Some, but not all, of the loans may be delinquent.

Automobile, Home Equity, and Other Consumer loan TDRs – The Company may make similar interest rate, term, and principal concessions as with residential mortgage loan TDRs.

TDR Impact on Credit Quality

Huntington’s ALLL is largely driven by updated risk ratings assigned to commercial loans, updated borrower credit scores on consumer loans, and borrower delinquency history in both the commercial and consumer portfolios. These updated risk ratings and credit scores consider the default history of the borrower, including payment redefaults. As such, the provision for credit losses is impacted primarily by changes in borrower payment performance rather than the TDR classification. TDRs can be classified as either accrual or nonaccrual loans. Nonaccrual TDRs are included in NALs whereas accruing TDRs are excluded from NALs as it is probable that all contractual principal and interest due under the restructured terms will be collected.

Our TDRs may include multiple concessions and the disclosure classifications are presented based on the primary concession provided to the borrower. The majority of our concessions for the C&I and CRE portfolios are the extension of the maturity date coupled with an increase in the interest rate. In these instances, the primary concession is the maturity date extension.

TDR concessions may also result in the reduction of the ALLL within the C&I and CRE portfolios. This reduction is derived from payments and the resulting application of the reserve calculation within the ALLL.  The transaction reserve for non-TDR C&I and CRE loans is calculated based upon several estimated probability factors, such as PD and LGD, both of which were previously discussed above.  Upon the occurrence of a TDR in our C&I and CRE portfolios, the reserve is measured based on discounted expected cash flows or collateral value, less selling costs, of the modified loan in accordance with ASC 310-10.  The resulting TDR ALLL calculation often results in a lower ALLL amount because (1) the discounted expected cash flows or collateral value, less selling costs, indicate a lower estimated loss, (2) if the modification includes a rate increase, the discounting of the cash flows on the modified loan, using the pre-modification interest rate, exceeds the carrying value of the loan, or (3) payments may occur as part of the modification. The ALLL for C&I and CRE loans may increase as a result of the modification, as the discounted cash flow analysis may indicate additional reserves are required.

TDR concessions on consumer loans may increase the ALLL.  The concessions made to these borrowers often include interest rate reductions, and therefore, the TDR ALLL calculation results in a greater ALLL compared with the non-TDR calculation as the reserve is measured based on the estimation of the discounted expected cash flows or collateral value, less selling costs, on the modified loan in accordance with ASC 310-10. The resulting TDR ALLL calculation often results in a higher ALLL amount because (1) the discounted expected cash flows or collateral value, less selling costs, indicate a higher estimated loss or, (2) due to the rate decrease, the discounting of the cash flows on the modified loan, using the pre-modification interest rate, indicates a reduction in the expected cash flows or collateral value, less selling costs. In certain instances, the ALLL may decrease as a result of payments made in connection with the modification.

Commercial loan TDRs – In instances where the bank substantiates that it will collect its outstanding balance in full, the note is considered for return to accrual status upon the borrower sustaining sufficient cash flows for a six-month period of time. This six-month period could extend before or after the restructure date. If a charge-off was taken as part of the restructuring, any interest or principal payments received on that note are applied to first reduce the bank’s outstanding book balance and then to recoveries of charged-off principal, unpaid interest, and/or fee expenses.

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Residential Mortgage, Automobile, Home Equity, and Other Consumer loan TDRs – Modified loans identified as TDRs are aggregated into pools for analysis. Cash flows and weighted average interest rates are used to calculate impairment at the pooled-loan level. Once the loans are aggregated into the pool, they continue to be classified as TDRs until contractually repaid or charged-off.

Residential mortgage loans not guaranteed by a U.S. government agency such as the FHA, VA, and the USDA, including TDR loans, are reported as accrual or nonaccrual based upon delinquency status. Nonaccrual TDRs are those that are greater than 150-days contractually past due. Loans guaranteed by U.S. government organizations continue to accrue interest upon delinquency.

The following table presents by class and by the reason for the modification the number of contracts, post-modification outstanding balance, and the financial effects of the modification for the years ended December 31, 2012 and 2011:

	New Troubled Debt Restructurings During The Year Ended(1)
	December 31, 2012			December 31, 2011
		Post-modification
		Outstanding			Post-modification
(dollar amounts in thousands)	Number of	Ending	Financial effects	Number of	Outstanding	Financial effects
	Contracts	Balance	of modification(2)	Contracts	Balance	of modification(2)
C&I - Owner occupied:(3)

Interest rate reduction	28	$10,501	$145	40	$19,152	$(531)
Amortization or maturity date change	95	23,337	660	60	22,378	(1,838)
Other	16	4,923	1,089	7	3,373	231
Total C&I - Owner occupied	139	$38,761	$1,894	107	$44,903	$(2,138)

C&I - Other commercial and industrial:(3)

Interest rate reduction	27	$7,436	$(2)	28	$22,519	$(74)
Amortization or maturity date change	141	76,814	(3,037)	73	27,822	(176)
Other	32	37,202	1,265	31	56,184	(3,131)
Total C&I - Other commercial and industrial	200	$121,452	$(1,774)	132	$106,525	$(3,381)

CRE - Retail properties:(3)

Interest rate reduction	9	$6,883	$957	9	$47,473	$4,242
Amortization or maturity date change	15	4,472	(25)	20	31,521	6,112
Other	3	1,680	(1)	7	15,672	1,267
Total CRE - Retail properties	27	$13,035	$931	36	$94,666	$11,621

CRE - Multi family:(3)

Interest rate reduction	11	$1,288	$(27)	13	$6,601	$(208)
Amortization or maturity date change	32	3,554	(1)	10	2,744	22
Other	7	7,961	668	3	869	388
Total CRE - Multi family	50	$12,803	$640	26	$10,214	$202

CRE - Office:(3)

Interest rate reduction	4	$4,155	$(236)	5	$1,923	$212
Amortization or maturity date change	12	40,152	4,199	2	1,238	83
Other	6	1,637	276	3	—	(408)
Total CRE - Office	22	$45,944	$4,239	10	$3,161	$(113)

CRE - Industrial and warehouse:(3)

Interest rate reduction	3	$7,470	$(296)	1	$2,165	$(299)
Amortization or maturity date change	16	34,613	(3,857)	7	19,448	(5,446)
Other	1	1,047	(30)	1	2,147	(937)
Total CRE - Industrial and Warehouse	20	$43,130	$(4,183)	9	$23,760	$(6,682)

CRE - Other commercial real estate:(3)

Interest rate reduction	10	$2,944	$(288)	18	$18,620	$(1,180)
Amortization or maturity date change	48	80,672	4,090	64	106,532	(2,288)
Other	6	10,030	(2,024)	5	8,199	19
Total CRE - Other commercial real estate	64	$93,646	$1,778	87	$133,351	$(3,449)

Automobile:(4)

Interest rate reduction	40	$368	$4	38	$554	$4
Amortization or maturity date change	1,910	13,186	(103)	2,010	17,221	(143)
Chapter 7 bankruptcy	2,104	12,423	1,866	—	—	—
Other	—	—	—	—	—	—
Total Automobile	4,054	$25,977	$1,767	2,048	$17,775	$(139)

Residential mortgage:(5)

Interest rate reduction	25	$8,795	$(40)	10	$12,637	$(567)
Amortization or maturity date change	482	65,336	1,394	655	91,979	1,988
Chapter 7 bankruptcy	583	45,193	4,854	—	—	—
Other	15	1,836	81	26	4,391	108
Total Residential mortgage	1,105	$121,160	$6,289	691	$109,007	$1,529

First-lien home equity:(6)

Interest rate reduction	222	$28,381	$4,424	142	$17,275	$2,722
Amortization or maturity date change	130	10,468	(49)	89	10,636	616
Chapter 7 bankruptcy	188	8,317	4,244	—	—	—
Other	—	—	—	—	—	—
Total First-lien home equity	540	$47,166	$8,619	231	$27,911	$3,338

Junior-lien home equity:(7)

Interest rate reduction	60	$3,023	$494	127	$6,521	$430
Amortization or maturity date change	390	15,040	(432)	117	4,096	39
Chapter 7 bankruptcy	1,241	13,347	18,564	—	—	—
Other	7	288	—	—	—	—
Total Junior-lien home equity	1,698	$31,698	$18,626	244	$10,617	$469

Other consumer:(8)

Interest rate reduction	14	$305	$32	14	$1,104	$74
Amortization or maturity date change	27	2,150	(111)	63	445	(21)
Chapter 7 bankruptcy	14	198	—	—	—	—
Other	—	—	—	—	—	—
Total Other consumer	55	$2,653	$(79)	77	$1,549	$53
Total new troubled debt restructurings	7,974	$597,425	$38,747	3,698	$583,439	$1,310

33

(1)	TDRs may include multiple concessions and the disclosure classifications are based on the primary concession provided to the borrower.
(2)	Amounts represent the financial impact via provision for loan and lease losses as a result of the modification.
(3)	Post-modification balances approximate pre-modification balances. The aggregate amount of charge-offs as a result of a restructuring are not significant.
(4)	Chapter 7 bankruptcy pre-modification balances were impacted by $1.3 million of net charge-offs in 2012.
(5)	Chapter 7 bankruptcy pre-modification balances were impacted by $7.9 million of net charge-offs in 2012.
(6)	Chapter 7 bankruptcy pre-modification balances were impacted by $3.9 million of net charge-offs in 2012.
(7)	Chapter 7 bankruptcy pre-modification balances were impacted by $21.5 million of net charge-offs in 2012.
(8)	Chapter 7 bankruptcy pre-modification balances were not significantly impacted by net charge-offs in 2012.

Any loan within any portfolio or class is considered as payment redefaulted at 90-days past due.

The following table presents TDRs that have redefaulted within one year of modification during the years ended December 31, 2012 and 2011:

	Troubled Debt Restructurings That Have Redefaulted
	Within One Year of Modification During The Year Ended
	December 31, 2012(1)		December 31, 2011(1)
(dollar amounts in thousands)	Number of	Ending	Number of	Ending
	Contracts	Balance	Contracts	Balance
C&I - Owner occupied:

Interest rate reduction	4	$1,390	13	$6,173
Amortization or maturity date change	13	2,380	10	5,201
Other	—	—	2	2,352
Total C&I - Owner occupied	17	$3,770	25	$13,726

C&I - Other commercial and industrial:

Interest rate reduction	3	$401	1	$98
Amortization or maturity date change	14	609	12	10,140
Other	3	387	—	—
Total C&I - Other commercial and industrial	20	$1,397	13	$10,238

CRE - Retail Properties:

Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	3	372	—	—
Other	—	—	—	—
Total CRE - Retail properties	3	$372	—	$—

CRE - Multi family:

Interest rate reduction	2	$1,236	4	$1,102
Amortization or maturity date change	2	343	2	456
Other	—	—	—	—
Total CRE - Multi family	4	$1,579	6	$1,558

CRE - Office:

Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	—	—	—	—
Other	—	—	—	—
Total CRE - Office	—	$—	—	$—

CRE - Industrial and Warehouse:

Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	1	413	8	3,665
Other	—	—	—	—
Total CRE - Industrial and Warehouse	1	$413	8	$3,665

CRE - Other commercial real estate:

Interest rate reduction	1	$898	3	$648
Amortization or maturity date change	4	646	10	2,014
Other	—	—	—	—
Total CRE - Other commercial real estate	5	$1,544	13	$2,662

Automobile:

Interest rate reduction	4	$—	1	$—
Amortization or maturity date change	132	69	198	—
Chapter 7 bankruptcy	34	149	—	—
Other	—	—	—	—
Total Automobile	170	$218	199	$—

Residential mortgage:

Interest rate reduction	2	$61	2	$148
Amortization or maturity date change	100	13,574	57	6,900
Chapter 7 bankruptcy	30	4,085	—	—
Other	7	804	4	531
Total Residential mortgage	139	$18,524	63	$7,579

First-lien home equity:

Interest rate reduction	11	$932	2	$692
Amortization or maturity date change	5	503	7	436
Chapter 7 bankruptcy	2	124	—	—
Other	—	—	—	—
Total First-lien home equity	18	$1,559	9	$1,128

Junior-lien home equity:

Interest rate reduction	2	$112	3	$272
Amortization or maturity date change	3	99	8	614
Chapter 7 bankruptcy	7	30	—	—
Other	—	—	—	—
Total Junior-lien home equity	12	$241	11	$886

Other consumer:

Interest rate reduction	1	$—	1	$—
Amortization or maturity date change	3	—	11	—
Chapter 7 bankruptcy	—	—	—	—
Other	—	—	—	—
Total Other consumer	4	$—	12	$—

Total troubled debt restructurings with subsequent redefault	393	$29,617	359	$41,442

(1)	Subsequent redefault is defined as a payment redefault within 12 months of the restructuring date. Payment redefault is defined as 90-days past due for any loan in any portfolio or class. Any loan in any portfolio may be considered to be in payment redefault prior to the guidelines noted above when collection of principal or interest is in doubt.

34

Pledged Loans and Leases

The Bank has access to the Federal Reserve’s discount window and advances from the FHLB – Cincinnati. At December 31, 2012, these borrowings and advances are secured by $18.4 billion of loans.

4. AVAILABLE-FOR-SALE AND OTHER Securities

Contractual maturities of available-for-sale and other securities as of December 31 were:

	2012		2011
	Amortized	Fair	Amortized	Fair
(dollar amounts in thousands)	Cost	Value	Cost	Value
Under 1 year	$60,054	$60,651	$103,747	$104,074
1 - 5 years	1,961,217	2,005,022	2,608,656	2,614,845
6 - 10 years	1,170,807	1,208,054	870,324	887,725
Over 10 years	3,989,977	3,967,196	4,201,047	4,131,236
Other securities:
Nonmarketable equity securities	308,075	308,075	286,515	286,515
Marketable equity securities	16,877	17,177	53,665	53,619
Total available-for-sale and other securities	$7,507,007	$7,566,175	$8,123,954	$8,078,014

Other securities at December 31, 2012 and 2011 include nonmarketable equity securities of $165.6 million of stock issued by the FHLB of Cincinnati, $3.5 million and none, respectively, of stock issued by the FHLB of Indianapolis, and $139.0 million and $120.9 million, of Federal Reserve Bank stock, respectively. Nonmarketable equity securities are valued at amortized cost. Other securities also include marketable equity securities. At December 31, 2012 and 2011, Huntington did not have any material equity positions in FNMA or FHLMC.

The following tables provide amortized cost, fair value, and gross unrealized gains and losses recognized in OCI by investment category at December 31, 2012 and 2011:

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2012
U.S. Treasury	$51,620	$691	$—	$52,311
Federal agencies:
Mortgage-backed securities	4,149,964	114,984	(278)	4,264,670
Other agencies	348,846	10,781	(1)	359,626
Total U.S. government backed securities	4,550,430	126,456	(279)	4,676,607
Municipal securities	489,080	13,927	(2,007)	501,000
Private-label CMO	75,557	1,087	(5,076)	71,568
Asset-backed securities (1)	1,126,315	16,287	(113,519)	1,029,083
Covered bonds	282,080	8,545	—	290,625
Corporate debt	654,693	15,301	(1,852)	668,142
Other securities	328,852	333	(35)	329,150
Total available-for-sale and other securities	$7,507,007	$181,936	$(122,768)	$7,566,175

(1) Amounts at December 31, 2012 include securities backed by automobile loans with a fair value of $3 million which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, administered by the Federal Reserve Bank.

35

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2011
U.S. Treasury	$52,282	$922	$—	$53,204
Federal agencies:
Mortgage-backed securities	4,378,623	88,266	(1,997)	4,464,892
Other agencies	724,726	10,821	(3)	735,544
Total U.S. government backed securities	5,155,631	100,009	(2,000)	5,253,640
Municipal securities	394,862	12,889	(25)	407,726
Private-label CMO	84,598	347	(12,581)	72,364
Asset-backed securities (2)	1,100,290	3,925	(137,127)	967,088
Covered bonds	510,937	860	(7,752)	504,045
Corporate debt	533,306	891	(5,314)	528,883
Other securities	344,330	219	(281)	344,268
Total available-for-sale and other securities	$8,123,954	$119,140	$(165,080)	$8,078,014

(2) Amounts at December 31, 2011 include securities backed by automobile loans with a fair value of $145 million which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, administered by the Federal Reserve Bank.

The following tables provide detail on investment securities with unrealized losses aggregated by investment category and the length of time the individual securities have been in a continuous loss position, at December 31, 2012 and 2011:

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2012
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal Agencies:
Mortgage-backed securities	44,836	(278)	—	—	44,836	(278)
Other agencies	801	(1)	—	—	801	(1)
Total U.S. Government backed securities	45,637	(279)	—	—	45,637	(279)
Municipal securities	51,316	(2,007)	—	—	51,316	(2,007)
Private label CMO	22,793	—	34,617	(5,076)	57,410	(5,076)
Asset-backed securities	28,089	(73)	108,660	(113,446)	136,749	(113,519)
Covered bonds	—	—	—	—	—	—
Corporate debt	138,792	(1,472)	119,620	(380)	258,412	(1,852)
Other securities	—	—	1,630	(35)	1,630	(35)
Total temporarily impaired securities	$286,627	$(3,831)	$264,527	$(118,937)	$551,154	$(122,768)

36

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2011
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal Agencies
Mortgage-backed securities	417,614	(1,997)	—	—	417,614	(1,997)
Other agencies	3,070	(3)	—	—	3,070	(3)
Total U.S. Government backed securities	420,684	(2,000)	—	—	420,684	(2,000)
Municipal securities	6,667	(1)	7,311	(24)	13,978	(25)
Private label CMO	11,613	(48)	51,039	(12,533)	62,652	(12,581)
Asset-backed securities	252,671	(547)	113,663	(136,580)	366,334	(137,127)
Covered bonds	363,694	(7,214)	14,684	(538)	378,378	(7,752)
Corporate debt	237,401	(3,652)	198,338	(1,662)	435,739	(5,314)
Other securities	1,984	(16)	—	(265)	1,984	(281)
Total temporarily impaired securities	$1,294,714	$(13,478)	$385,035	$(151,602)	$1,679,749	$(165,080)

At December 31, 2012, the carrying value of investment securities pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes, and security repurchase agreements totaled $3.1 billion. There were no securities of a single issuer, which are not governmental or government-sponsored, that exceeded 10% of shareholders’ equity at December 31, 2012.

The following table is a summary of realized securities gains and losses for the years ended December 31, 2012, 2011 and 2010:

(dollar amounts in thousands)	2012	2011	2010
Gross gains on sales of securities	$8,612	$18,641	$28,992
Gross (losses) on sales of securities	(2,224)	(14,959)	(15,544)
Net gain (loss) on sales of securities	$6,388	$3,682	$13,448

Alt-A Mortgage-Backed, Pooled-Trust-Preferred, and Private-Label CMO Securities

Our three highest risk segments of our investment portfolio are the Alt-A mortgage-backed, pooled-trust-preferred, and 2003-2006 vintage private-label CMO portfolios. The Alt-A mortgage-backed securities and pooled-trust-preferred securities are in the asset-backed securities portfolio. These segments are in run-off, and we have not purchased these types of securities since 2008. The performance of the underlying securities in each of these segments reflects the deterioration of trust preferred issuers and 2003 to 2006 non-agency mortgages. Each of these securities in these three segments is subjected to a rigorous review of its projected cash flows. These reviews are supported with analysis from independent third parties.

The following table presents the credit ratings for our Alt-A mortgage-backed, pooled-trust-preferred, and private label CMO securities as of December 31, 2012 and 2011:

Credit Ratings of Selected Investment Securities (1)
(dollar amounts in thousands)			Average Credit Rating of Fair Value Amount
	Amortized
	Cost	Fair Value	AAA	AA +/-	A +/-	BBB +/-	<BBB-
Private-label CMO securities	$75,557	$71,568	$22,793	$—	$13,425	$3,801	$31,549
Alt-A mortgage-backed securities	27,712	25,742	—	25,742	—	—	—
Pooled-trust-preferred securities	195,760	84,296	—	—	22,338	—	61,958
Total at December 31, 2012	$299,029	$181,606	$22,793	$25,742	$35,763	$3,801	$93,507
Total at December 31, 2011	$342,867	$194,062	$1,045	$23,353	$52,935	$6,858	$109,871

(1)	Credit ratings reflect the lowest current rating assigned by a nationally recognized credit rating agency.

Negative changes to the above credit ratings would generally result in an increase of our risk-weighted assets, and a reduction to our regulatory capital ratios.

37

The following table summarizes the relevant characteristics of our pooled-trust-preferred securities portfolio, which are included in asset-backed securities, at December 31, 2012 and 2011. Each security is part of a pool of issuers and supports a more senior tranche of securities except for the I-Pre TSL II, and MM Comm III securities which are the most senior class.

Trust Preferred Securities Data
(dollar amounts in thousands)							Actual
							Deferrals	Expected
							and	Defaults
						# of Issuers	Defaults	as a % of
					Lowest	Currently	as a % of	Remaining
		Amortized	Fair	Unrealized	Credit	Performing/	Original	Performing	Excess
Deal Name	Par Value	Cost	Value	Loss (2)	Rating (3)	Remaining (4)	Collateral	Collateral	Subordination (5)
Alesco II (1)	$41,647	$30,440	$10,656	$(19,784)	C	30/35	11%	12%	—%
Alesco IV (1)	21,522	8,247	2,821	(5,426)	C	31/39	12	17	—
ICONS	20,000	20,000	13,186	(6,814)	BB	23/24	3	15	52
I-Pre TSL II	30,346	30,268	22,338	(7,930)	A	23/25	5	13	74
MM Comm III	7,220	6,898	4,357	(2,541)	B	6/10	5	9	24
Pre TSL IX	5,000	3,955	1,533	(2,422)	C	31/46	22	14	6
Pre TSL X (1)	17,768	9,432	5,208	(4,224)	C	34/50	27	14	—
Pre TSL XI (1)	25,428	22,005	6,998	(15,007)	C	42/62	29	16	—
Pre TSL XIII (1)	28,932	22,701	7,152	(15,549)	C	41/63	34	26	—
Reg Diversified (1)	25,500	6,908	380	(6,528)	D	23/43	43	14	—
Soloso (1)	12,500	3,906	503	(3,403)	C	39/64	30	24	—
Tropic III	31,000	31,000	9,164	(21,836)	CC	23/42	36	28	29
Total at December 31, 2012	$266,863	$195,760	$84,296	$(111,464)
Total at December 31, 2011	$268,853	$200,585	$73,809	$(126,776)

(1)	Security was determined to have OTTI. As such, the book value is net of recorded credit impairment.
(2)	The majority of securities have been in a continuous loss position for 12 months or longer.
(3)	For purposes of comparability, the lowest credit rating expressed is equivalent to Fitch ratings even where the lowest rating is based on another nationally recognized credit rating agency.
(4)	Includes both banks and/or insurance companies.
(5)	Excess subordination percentage represents the additional defaults in excess of both current and projected defaults that the CDO can absorb before the bond experiences credit impairment. Excess subordinated percentage is calculated by (a) determining what percentage of defaults a deal can experience before the bond has credit impairment, and (b) subtracting from this default breakage percentage both total current and expected future default percentages.

Security Impairment

Huntington evaluates its available-for-sale securities portfolio on a quarterly basis for indicators of OTTI. Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at period-end. Management reviews the amount of unrealized loss, the length of time the security has been in an unrealized loss position, the credit rating history, market trends of similar security classes, time remaining to maturity, and the source of both interest and principal payments to identify securities which could potentially be impaired. OTTI is considered to have occurred; (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover all contractually required principal and interest payments.

For securities that Huntington does not expect to sell and it is not more likely than not to be required to sell, the OTTI is separated into credit and noncredit components. A discounted cash flow analysis, which includes evaluating the timing of the expected cash flows, is completed for all debt securities subject to credit impairment. The measurement of the credit loss component is equal to the difference between the debt security’s cost basis and the present value of its expected future cash flows discounted at the security’s original effective yield. The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income. The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit-related and, therefore, are recognized in OCI. Huntington believes that it will fully collect the carrying value of securities on which noncredit-related OTTI has been recognized in OCI. Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities which Huntington does expect to sell, or if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis, all OTTI is recognized in earnings. Presentation of OTTI is made in the Consolidated Statements of Income on a gross basis with a reduction for the amount of OTTI recognized in OCI. Once an OTTI is recorded, when future cash flows can be reasonably estimated, future cash flows are re-allocated between interest and principal cash flows to provide for a level-yield on the security.

38

Huntington applied the related OTTI guidance on the debt security types listed below.

Alt-A mortgage-backed and private-label CMO securities are collateralized by first-lien residential mortgage loans. The securities are valued by a third party pricing specialist using a discounted cash flow approach and proprietary pricing model. The model uses inputs such as estimated prepayment speeds, losses, recoveries, default rates that are implied by the underlying performance of collateral in the structure or similar structures, discount rates that are implied by market prices for similar securities, collateral structure types, and house price depreciation / appreciation rates that are based upon macroeconomic forecasts.

Pooled-trust-preferred securities are CDOs backed by a pool of debt securities issued by financial institutions. The collateral generally consists of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full cash flow analysis is used to estimate fair values and assess impairment for each security within this portfolio. A third party pricing specialist with direct industry experience in pooled-trust-preferred security evaluations is engaged to provide assistance estimating the fair value and expected cash flows on this portfolio. The full cash flow analysis is completed by evaluating the relevant credit and structural aspects of each pooled-trust-preferred security in the portfolio, including collateral performance projections for each piece of collateral in the security and terms of the security’s structure. The credit review includes an analysis of profitability, credit quality, operating efficiency, leverage, and liquidity using available financial and regulatory information for each underlying collateral issuer. The analysis also includes a review of historical industry default data, current/near term operating conditions, and the impact of macroeconomic and regulatory changes.  Using the results of our analysis, we estimate appropriate default and recovery probabilities for each piece of collateral then estimate the expected cash flows for each security. The cumulative probability of default ranges from a low of 1% to 100%.

Many collateral issuers have the option of deferring interest payments on their debt for up to five years.  For issuers who are deferring interest, assumptions are made regarding the issuers ability to resume interest payments and make the required principal payment at maturity; the cumulative probability of default for these issuers currently ranges from 1% to 100%, and a 10% recovery assumption.  The fair value of each security is obtained by discounting the expected cash flows at a market discount rate, ranging from LIBOR plus 4.25% to LIBOR plus 16.25% as of December 31, 2012.  The market discount rate is determined by reference to yields observed in the market for similarly rated collateralized debt obligations, specifically high-yield collateralized loan obligations.  The relatively high market discount rate is reflective of the uncertainty of the cash flows and illiquid nature of these securities.  The large differential between the fair value and amortized cost of some of the securities reflects the high market discount rate and the expectation that the majority of the cash flows will not be received until near the final maturity of the security (the final maturities range from 2032 to 2035).

For the periods ended December 31, 2012, 2011 and 2010, the following table summarizes by security type, OTTI recognized in the Consolidated Statements of Income for securities evaluated for impairment as described above:

	Year ended December 31,
(dollar amounts in thousands)	2012	2011	2010
Available-for-sale and other securities:
Alt-A Mortgage-backed	$—	$(361)	$(1,632)
Pooled-trust-preferred	—	(3,798)	(4,922)
Private label CMO	(1,614)	(2,550)	(7,149)
Total debt securities	(1,614)	(6,709)	(13,703)
Equity securities	(5)	(654)	(19)
Total available-for-sale and other securities	$(1,619)	$(7,363)	$(13,722)

The following table rolls forward the OTTI recognized in earnings on debt securities held by Huntington for the years ended December 31, 2012 and 2011 as follows:

	Year Ended December 31,
(dollar amounts in thousands)	2012	2011
Balance, beginning of year	$56,764	$54,536
Reductions from sales	(8,945)	(4,481)
Credit losses not previously recognized	—	42
Additional credit losses	1,614	6,667
Balance, end of year	$49,433	$56,764

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The contractual terms and / or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington does not intend to sell, nor does it believe it will be required to sell these securities until the fair value is recovered, which may be maturity and; therefore, does not consider them to be other-than-temporarily impaired at December 31, 2012.

As of December 31, 2012, Management has evaluated all other investment securities with unrealized losses and all nonmarketable securities for impairment and concluded no additional OTTI is required.

5. HELD-TO-MATURITY Securities

These are debt securities that Huntington has the intent and ability to hold until maturity. The debt securities are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using the interest method.

During 2012 and 2011, Huntington transferred $278.7 million and $469.1 million, respectively of federal agencies, mortgage-backed securities and other agency securities from the available-for-sale securities portfolio to the held-to-maturity securities portfolio. At the time of the transfer, $0.1 million and $0.5 million, respectively of unrealized net gains were recognized in OCI. The amounts in OCI will be recognized in earnings over the remaining life of the securities as an offset to the adjustment of yield in a manner consistent with the amortization of the premium on the same transferred securities, resulting in an immaterial impact on net income.

Additionally, during 2012 and 2011, Huntington purchased additional federal agencies, mortgage-backed securities and municipal securities, which were classified directly into the held-to-maturity portfolio.

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of held-to-maturity securities at December 31, 2012 and 2011:

	December 31, 2012		December 31, 2011
	Amortized	Fair	Amortized
(dollar amounts in thousands)	Cost	Value	Cost	Fair Value
Federal agencies: mortgage-backed securities:
Under 1 year	$—	$—	$—	$—
1-5 years	—	—	—	—
6-10 years	24,901	24,739	—	—
Over 10 years	1,624,483	1,672,702	640,551	660,186
Total Federal agencies: mortgage-backed securities	1,649,384	1,697,441	640,551	660,186
Other agencies:
Under 1 year	—	—	—	—
1-5 years	—	—	—	—
6-10 years	15,108	15,338	—	—
Over 10 years	69,399	71,341	—	—
Total other agencies	84,507	86,679	—	—
Total U.S. Government backed agencies	1,733,891	1,784,120	640,551	660,186
Municipal securities:
Under 1 year	—	—	—	—
1-5 years	—	—	—	—
6-10 years	—	—	—	—
Over 10 years	9,985	9,985	—	—
Total municipal securities	9,985	9,985	—	—
Total held-to-maturity securities	$1,743,876	$1,794,105	$640,551	$660,186

40

The following table provides amortized cost, gross unrealized gains and losses, and fair value by investment category at December 31, 2012 and 2011:

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2012
Federal Agencies:
Mortgage-backed securities	$1,649,384	$48,219	$(162)	$1,697,441
Other agencies	84,507	2,172	—	86,679
Total U.S. Government backed securities	1,733,891	50,391	(162)	1,784,120
Municipal securities	9,985	—	—	9,985
Total held-to-maturity securities	$1,743,876	$50,391	$(162)	$1,794,105

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2011
Federal Agencies:
Mortgage-backed securities	$640,551	$19,652	$(17)	$660,186
Other agencies	—	—	—	—
Total U.S. Government backed securities	640,551	19,652	(17)	660,186
Municipal securities	—	—	—	—
Total held-to-maturity securities	$640,551	$19,652	$(17)	$660,186

Security Impairment

Huntington evaluates the held-to-maturity securities portfolio on a quarterly basis for impairment. Impairment would exist when the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis at the balance sheet date. Under these circumstances, any impairment would be recognized in earnings. As of December 31, 2012, Management has evaluated held-to-maturity securities with unrealized losses for impairment and concluded no OTTI is required.

6. Loan sales and Securitizations

Residential Mortgage Portfolio

The following table summarizes activity relating to residential mortgage loans sold with servicing retained for the years ended December 31, 2012, 2011, and 2010:

(dollar amounts in thousands)	2012	2011	2010
Residential mortgage loans sold with servicing retained	$3,954,762	$3,078,475	$3,943,830
Pretax gains resulting from above loan sales (1)	128,408	77,591	106,495

(1)	Recorded in mortgage banking income.

A MSR is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. At initial recognition, the MSR asset is established at its fair value using assumptions consistent with assumptions used to estimate the fair value of existing MSRs. At the time of initial capitalization, MSRs are recorded using either the fair value method or the amortization method. The election of the fair value method or amortization method is made at the time each servicing class is established. Any increase or decrease in the fair value of MSRs carried under the fair value method, as well as amortization or impairment of MSRs recorded using the amortization method, during the period is recorded as an increase or decrease in mortgage banking income, which is reflected in noninterest income in the Consolidated Statements of Income.

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The following tables summarize the changes in MSRs recorded using either the fair value method or the amortization method for the years ended December 31, 2012 and 2011:

Fair Value Method
(dollar amounts in thousands)	2012	2011
Fair value, beginning of year	$65,001	$125,679
Change in fair value during the period due to:
Time decay (1)	(2,881)	(4,966)
Payoffs (2)	(14,389)	(19,464)
Changes in valuation inputs or assumptions (3)	(12,529)	(36,248)
Fair value, end of year	$35,202	$65,001
Weighted-average life (years)	3.2	3.2

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.
(2)	Represents decrease in value associated with loans that paid off during the period.
(3)	Represents change in value resulting primarily from market-driven changes in interest rates and prepayment spreads.

Amortization Method
(dollar amounts in thousands)	2012	2011
Carrying value, beginning of year	$72,434	$70,516
New servicing assets created	36,123	32,505
Impairment charge	(4,374)	(17,649)
Amortization and other	(18,638)	(12,938)
Carrying value, end of year	$85,545	$72,434
Fair value, end of year	$85,612	$72,586
Weighted-average life (years)	3.3	3.4

MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.

MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. Huntington hedges the value of certain MSRs against changes in value attributable to changes in interest rates using a combination of derivative instruments and trading securities.

For MSRs under the fair value method, a summary of key assumptions and the sensitivity of the MSR value to changes in these assumptions at December 31, 2012, and 2011 follows:

	December 31, 2012				December 31, 2011
			Decline in fair value due to				Decline in fair value due to
			10%	20%			10%	20%
			adverse	adverse			adverse	adverse
(dollar amounts in thousands)	Actual		change	change	Actual		change	change
Constant prepayment rate (annualized)	19.52%		$(2,608)	$(5,051)	20.11%		$(4,720)	$(9,321)
Spread over forward interest rate swap rates	1,288	bps	(1,290)	(2,580)	650	bps	(1,511)	(3,023)

For MSRs under the amortization method, a summary of key assumptions and the sensitivity of the MSR value to changes in these assumptions at December 31, 2012 and 2011 follows:

	December 31, 2012				December 31, 2011
			Decline in fair value due to				Decline in fair value due to
			10%	20%			10%	20%
			adverse	adverse			adverse	adverse
(dollar amounts in thousands)	Actual		change	change	Actual		change	change
Constant prepayment rate (annualized)	15.45%		$(4,936)	$(9,451)	15.92%		$(3,679)	$(7,160)
Spread over forward interest rate swap rates	940	bps	(3,060)	(6,119)	953	bps	(2,605)	(5,211)

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Total servicing fees included in mortgage banking income amounted to $46.2 million, $49.1 million, and $48.1 million in 2012, 2011, and 2010, respectively. The unpaid principal balance of residential mortgage loans serviced for third parties was $15.6 billion, $15.9 billion, and $15.9 billion at December 31, 2012, 2011, and 2010, respectively.

Automobile Portfolio

In 2012, Huntington transferred automobile loans totaling $2.3 billion to trusts in two separate securitization transactions and received a total of $2.4 billion of net proceeds. Both securitizations qualified for sale accounting. An additional $0.2 billion of automobile loans were also sold, but not securitized, in 2012. As a result of these transactions, Huntington recognized total gains of $42.3 million which is reflected in noninterest income on the Consolidated Statements of Income and recorded a total servicing asset of $38.0 million which is reflected in accrued income and other assets on the Consolidated Balance Sheets.

Huntington has retained servicing responsibilities on sold automobile loans and receives annual servicing fees and other ancillary fees on the outstanding loan balances. Automobile loan servicing rights are accounted for using the amortization method. A servicing asset is established at fair value at the time of the sale using a discounted future cash flow model. The model considers assumptions related to actual servicing income, adequate compensation for servicing, and other ancillary fees. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.

Changes in the carrying value of automobile loan servicing rights for the years ended December 31, 2012 and 2011, and the fair value at the end of each period were as follows:

(dollar amounts in thousands)	2012	2011
Carrying value, beginning of year	$13,377	$97
New servicing assets created	38,043	16,039
Impairment charge	(75)	—
Amortization and other	(15,739)	(2,759)
Carrying value, end of year	$35,606	$13,377
Fair value, end of year	$36,470	$13,428
Weighted-average life (years)	4.3	4.7

A summary of key assumptions and the sensitivity of the automobile loan servicing rights value to changes in these assumptions at December 31, 2012 and 2011 follows:

	December 31, 2012				December 31, 2011
			Decline in fair value due to			Decline in fair value due to
			10%	20%		10%	20%
			adverse	adverse		adverse	adverse
(dollar amounts in thousands)	Actual		change	change	Actual	change	change
Constant prepayment rate (annualized)	13.80%		$(880)	$(1,771)	15.60%	$(362)	$(708)
Spread over forward interest rate swap rates	500	bps	(18)	(36)	NA	NA	NA

Servicing income, net of amortization of capitalized servicing assets, amounted to $8.7 million, $2.0 million, and $2.5 million for the years ended December 31, 2012, 2011, and 2010, respectively. The unpaid principal balance of automobile loans serviced for third parties was $2.5 billion, $0.9 billion, and $0.1 billion at December 31, 2012, 2011, and 2010, respectively.

7. Goodwill and Other Intangible Assets

Business segments are based on segment leadership structure, which reflects how segment performance is monitored and assessed. No segments were significantly changed and no reallocation of goodwill occurred in either 2012 or 2011.

A rollforward of goodwill by business segment for the years ended December 31, 2012 and 2011, is presented in the table below:

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	Retail &	Regional &
	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands)	Banking	Banking	AFCRE	WGH	Other	Consolidated
Balance, January 1, 2011	$286,824	$16,169	$—	$98,951	$42,324	$444,268
Adjustments / Reallocation of goodwill	—	—	—	—	—	—
Balance, December 31, 2011	286,824	16,169	—	98,951	42,324	444,268
Adjustments / Reallocation of goodwill	—	—	—	—	—	—
Balance, December 31, 2012	$286,824	$16,169	$—	$98,951	$42,324	$444,268

Goodwill is not amortized but is evaluated for impairment on an annual basis as of October 1st each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. No impairment was recorded in either 2012 or 2011.

At December 31, 2012 and 2011, Huntington’s other intangible assets consisted of the following:

	Gross			Net
	Carrying		Accumulated	Carrying
(dollar amounts in thousands)	Amount		Amortization	Value

December 31, 2012
Core deposit intangible	$380,249	(1)	$(302,003)	$78,246
Customer relationship	104,574		(50,925)	53,649
Other	25,164		(24,902)	262
Total other intangible assets	$509,987		$(377,830)	$132,157

December 31, 2011
Core deposit intangible	$376,846		$(263,410)	$113,436
Customer relationship	104,574		(43,052)	61,522
Other	25,164		(24,820)	344
Total other intangible assets	$506,584		$(331,282)	$175,302

(1)Includes $3,403 thousand related to the FDIC-assisted acquisition of Fidelity Bank on March 30, 2012.

The estimated amortization expense of other intangible assets for the next five years is as follows:

Amortization
(dollar amounts in thousands)	Expense

2013	$41,083
2014	36,368
2015	20,207
2016	6,993
2017	6,511

8. Premises and Equipment

Premises and equipment were comprised of the following in December 31, 2012 and 2011:

	At December 31,
(dollar amounts in thousands)	2012	2011
Land and land improvements	$127,280	$123,312
Buildings	393,674	375,603
Leasehold improvements	177,395	218,957
Equipment	690,561	635,175
Total premises and equipment	1,388,910	1,353,047
Less accumulated depreciation and amortization	(771,653)	(788,618)
Net premises and equipment	$617,257	$564,429

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Depreciation and amortization charged to expense and rental income credited to net occupancy expense for the three years ended December 31, 2012, 2011, and 2010 were:

(dollar amounts in thousands)	2012	2011	2010

Total depreciation and amortization of premises and equipment	$76,170	$70,413	$64,934
Rental income credited to occupancy expense	11,519	10,878	10,108

9. Short-term Borrowings

Short-term borrowings at December 31, 2012 and 2011 were comprised of the following:

	At December 31,
(dollar amounts in thousands)	2012	2011
Federal funds purchased and securities sold under agreements to repurchase	$575,899	$1,434,310
Other borrowings	13,915	6,782
Total short-term borrowings	$589,814	$1,441,092

Other borrowings consist of borrowings from the Treasury and other notes payable.

For each of the three years ended December 31, 2012, 2011, and 2010, weighted average interest rate at year-end, the maximum balance for the year, the average balance for the year, and weighted average interest rate for the year by category of short-term borrowings was as follows:

(dollar amounts in thousands)	2012	2011	2010
Weighted average interest rate at year-end
Federal Funds purchased and securities sold under agreements to repurchase	0.15%	0.17%	0.19%
Other short-term borrowings	1.98	2.74	0.53
Maximum amount outstanding at month-end during the year
Federal Funds purchased and securities sold under agreements to repurchase	$1,590,082	$2,430,992	$2,084,431
Other short-term borrowings	26,071	86,262	107,716
Average amount outstanding during the year
Federal Funds purchased and securities sold under agreements to repurchase	$1,293,348	$2,009,039	$1,375,154
Other short-term borrowings	16,983	46,245	70,220
Weighted average interest rate during the year
Federal Funds purchased and securities sold under agreements to repurchase	0.14%	0.16%	0.19%
Other short-term borrowings	1.36	0.59	0.43

10. Federal Home Loan Bank Advances

Huntington’s advances from the Federal Home Loan Bank had weighted average interest rates of 0.18% and 0.19% at December 31, 2012 and 2011, respectively. These advances, which predominantly had variable interest rates, were collateralized by qualifying real estate loans. As of December 31, 2012 and 2011, Huntington’s maximum borrowing capacity was $4.0 billion and $3.5 billion, respectively. The advances outstanding at December 31, 2012 of $1.0 billion mature as follows: $1.0 billion in 2013; and less than $0.1 billion in 2017 and thereafter.

11. Other Long-Term Debt

Huntington’s other long-term debt consisted of the following:

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	At December 31,
(dollar amounts in thousands)	2012	2011
5.04% The Huntington National Bank medium-term notes due through 2018	$41,557	$641,443
0.88% Securitization trust notes payable due through 2018 (1)	2,086	333,644
5.54% Securitization trust note payable due 2014	—	123,039
5.64% Securitization trust note payable due 2013	—	18,230
2.56% Class B preferred securities of subsidiary, no maturity (2)	65,000	65,000
7.88% Class C preferred securities of subsidiary, no maturity	50,000	50,000
Other	141	161
Total other long-term debt	$158,784	$1,231,517

(1) Variable effective rate at December 31, 2012, based on one month LIBOR + 0.67 or 0.88%.
(2) Variable effective rate at December 31, 2012, based on one month LIBOR + 2.35 or 2.56%.

Amounts above are net of unamortized discounts and adjustments related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to hedge the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 20 for more information regarding such financial instruments.

In 2010, approximately $92.1 million of municipal securities, $86.0 million in Huntington Preferred Capital, Inc. (Real Estate Investment Trust) Class E Preferred Stock and cash of $6.1 million were transferred to Tower Hill Securities, Inc., an unconsolidated entity, in exchange for $184.1 million of Common and Preferred Stock of Tower Hill Securities, Inc. The municipal securities and the REIT Shares will be used to satisfy $65.0 million of mandatorily redeemable securities issued by Tower Hill Securities, Inc. and are not available to satisfy the general debts and obligations of Huntington or any consolidated affiliates. The transfer did not meet the sale requirement of ASC 860 and therefore has been reflected as a secured financing on the Consolidated Financial Statements of

Huntington.

Other long-term debt maturities for the next five years and thereafter are as follows:

Other long-term
(dollar amounts in thousands)	debt maturities
2013	$141
2014	—
2015	—
2016	—
2017	—
and thereafter	152,086

These maturities are based upon the par values of the long-term debt.

The terms of the other long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2012, Huntington was in compliance with all such covenants.

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12. Subordinated Notes

At December 31, Huntington’s subordinated notes consisted of the following:

	At December 31,
(dollar amounts in thousands)	2012	2011

Parent company:
6.21% subordinated notes due 2013	$49,892	$49,482
7.00% subordinated notes due 2020	350,656	344,347
1.01% junior subordinated debentures due 2027 (1)	111,816	111,816
0.93% junior subordinated debentures due 2028 (2)	54,593	54,593
8.54% junior subordinated debentures due 2029	—	23,192
8.56% junior subordinated debentures due 2030	—	64,194
3.34% junior subordinated debentures due 2033	—	30,929
3.65% junior subordinated debentures due 2033	—	6,186
1.71% junior subordinated debentures due 2036 (3)	72,165	72,165
1.76% junior subordinated debentures due 2036 (3)	74,320	77,320
6.69% junior subordinated debentures due 2067	—	114,101
The Huntington National Bank:
6.21% subordinated notes due 2012	—	64,959
5.00% subordinated notes due 2014	130,186	134,225
5.59% subordinated notes due 2016	110,321	111,953
6.67% subordinated notes due 2018	150,219	151,444
5.45% subordinated notes due 2019	92,923	92,462
Total subordinated notes	$1,197,091	$1,503,368

(1) Variable effective rate at December 31, 2012, based on three month LIBOR + 0.70%.
(2) Variable effective rate at December 31, 2012, based on three month LIBOR + 0.625%.
(3) Variable effective rate at December 31, 2012, based on three month LIBOR + 1.40%.

Amounts above are net of unamortized discounts and adjustments related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets to hedge the interest rate values of certain fixed-rate debt by converting the debt to a variable rate. See Note 20 for more information regarding such financial instruments. All principal is due upon maturity of the note as described in the table above.

During 2012 and 2011, Huntington retired $230.3 million and $36.1 million, respectively of junior subordinated debentures, which resulted in net pre-tax gains of $0.8 million and $9.7 million, respectively. These transactions have been recorded as gains on early extinguishment of debt, a reduction of noninterest expense, in the Consolidated Financial Statements.

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13. OTHER COMPREHENSIVE INCOME

The components of Huntington’s OCI in the three years ended December 31, were as follows:

	2012
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$19,215	$(6,725)	$12,490
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	90,318	(32,137)	58,181
Less: Reclassification adjustment for net gains included in net income	(4,769)	1,669	(3,100)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	104,764	(37,193)	67,571
Net change in unrealized holding gains (losses) on available-for-sale equity securities	344	(120)	224
Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	(5,476)	1,907	(3,569)
Less: Reclassification adjustment for net losses (gains) losses included in net income	14,992	(5,237)	9,755
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	9,516	(3,330)	6,186
Net actuarial gains (losses) arising during the year	(105,527)	36,934	(68,593)
Amortization of net actuarial loss and prior service cost included in income	27,013	(9,455)	17,558
Net change in pension and post-retirement obligations	(78,514)	27,479	(51,035)
Total other comprehensive (loss) income	$36,110	$(13,164)	$22,946

	2011
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment (losses) recoveries on debt securities not expected to be sold	11,537	(4,038)	7,499
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	95,586	(33,455)	62,131
Less: Reclassification adjustment for net gains included in net income	3,681	(1,288)	2,393
Net change in unrealized holding gains (losses) on available-for-sale debt securities	110,804	(38,781)	72,023
Net change in unrealized holding gains (losses) on available-for-sale equity securities	612	(215)	397
Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	4,875	(1,703)	3,172
Less: Reclassification adjustment for net losses (gains) losses included in net income	3,107	(1,091)	2,016
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	7,982	(2,794)	5,188
Net actuarial gains (losses) arising during the year	(104,146)	36,451	(67,695)
Amortization of net actuarial loss and prior service cost included in income	21,261	(7,441)	13,820
Net change in pension and post-retirement obligations	(82,885)	29,010	(53,875)
Total other comprehensive income (loss)	$36,513	$(12,780)	$23,733

	2010
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment losses on debt securities not expected to be sold	23,569	(8,249)	15,320
Unrealized holding (losses) gains on available-for-sale debt securities arising during the period	(14,498)	5,019	(9,479)
Less: Reclassification adjustment for net gains included in net income	274	(96)	178
Net change in unrealized holding (losses) gains on available-for-sale debt securities	9,345	(3,326)	6,019
Net change in unrealized holding (losses) gains on available-for-sale equity securities	(162)	57	(105)
Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	80,069	(28,126)	51,943
Less: Reclassification adjustment for net losses (gains) losses included in net income	(115,692)	40,594	(75,098)
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	(35,623)	12,468	(23,155)
Net actuarial gains (losses) arising during the year	(45,804)	16,031	(29,773)
Amortization of net actuarial loss and prior service cost included in income	16,541	(5,789)	10,752
Net change in pension and post-retirement obligations	(29,263)	10,242	(19,021)
Total other comprehensive (loss) income	$(55,703)	$19,441	$(36,262)

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Activity in accumulated OCI for the three years ended December 31, were as follows:

(dollar amounts in thousands)	Unrealized gains and (losses) on debt securities (1)	Unrealized gains and (losses) on equity securities	Unrealized gains and (losses) on cash flow hedging derivatives	Unrealized gains (losses) for pension and other post- retirement obligations	Total
Balance, January 1, 2010	$(103,060)	$(322)	$58,865	$(112,468)	$(156,985)
Cumulative effect of change in accounting principle for consolidation of variable interest entities, net of tax	(4,249)	—	—	—	(4,249)
Balance, January 1, 2010, as adjusted	(107,309)	(322)	58,865	(112,468)	(161,234)
Period change	6,019	(105)	(23,155)	(19,021)	(36,262)
Balance, December 31, 2010	(101,290)	(427)	35,710	(131,489)	(197,496)
Period change	72,023	397	5,188	(53,875)	23,733
Balance, December 31, 2011	(29,267)	(30)	40,898	(185,364)	(173,763)
Period change	67,571	224	6,186	(51,035)	22,946
Balance, December 31, 2012	$38,304	$194	$47,084	$(236,399)	$(150,817)

(1) Amount at December 31, 2012 includes $0.2 million of net unrealized gains on securities transferred from the available-for-sale securities portfolio to the held-to-maturity securities portfolio. The net unrealized gains will be recognized in earnings over the remaining life of the security using the effective interest method.

14. SHAREHOLDERS’ EQUITY

Preferred Stock issued and outstanding

In 2008, Huntington issued 569,000 shares of 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (Series A Preferred Stock) with a liquidation preference of $1,000 per share. Each share of the Series A Preferred Stock is non-voting and may be converted at any time, at the option of the holder, into 83.668 shares of common stock of Huntington, which represents an approximate initial conversion price of $11.95 per share of common stock. On or after April 15, 2013, at the option of Huntington, the Series A Preferred Stock will be subject to mandatory conversion into Huntington's common stock at the prevailing conversion rate, if the closing price of Huntington's common stock exceeds 130% of the conversion price for 20 trading days during any 30 consecutive trading day period.

In 2011, Huntington issued $35.5 million par value Floating Rate Series B Non-Cumulative Perpetual Preferred Stock with a liquidation preference of $1,000 per share (the Series B Preferred Stock) and, in certain cases, an additional amount of cash consideration, in exchange for $35.5 million of (1) Huntington Capital I Floating Rate Capital Securities, (2) Huntington Capital II Floating Rate Capital Securities, (3) Sky Financial Capital Trust III Floating Rate Capital Securities and (4) Sky Financial Capital Trust IV Floating Rate Capital Securities.

As part of the exchange offer, Huntington issued depositary shares. Each depositary share represents a 1/40th ownership interest in a share of the Series B Preferred Stock. Each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of Series B Preferred Stock and all the related rights and preferences. Huntington will pay dividends on the Series B Preferred Stock at a floating rate equal to three-month LIBOR plus a spread of 2.70%. The preferred stock was recorded at the par amount of $35.5 million, with the difference between par amount of the shares and their fair value of $23.8 million recorded as a discount.

Repurchase of Outstanding TARP Capital and Warrant to Repurchase Common Stock

In 2008, Huntington received $1.4 billion of equity capital by issuing to the Treasury 1.4 million shares of TARP Capital and a ten-year warrant to purchase up to 23.6 million shares of Huntington’s common stock, par value $0.01 per share, at an exercise price of $8.90 per share. As approved by the Federal Reserve Board, the Treasury, and our other banking regulators, on December 22, 2010, Huntington repurchased all 1.4 million shares of our TARP Capital held by the Treasury totaling $1.4 billion. Huntington used the net proceeds from the issuance of common stock and subordinated debt, as well as other funds, to redeem the TARP Capital. On January 19, 2011, Huntington repurchased the warrant originally issued to the Treasury for a purchase price of $49.1 million.

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Share Repurchase Program

Huntington's board of directors authorized a share repurchase program consistent with Huntington’s capital plan that was submitted to the Federal Reserve in January 2012. During 2012, Huntington repurchased a total of 23.3 million shares of common stock, at a weighted average share price of $6.36. Huntington did not repurchase any shares of common stock during 2011.

15. Earnings Per Share

Basic earnings per share is the amount of earnings (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units and awards, distributions from deferred compensation plans, and the conversion of the Company’s convertible preferred stock (See Note 14). Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. For diluted earnings per share, net income available to common shares can be affected by the conversion of the Company’s convertible preferred stock. Where the effect of this conversion would be dilutive, net income available to common shareholders is adjusted by the associated preferred dividends and deemed dividend. The calculation of basic and diluted earnings per share for each of the three years ended December 31 was as follows:

	Year ended December 31,
(dollar amounts in thousands, except per share amounts)	2012	2011	2010
Basic earnings per common share:
Net income	$641,022	$542,613	$312,347
Preferred stock dividends, deemed dividends and accretion of discount	(31,989)	(30,813)	(172,032)
Net income available to common shareholders	$609,033	$511,800	$140,315
Average common shares issued and outstanding	857,962	863,691	726,934
Basic earnings per common share	$0.71	$0.59	$0.19

Diluted earnings per common share
Net income available to common shareholders	$609,033	$511,800	$140,315
Effect of assumed preferred stock conversion	—	—	—
Net income applicable to diluted earnings per share	$609,033	$511,800	$140,315
Average common shares issued and outstanding	857,962	863,691	726,934
Dilutive potential common shares:
Stock options and restricted stock units and awards	4,202	2,916	1,722
Shares held in deferred compensation plans	1,238	1,017	876
Conversion of preferred stock	—	—	—
Dilutive potential common shares:	5,440	3,933	2,598
Total diluted average common shares issued and outstanding	863,402	867,624	729,532
Diluted earnings per common share	$0.71	$0.59	$0.19

Approximately 24.4 million, 23.6 million, and 18.5 million options to purchase shares of common stock outstanding at the end of 2012, 2011, and 2010, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive.

16. SHARE-based Compensation

Huntington sponsors nonqualified and incentive share based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Compensation costs are included in personnel costs on the Consolidated Statements of Income. Stock options are granted at the closing market price on the date of the grant. Options granted typically vest ratably over three years or when other conditions are met. Stock options, which represented a significant portion of our grant values, have no intrinsic value until the stock price increases. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.

During the 2012 second quarter, shareholders approved the Huntington Bancshares Incorporated 2012 Long-Term Incentive Plan (the Plan) which authorized 51 million shares for future grants. The Plan is the only active plan under which Huntington is currently granting share based options and awards. At December 31, 2012, 39.4 million shares from the Plan were available for future grants. Huntington issues shares to fulfill stock option exercises and restricted stock unit and award vesting from available authorized common shares. At December 31, 2012, the Company believes there are adequate authorized common shares to satisfy anticipated stock option exercises and restricted stock unit and award vesting in 2013.

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Huntington uses the Black-Scholes option pricing model to value share-based compensation expense. Forfeitures are estimated at the date of grant based on historical rates, and updated as necessary, and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. The expected dividend yield is based on the dividend rate and stock price at the date of the grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option.

The following table illustrates the weighted average assumptions used in the option-pricing model for options granted in the three years ended December 31, 2012, 2011, and 2010:

	2012	2011	2010
Assumptions
Risk-free interest rate	1.10%	1.95%	2.30%
Expected dividend yield	2.38	2.63	0.68
Expected volatility of Huntington's common stock	34.9	30.0	38.5
Expected option term (years)	6.0	6.0	6.0
Weighted-average grant date fair value per share	$1.78	$1.40	$2.20

The following table illustrates total share-based compensation expense and related tax benefit for the three years ended December 31, 2012, 2011, and 2010:

(dollar amounts in thousands)	2012	2011	2010
Share-based compensation expense	$27,873	$19,666	$15,453
Tax benefit	9,298	6,708	5,408

Huntington’s stock option activity and related information for the year ended December 31, 2012, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(amounts in thousands, except years and per share amounts)	Options	Price	Life (Years)	Value
Outstanding at January 1, 2012	27,205	$11.47
Granted	5,920	6.71
Exercised	(520)	4.33
Forfeited/expired	(5,837)	19.21
Outstanding at December 31, 2012	26,768	$8.87	4.5	$9,449
Vested and expected to vest at December 31, 2012 (1)	12,322	$6.26	5.8	$3,388
Exercisable at December 31, 2012	13,037	$11.61	3.1	$5,749

(1) The number of options expected to vest includes an estimate of expected forfeitures.

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the “in-the-money” option exercise price. For the years ended December 31, 2012, 2011, and 2010, cash received for the exercises of stock options was $2.3 million, $0.5 million and $0.2 million, respectively. The tax benefit realized for the tax deductions from option exercises totaled $0.3 million, $0.1 million and less than $0.1 million in 2012, 2011, and 2010, respectively.

Huntington also grants restricted stock, restricted stock units, performance share awards and other stock-based awards. Restricted stock units and awards are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period. Restricted stock awards provide the holder with full voting rights and cash dividends during the vesting period. Restricted stock units do not provide the holder with voting rights or cash dividends during the vesting period, but do accrue a dividend equivalent that is paid upon vesting, and are subject to certain service restrictions. Performance share awards are payable contingent upon Huntington achieving certain predefined performance objectives over the three-year measurement period. The fair value of these awards is the closing market price of Huntington’s common stock on the date of award.

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The following table summarizes the status of Huntington's restricted stock units and performance share awards as of December 31, 2012, and activity for the year ended December 31, 2012:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Performance	Grant Date
	Stock	Fair Value	Share	Fair Value
(amounts in thousands, except per share amounts)	Units	Per Share	Awards	Per Share
Nonvested at January 1, 2012	7,591	$6.09	—	$—
Granted	2,994	6.68	694	6.77
Vested	(1,647)	5.53	—	—
Forfeited	(454)	6.24	—	—
Nonvested at December 31, 2012	8,484	$6.40	694	$6.77

The weighted-average grant date fair value of nonvested shares granted for the years ended December 31, 2012, 2011 and 2010, were $6.69, $6.24, and $6.15, respectively. The total fair value of awards vested during the years ended December 31, 2012, 2011, and 2010, was $9.1 million, $11.2 million, and $3.0 million, respectively. As of December 31, 2012, the total unrecognized compensation cost related to nonvested awards was $32.8 million with a weighted-average expense recognition period of 2.0 years.

The following table presents additional information regarding options outstanding as of December 31, 2012:

(amounts in thousands, except years and per share amounts)	Options Outstanding			Exercisable Options
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of		Contractual	Exercise		Exercise
Exercise Prices	Shares	Life (Years)	Price	Shares	Price
$0 to $5.63	2,968	3.8	$4.54	2,201	$4.39
$5.64 to $6.02	10,120	5.6	6.02	3,373	6.02
$6.03 to $15.95	8,600	5.5	6.75	2,383	6.91
$15.96 to $24.56	5,080	1.1	20.65	5,080	20.65
Total	26,768	4.5	$8.87	13,037	$11.61

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17. Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city, and foreign jurisdictions. Federal income tax audits have been completed through 2009. The Company has appealed certain proposed adjustments resulting from the IRS examination of the 2006 and 2007 tax returns. In addition, we will appeal certain proposed adjustments resulting from the IRS examination of our 2008 and 2009 tax returns. Management believes the tax positions taken related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intend to vigorously defend them. During 2011, Management entered into discussions with the Appeals Division of the IRS for the 2006 and 2007 tax returns. It is possible the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs. However, although no assurance can be given, Management believes the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position. In the 2013 first quarter, the IRS will begin its examination of our 2010 and 2011 federal income tax returns. Various state and other jurisdictions remain open to examination for tax years 2006 and forward.

Huntington accounts for uncertainties in income taxes in accordance with ASC 740, Income Taxes. At December 31, 2012, Huntington had gross unrecognized tax benefits of $6.2 million in income tax liability related to tax positions. Due to the complexities of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. However, any ultimate settlement is not expected to be material to the Consolidated Financial Statements as a whole. Huntington does not anticipate the total amount of gross unrecognized tax benefits to significantly change within the next 12 months.

The following table provides a reconciliation of the beginning and ending amounts of gross unrecognized tax benefits:

(dollar amounts in thousands)	2012	2011

Unrecognized tax benefits at beginning of year	$11,896	$49,506
Gross increases for tax positions taken during prior years	—	—
Gross decreases for tax positions taken during prior years	(5,650)	(37,610)
Unrecognized tax benefits at end of year	$6,246	$11,896

Any interest and penalties on income tax assessments or income tax refunds are recognized in the Consolidated Statements of Income as a component of provision for income taxes. Huntington recognized $0.1 million of interest benefit for the year ended December 31, 2012, and $0.1 million, and $2.2 million of interest expense for the years ended December 31, 2011 and 2010, respectively. Total interest accrued was $2.2 million and $2.3 million for the years ended December 31, 2012 and 2011, respectively. All of the gross unrecognized tax benefits would impact the Company’s effective tax rate if recognized.

The following is a summary of the provision (benefit) for income taxes:

	Year Ended December 31,
(dollar amounts in thousands)	2012	2011	2010
Current tax provision (benefit)
Federal	$24,006	$10,468	$40,675
State	6,966	(5,040)	29,539
Total current tax provision (benefit)	30,972	5,428	70,214
Deferred tax provision (benefit)
Federal	186,396	158,709	(30,243)
State	(33,273)	484	(7)
Total deferred tax provision (benefit)	153,123	159,193	(30,250)
Provision for income taxes	$184,095	$164,621	$39,964

Tax impact associated with securities transactions included in the above amounts were $1.7 million of tax expense in 2012, and tax benefits of $1.3 million in 2011, and $0.1 million in 2010.

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The following is a reconcilement of provision for income taxes:

	Year Ended December 31,
(dollar amounts in thousands)	2012	2011	2010
Provision for income taxes computed at the statutory rate	$288,791	$247,532	$123,310
Increases (decreases):
Tax-exempt interest income	(15,752)	(9,695)	(6,680)
Tax-exempt bank owned life insurance income	(19,151)	(21,169)	(20,595)
Dividends	—	(17,744)	—
Asset securitization activities	—	—	46,160
General business credits	(49,654)	(31,269)	(23,360)
State deferred tax asset valuation allowance adjustment, net	(21,251)	—	—
Capital loss	(18,659)	(7,000)	(62,681)
Loan acquisitions	—	—	(43,650)
Affordable housing investment amortization	13,621	5,983	4,344
State income taxes, net	4,152	(2,962)	19,196
Other	1,998	945	3,920
Provision for income taxes	$184,095	$164,621	$39,964

The significant components of deferred tax assets and liabilities at December 31, were as follows:

	At December 31,
(dollar amounts in thousands)	2012	2011
Deferred tax assets:
Allowances for credit losses	$282,175	$348,269
Loss and other carryforwards	215,232	217,877
Fair value adjustments	84,740	92,569
Accrued expense/prepaid	39,813	32,736
Purchase accounting adjustments	8,383	10,556
Partnership investments	7,148	—
Other	17,883	15,661
Total deferred tax assets	655,374	717,668

Deferred tax liabilities:
Lease financing	122,395	65,029
Loan origination costs	61,189	51,124
Purchase accounting adjustments	50,704	51,754
Operating assets	35,655	33,511
Pension and other employee benefits	33,898	19,290
Securities adjustments	30,713	40,273
Mortgage servicing rights	30,686	45,948
Partnership investments	—	6,761
Other	21,447	15,558
Total deferred tax liabilities	386,687	329,248
Net deferred tax asset before valuation allowance	268,687	388,420
Valuation allowance	(64,812)	(23,594)
Net deferred tax asset	$203,875	$364,826

At December 31, 2012, Huntington’s net deferred tax asset related to loss and other carryforwards was $215.2 million. This was comprised of federal net operating loss carryforwards of $27.0 million, which will begin expiring in 2023, $86.6 million of state net operating loss carryforward, which will begin expiring in 2015, an alternative minimum tax credit carryforward of $50.1 million, which may be carried forward indefinitely, a general business credit carryover of $47.7 million, which will begin expiring in 2027, a capital loss carryforward of $3.0 million, which will expire in 2015, and a charitable contribution carryforward of $0.8 million, which will expire in 2016. A valuation allowance of $3.0 million has been established for the capital loss carryforward because Management believes that it is more likely than not that the realization of this asset will not occur. The valuation allowance on this capital loss carryforward decreased $20.5 million compared with 2011 from the utilization and expiration of capital loss carryforwards.

In prior periods, Huntington established a full valuation allowance against state deferred tax assets and state net operating loss carryforwards based on the uncertainty of forecasted state taxable income expected in applicable jurisdictions in order to utilize the state deferred tax asset and net operating loss carryforwards. Based on current analysis of both positive and negative evidence and projected forecasted state taxable income, the Company believes that it is more likely than not that a portion of the state deferred tax asset and state net operating loss carryforwards will be realized. As a result of this analysis, a valuation allowance of $32.7 was adjusted for the portion of the deferred tax asset and state net operating loss carryforwards the Company expects to realize.

54

A valuation allowance of $64.8 million remains for certain state deferred tax assets, state net operating loss carryforwards, and capital loss carryfowards that are not expected to be realized within the carryforward periods. In Management’s opinion, the results of future operations will generate sufficient taxable income to realize the net operating loss, alternative minimum tax credit carryforward, charitable contribution carryforward, and general business credit carryforward. Consequently, Huntington determined that a valuation allowance for these deferred tax assets was not required as of December 31, 2012.

18. Benefit Plans

Huntington sponsors the Plan, a non-contributory defined benefit pension plan covering substantially all employees hired or rehired prior to January 1, 2010. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than the amount deductible under the Internal Revenue Code. Although not required, Huntington made a $75 million contribution to the Plan in the third quarter of 2012.

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage. The employer paid portion of the post-retirement health and life insurance plan was eliminated for employees retiring on and after March 1, 2010. Eligible employees retiring on and after March 1, 2010, who elect retiree medical coverage, will pay the full cost of this coverage. Huntington will not provide any employer paid life insurance to employees retiring on and after March 1, 2010. Eligible employees will be able to convert or port their existing life insurance at their own expense under the same terms that are available to all terminated employees.

The following table shows the weighted-average assumptions used to determine the benefit obligation at December 31, 2012 and 2011, and the net periodic benefit cost for the years then ended:

	Pension		Post-Retirement
	Benefits		Benefits
	2012	2011	2012	2011
Weighted-average assumptions used to determine benefit obligations
Discount rate	3.83%	4.57%	3.28%	4.34%
Rate of compensation increase	4.50	4.50	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	4.57	5.35	4.34	5.00
Expected return on plan assets	8.00	8.00	N/A	N/A
Rate of compensation increase	4.50	4.50	N/A	N/A
N/A - Not Applicable

The expected long-term rate of return on plan assets is an assumption reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The expected long-term rate of return is established at the beginning of the plan year based upon historical returns and projected returns on the underlying mix of invested assets.

The following table reconciles the beginning and ending balances of the benefit obligation of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

	Pension		Post-Retirement
	Benefits		Benefits
(dollar amounts in thousands)	2012	2011	2012	2011
Projected benefit obligation at beginning of measurement year	$656,339	$577,770	$32,851	$34,241
Changes due to:
Service cost	24,869	21,650	—	—
Interest cost	29,215	30,073	1,350	1,618
Benefits paid	(13,719)	(12,285)	(3,850)	(4,895)
Settlements	(10,444)	(10,408)	—	—
Medicare subsidies	—	—	740	670
Actuarial assumptions and gains and losses	97,518	49,539	(3,304)	1,217
Total changes	127,439	78,569	(5,064)	(1,390)
Projected benefit obligation at end of measurement year	$783,778	$656,339	$27,787	$32,851

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Benefits paid are net of retiree contributions collected by Huntington. The actual contributions received in 2012 by Huntington for the retiree medical program were $2.8 million.

The following table reconciles the beginning and ending balances of the fair value of Plan assets at the December 31, 2012 and 2011 measurement dates:

	Pension
	Benefits
(dollar amounts in thousands)	2012	2011
Fair value of plan assets at beginning of measurement year	$538,970	$478,479

Changes due to:
Actual return on plan assets	43,810	(6,593)
Employer contributions	75,000	90,000
Settlements	(10,444)	(10,631)
Benefits paid	(13,719)	(12,285)
Total changes	94,647	60,491
Fair value of plan assets at end of measurement year	$633,617	$538,970

Huntington’s accumulated benefit obligation under the Plan was $775.2 million and $651.3 million at December 31, 2012 and 2011. As of December 31, 2012, the accumulated benefit obligation exceeded the fair value of Huntington’s plan assets by $141.6 million and the projected benefit obligation exceeded the fair value of Huntington’s plan assets by $150.2 million.

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The following table shows the components of net periodic benefit costs recognized in the three years ended December 31, 2012:

	Pension Benefits			Post-Retirement Benefits
(dollar amounts in thousands)	2012	2011	2010	2012	2011	2010
Service cost	$24,869	$21,650	$20,205	$—	$—	$—
Interest cost	29,215	30,073	28,869	1,350	1,618	1,731
Expected return on plan assets	(45,730)	(43,290)	(42,113)	—	—	—
Amortization of transition asset	(4)	(5)	5	—	—	—
Amortization of prior service cost	(5,767)	(5,767)	(5,766)	(1,353)	(1,354)	(1,353)
Amortization of loss	26,956	23,494	14,989	(332)	(423)	(699)
Settlements	5,405	5,483	9,694	—	—	—
Benefit costs	$34,944	$31,638	$25,883	$(335)	$(159)	$(321)

Included in benefit costs are $1.1 million, $0.8 million, and $1.0 million of plan expenses that were recognized in the three years ended December 31, 2012, 2011, and 2010. It is Huntington’s policy to recognize settlement gains and losses as incurred. Assuming no cash contributions are made to the Plan during 2013, Management expects net periodic pension cost, excluding any expense of settlements, to approximate $42.7 million for 2013. The postretirement medical and life subsidy was eliminated for anyone that retires on or after March 1, 2010. As such, there were no incremental net periodic post-retirement benefits costs associated with this plan.

The estimated transition obligation, prior service credit, and net actuarial loss for the plans that will be amortized from OCI into net periodic benefit cost over the next fiscal year is zero, $7.1 million, and $38.5 million, respectively.

At December 31, 2012 and 2011, The Huntington National Bank, as trustee, held all Plan assets. The Plan assets consisted of investments in a variety of corporate and government fixed income investments, Huntington mutual funds and Huntington common stock as follows:

	Fair Value
(dollar amounts in thousands)	2012		2011 (1)
Cash	$22	—%	$25	—%
Cash equivalents:
Huntington funds - money market	6,012	1	39,943	7
Fixed income:
Huntington funds - fixed income funds	84,688	13	174,615	32
Corporate obligations	149,241	24	—	—
U.S. Government Obligations	36,595	6	—	—
U.S. Government Agencies	7,511	1	—	—
Equities:
Huntington funds	312,479	49	283,963	53
Huntington common stock	37,069	6	40,424	8
Other common stock	—	—	—	—
Fair value of plan assets	$633,617	100%	$538,970	100%

(1)A $40 million contribution to the Plan on December 28, 2011, had not yet been invested and was in Huntington Funds-money market as of December 31, 2011.

Investments of the Plan are accounted for at cost on the trade date and are reported at fair value. All of the Plan’s investments at December 31, 2012 are classified as Level 1 within the fair value hierarchy, except for corporate obligations, U.S. government obligations, and U.S. government agencies, which are classified as Level 2. In general, investments of the Plan are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investments, it is reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the Plan assets.

The investment objective of the Plan is to maximize the return on Plan assets over a long time period, while meeting the Plan obligations. At December 31, 2012, Plan assets were invested less than 1% in cash and cash equivalents, 55% in equity investments, and 44% in bonds, with an average duration of 12.0 years on bond investments. The estimated life of benefit obligations was 14 years. Although it may fluctuate with market conditions, Management has targeted a long-term allocation of Plan assets of 20% to 50% in equity investments and 80% to 50% in bond investments. The allocation of Plan assets between equity investments and fixed income investments will change from time to time with the allocation to fixed income investments increasing as the funding level increases.

57

The following table shows the number of shares and dividends received on shares of Huntington stock held by the Plan:

	December 31,
(dollar amounts in thousands, except share amounts)	2012	2011
Shares in Huntington common stock(1)	5,764,986	7,309,986
Dividends received on shares of Huntington stock	$1,085	$409

(1)The Plan has acquired and held Huntington common stock in compliance at all times with Section 407 of the Employee Retirement Income Security Act of 1978.

At December 31, 2012, the following table shows when benefit payments, which include expected future service, as appropriate, were expected to be paid:

		Post-
	Pension	Retirement
(dollar amounts in thousands)	Benefits	Benefits
2013	$42,743	$3,837
2014	42,537	3,585
2015	42,960	3,369
2016	43,329	3,156
2017	43,903	2,994
2018 through 2022	240,842	12,380

Although not required, Huntington may choose to make a cash contribution to the Plan up to the maximum deductible limit in the 2013 plan year. Anticipated contributions for 2013 to the post-retirement benefit plan are $3.1 million.

The assumed healthcare cost trend rate has an effect on the amounts reported. A one percentage point increase would decrease service and interest costs and the post-retirement benefit obligation by less than $0.01million and $0.01 million, respectively. A one percentage point decrease would increase service and interest costs and the post-retirement benefit obligation by less than $0.01 million and $0.02 million, respectively.

The 2013 and 2012 healthcare cost trend rate was projected to be 7.7% for pre-65 aged participants and 8.2% for post-65 aged participants. These rates are assumed to decrease gradually until they reach 4.5% for both pre-65 aged participants and post-65 aged participants in the year 2028 and remain at that level thereafter. Huntington updated the immediate healthcare cost trend rate assumption based on current market data and Huntington’s claims experience. This trend rate is expected to decline over time to a trend level consistent with medical inflation and long-term economic assumptions.

Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain current and former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2012 and 2011, Huntington has an accrued pension liability of $35.4 million and $26.9 million, respectively, associated with these plans. Pension expense for the plans was $2.5 million, $1.8 million, and $1.8 million in 2012, 2011, and 2010, respectively.

The following table presents the amounts recognized in the Consolidated Balance Sheets at December 31, 2012 and 2011 for all of Huntington defined benefit plans:

(dollar amounts in thousands)	2012	2011
Accrued expenses and other liabilities	$213,335	$177,092

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The following tables present the amounts recognized in OCI as of December 31, 2012, 2011, and 2010, and the changes in accumulated OCI for the years ended December 31, 2012, 2011, and 2010:

(dollar amounts in thousands)	2012	2011	2010
Net actuarial loss	$(262,187)	$(215,628)	$(166,183)
Prior service cost	25,788	30,261	34,688
Transition liability	—	3	6
Defined benefit pension plans	$(236,399)	$(185,364)	$(131,489)

	2012
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Balance, beginning of year	$(285,177)	$99,813	$(185,364)
Net actuarial (loss) gain:
Amounts arising during the year	(105,527)	36,934	(68,593)
Amortization included in net periodic benefit costs	33,880	(11,858)	22,022
Prior service cost:
Amounts arising during the year	—	—	—
Amortization included in net periodic benefit costs	(6,865)	2,403	(4,462)
Transition obligation:
Amortization included in net periodic benefit costs	(2)	—	(2)
Balance, end of year	$(363,691)	$127,292	$(236,399)

	2011
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Balance, beginning of year	$(202,292)	$70,803	$(131,489)
Net actuarial (loss) gain:
Amounts arising during the year	(104,146)	36,451	(67,695)
Amortization included in net periodic benefit costs	28,077	(9,827)	18,250
Prior service cost:
Amounts arising during the year	—	—	—
Amortization included in net periodic benefit costs	(6,811)	2,384	(4,427)
Transition obligation:
Amortization included in net periodic benefit costs	(5)	2	(3)
Balance, end of year	$(285,177)	$99,813	$(185,364)

	2010
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Balance, beginning of year	$(173,029)	$60,561	$(112,468)
Net actuarial (loss) gain:
Amounts arising during the year	(45,804)	16,031	(29,773)
Amortization included in net periodic benefit costs	23,313	(8,159)	15,154
Prior service cost:
Amortization included in net periodic benefit costs	(6,777)	2,372	(4,405)
Transition obligation:
Amortization included in net periodic benefit costs	5	(2)	3
Balance, end of year	$(202,292)	$70,803	$(131,489)

59

Huntington has a defined contribution plan that is available to eligible employees. Huntington matched participant contributions, up to the first 3% of base pay contributed to the Plan. Half of the employee contribution was matched on the 4th and 5th percent of base pay contributed to the Plan. Starting January 1, 2013, Huntington matches participant contributions dollar-for-dollar, up to 4% of base pay contributed to the Plan.

The following table shows the costs of providing the defined contribution plan as of December 31:

	December 31,
(dollar amounts in thousands)	2012	2011	2010
Defined contribution plan	$16,926	$14,980	$8,787

The following table shows the number of shares, market value, and dividends received on shares of Huntington stock held by the defined contribution plan as of December 31:

	December 31,
(dollar amounts in thousands, except share amounts)	2012	2011
Shares in Huntington common stock	14,892,094	15,051,291
Market value of Huntington common stock	$95,160	$82,632
Dividends received on shares of Huntington stock	2,414	1,055

19. Fair Values of assets and liabilities

Huntington follows the fair value accounting guidance under ASC 820 and ASC 825.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level valuation hierarchy was established for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Transfers in and out of Level 1, 2, or 3 are recorded at fair value at the beginning of the reporting period.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Mortgage loans held for sale

Huntington elected to apply the fair value option for mortgage loans originated with the intent to sell which are included in loans held for sale. Mortgage loans held for sale are classified as Level 2 and are estimated using security prices for similar product types.

Available-for-sale securities and trading account securities

Securities accounted for at fair value include both the available-for-sale and trading portfolios. Huntington uses prices obtained from third party pricing services and recent trades to determine the fair value of securities. AFS and trading securities are classified as Level 1 using quoted market prices (unadjusted) in active markets for identical securities that Huntington has the ability to access at the measurement date. 1% of the positions in these portfolios are Level 1, and consist of U.S. Treasury securities and money market mutual funds. When quoted market prices are not available, fair values are classified as Level 2 using quoted prices for similar assets in active markets, quoted prices of identical or similar assets in markets that are not active, and inputs that are observable for the asset, either directly or indirectly, for substantially the full term of the financial instrument. 96% of the positions in these portfolios are Level 2, and consist of U.S. Government and agency debt securities, agency mortgage backed securities, asset-backed securities, municipal securities and other securities. For both Level 1 and Level 2 securities, management uses various methods and techniques to corroborate prices obtained from the pricing service, including reference to dealer or other market quotes, and by reviewing valuations of comparable instruments. If relevant market prices are limited or unavailable, valuations may require significant management judgment or estimation to determine fair value, in which case the fair values are classified as Level 3. 3% of our positions are Level 3, and consist of non-agency ALT-A asset-backed securities, private-label CMO securities, pooled-trust-preferred CDO securities and municipal securities. A significant change in the unobservable inputs for these securities may result in a significant change in the ending fair value measurement of these securities.

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The Alt-A, private label CMO and pooled-trust-preferred securities portfolios are classified as Level 3 and as such use significant estimates to determine the fair value of these securities which results in greater subjectivity. The Alt-A and private label CMO securities portfolios are subjected to a monthly review of the projected cash flows, while the cash flows of the pooled-trust-preferred securities portfolio are reviewed quarterly. These reviews are supported with analysis from independent third parties, and are used as a basis for impairment analysis.

Alt-A mortgage-backed and private-label CMO securities are collateralized by first-lien residential mortgage loans. The securities are valuation methodology incorporates values obtained from a third party pricing specialist using a discounted cash flow approach and a proprietary pricing model and includes assumptions management believes market participants would use to value the securities under current market conditions. The model uses inputs such as estimated prepayment speeds, losses, recoveries, default rates that are implied by the underlying performance of collateral in the structure or similar structures, house price depreciation / appreciation rates that are based upon macroeconomic forecasts and discount rates that are implied by market prices for similar securities with similar collateral structures.

Pooled-trust-preferred securities are CDOs backed by a pool of debt securities issued by financial institutions. The collateral generally consists of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full cash flow analysis is used to estimate fair values and assess impairment for each security within this portfolio. We engage a third party pricing specialist with direct industry experience in pooled-trust-preferred securities valuations to provide assistance in estimating the fair value and expected cash flows for each security in this portfolio.  The PD of each issuer and the market discount rate are the most significant inputs in determining fair value.  Management evaluates the PD assumptions provided by the third party pricing specialist by comparing the current PD to the assumptions used the previous quarter, actual defaults and deferrals in the current period, and trend data on certain financial ratios of the issuers. Huntington also evaluates the assumptions related to discount rates.   Relying on cash flows is necessary because there was a lack of observable transactions in the market and many of the original sponsors or dealers for these securities are no longer able to provide a fair value that is compliant with ASC 820

Huntington utilizes the same processes to determine the fair value of investment securities classified as held-to-maturity for impairment evaluation purposes.

Automobile loans

Effective January 1, 2010, Huntington consolidated an automobile loan securitization that previously had been accounted for as an off-balance sheet transaction. As a result, Huntington elected to account for the automobile loan receivables and the associated notes payable at fair value per guidance supplied in ASC 825. The automobile loan receivables are classified as Level 3. The key assumptions used to determine the fair value of the automobile loan receivables included projections of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rate spreads. Certain interest rates are available from similarly traded securities while other interest rates are developed internally based on similar asset-backed security transactions in the market.

MSRs

MSRs do not trade in an active market with readily observable prices. Accordingly, the fair value of these assets is classified as Level 3. Huntington determines the fair value of MSRs using an income approach model based upon our month-end interest rate curve and prepayment assumptions. The model, which is operated and maintained by a third party, utilizes assumptions to estimate future net servicing income cash flows, including estimates of time decay, payoffs, and changes in valuation inputs and assumptions. Servicing brokers and other sources of information (e.g. discussion with other mortgage servicers and industry surveys) are used to obtain information on market practice and assumptions. On at least a quarterly basis, third party marks are obtained from at least one service broker. Huntington reviews the valuation assumptions against this market data for reasonableness and adjusts the assumptions if deemed appropriate. Any recommended change in assumptions and / or inputs are presented for review to the Mortgage Price Risk Subcommittee for final approval.

Derivatives

Derivatives classified as Level 1 consist of exchange traded options and forward commitments to deliver mortgage-backed securities which are valued using quoted prices. Asset and liability conversion swaps and options, and interest rate caps are classified as Level 2. These derivative positions are valued using a discounted cash flow method that incorporates current market interest rates. Derivatives classified as Level 3 consist primarily of interest rate lock agreements related to mortgage loan commitments. The determination of fair value includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption. A significant increase or decrease in the external market price would result in a significantly higher or lower fair value measurement.

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Securitization trust notes payable

Consists of certain securitization trust notes payable related to the automobile loan receivables measured at fair value. The notes payable are classified as Level 2 and are valued based on interest rates for similar financial instruments.

Assets and Liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis at December 31, 2012 and 2011 are summarized below:

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	December 31, 2012
Assets
Mortgage loans held for sale	$—	$452,949	$—	$—	$452,949
Trading account securities:
Federal agencies: Mortgage-backed	—	—	—	—	—
Municipal securities	—	15,218	—	—	15,218
Other securities	75,729	258	—	—	75,987
	75,729	15,476	—	—	91,205
Available-for-sale and other securities:
U.S. Treasury securities	52,311	—	—	—	52,311
Federal agencies: Mortgage-backed (2)	—	4,264,670	—	—	4,264,670
Federal agencies: Other agencies	—	359,626	—	—	359,626
Municipal securities	—	439,772	61,228	—	501,000
Private-label CMO	—	22,793	48,775	—	71,568
Asset-backed securities	—	919,046	110,037	—	1,029,083
Covered bonds	—	290,625	—	—	290,625
Corporate debt	—	668,142	—	—	668,142
Other securities	17,177	3,898	—	—	21,075
	69,488	6,968,572	220,040	—	7,258,100
Automobile loans	—	—	142,762	—	142,762
MSRs	—	—	35,202	—	35,202
Derivative assets	6,368	465,517	13,180	(99,368)	385,697
Liabilities
Securitization trust notes payable	—	—	—	—	—
Derivative liabilities	6,813	228,312	478	(83,415)	152,188
Other liabilities	—	—	—	—	—

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	December 31, 2011
Assets
Mortgage loans held for sale	$—	$343,588	$—	$—	$343,588
Trading account securities:
Federal agencies: Mortgage-backed	—	5,541	—	—	5,541
Municipal securities	—	8,147	—	—	8,147
Other securities	32,085	126	—	—	32,211
	32,085	13,814	—	—	45,899
Available-for-sale and other securities:
U.S. Treasury securities	53,204	—	—	—	53,204
Federal agencies: Mortgage-backed (2)	—	4,464,892	—	—	4,464,892
Federal agencies: Other agencies	—	735,544	—	—	735,544
Municipal securities	—	312,634	95,092	—	407,726
Private-label CMO	—	—	72,364	—	72,364
Asset-backed securities	—	845,390	121,698	—	967,088
Covered bonds	—	504,045	—	—	504,045
Corporate debt	—	528,883	—	—	528,883
Other securities	53,619	4,134	—	—	57,753
	106,823	7,395,522	289,154	—	7,791,499
Automobile loans	—	—	296,250	—	296,250
MSRs	—	—	65,001	—	65,001
Derivative assets	4,886	485,428	6,770	(94,082)	403,002
Liabilities
Securitization trust notes payable	—	123,039	—	—	123,039
Derivative liabilities	12,245	246,132	6,939	—	265,316
Other liabilities	—	751	—	—	751

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(1) Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.

(2) During 2012 and 2011, Huntington transferred $278.2 million and $469.1 million, respectively of federal agencies: mortgage-backed securities from the available-for-sale securities portfolio to the held-to-maturity securities portfolio. These securities are valued at amortized cost and no longer classified within the fair value hierarchy. All securities were previously classified as Level 2 in the fair value hierarchy.

The tables below present a rollforward of the balance sheet amounts for the years ended December 31, 2012, 2011, and 2010 for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology:

	Level 3 Fair Value Measurements
	Year ended December 31, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of year	$65,001	$(169)	$95,092	$72,364	$121,698	$296,250	$—
Total gains / losses:
Included in earnings	(29,799)	10,617	—	(796)	(59)	(1,230)	—
Included in OCI	—	—	(1,637)	8,245	23,138	—	—
Purchases	—	—	—	—	—	—	—
Sales	—	—	(3,040)	(15,183)	(20,852)	—	—
Repayments	—	—	—	—	—	(152,258)	—
Issuances	—	—	—	—	—	—	—
Settlements	—	2,254	(29,187)	(15,855)	(13,888)	—	—
Transfers in / out of Level 3	—	—	—	—	—	—	—
Balance, end of year	$35,202	$12,702	$61,228	$48,775	$110,037	$142,762	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(29,799)	$5,818	$(1,637)	$8,245	$23,138	$(1,230)	$—

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	Level 3 Fair Value Measurements
	Year ended December 31, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of year	$125,679	$966	$149,806	$121,925	$162,684	$522,717	$—
Total gains / losses:
Included in earnings	(60,678)	211	—	(1,673)	(3,065)	(6,577)	—
Included in OCI	—	—	—	349	2,070	—	—
Purchases	—	—	1,760	—	—	—	—
Sales	—	—	—	(20,958)	—	—	—
Repayments	—	—	—	—	—	(219,890)	—
Issuances	—	—	—	—	—	—	—
Settlements	—	(1,346)	(56,474)	(27,279)	(39,991)	—	—
Transfers in / out of Level 3	—	—	—	—	—	—	—
Balance, end of year	$65,001	$(169)	$95,092	$72,364	$121,698	$296,250	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(60,678)	$(1,135)	$—	$(1,494)	$595	$(6,577)	$—

	Level 3 Fair Value Measurements
	Year ended December 31, 2010
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of year	$176,427	$(4,236)	$11,515	$477,319	$407,098	$—	$25,872
Total gains / losses:
Included in earnings	(50,748)	4,413	—	(5,117)	(6,160)	(2,267)	—
Included in OCI	—	—	—	44,475	16,191	—	—
Purchases	—	—	—	—	—	—	—
Sales	—	—	(112,322)	(312,460)	(53,806)	—	—
Repayments	—	—	—	—	—	(266,381)	—
Issuances	—	(1,741)	—	—	—	—	—
Settlements	—	2,530	(73,024)	(82,292)	(16,566)	—	—
Transfers in / out of Level 3 (1)	—	—	323,637	—	(184,073)	791,365	(25,872)
Balance, end of year	$125,679	$966	$149,806	$121,925	$162,684	$522,717	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(50,748)	$1,715	$—	$5,565	$15,113	$(2,267)	$—

(1) Transfers in / out of Level 3 include a transfer in of $323.6 million relating to municipal securities, due to lack of observable market data, a transfer out of $184.1 million of securities related to the consolidation of the 2009 Trust and a transfer in of $791.4 million of loans related to the 2009 Trust.

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The tables below summarize the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the years ended December 31, 2012, 2011, and 2010:

	Level 3 Fair Value Measurements
	Year ended December 31, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(29,799)	$10,617	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(1,614)	—	—	—
Interest and fee income	—	—	—	818	(59)	(6,950)	—
Noninterest income	—	—	—	—	—	5,720	—
Total	$(29,799)	$10,617	$—	$(796)	$(59)	$(1,230)	$—

	Level 3 Fair Value Measurements
	Year ended December 31, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(60,678)	$6,635	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(2,551)	(4,159)	—	—
Interest and fee income	—	—	—	878	1,094	(11,645)	—
Noninterest income	—	(6,424)	—	—	—	5,068	—
Total	$(60,678)	$211	$—	$(1,673)	$(3,065)	$(6,577)	$—

	Level 3 Fair Value Measurements
	Year ended December 31, 2010
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(50,748)	$4,413	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(7,149)	(6,554)	—	—
Interest and fee income	—	—	—	2,032	394	(11,202)	—
Noninterest income	—	—	—	—	—	8,935	—
Total	$(50,748)	$4,413	$—	$(5,117)	$(6,160)	$(2,267)	$—

Assets and liabilities under the fair value option

The following table presents the fair value and aggregate principal balance of certain assets and liabilities under the fair value option:

	December 31, 2012			December 31, 2011
	Fair value	Aggregate		Fair value	Aggregate
	carrying	unpaid		carrying	unpaid
(dollar amounts in thousands)	amount	principal	Difference	amount	principal	Difference
Assets
Mortgage loans held for sale	$452,949	$438,254	$14,695	$343,588	$328,641	$14,947
Automobile loans	142,762	140,916	1,846	296,250	293,174	3,076
Liabilities
Securitization trust notes payable	—	—	—	123,039	121,016	2,023

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The following tables present the net gains (losses) from fair value changes, including net gains (losses) associated with instrument specific credit risk for the years ended December 31, 2012, 2011 and 2010:

	Net gains (losses) from fair value changes
	Year ended December 31,
(dollar amounts in thousands)	2012	2011	2010
Assets
Mortgage loans held for sale	$4,284	$13,842	$(5,633)
Automobile loans	(1,231)	(6,577)	(2,267)
Liabilities
Securitization trust notes payable	(2,023)	(7,731)	(9,565)

	Gains (losses) included in fair value changes
	associated with instrument specific credit risk
	Year ended December 31,
(dollar amounts in thousands)	2012	2011	2010
Assets
Automobile loans	$2,749	$6,610	$3,370

Assets and Liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. These assets and liabilities are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. For the year ended December 31, 2012, assets measured at fair value on a nonrecurring basis were as follows:

Fair Value Measurements Using
		Quoted Prices	Significant	Significant	Total
		In Active	Other	Other	Gains/(Losses)
		Markets for	Observable	Unobservable	For the
	Fair Value at	Identical Assets	Inputs	Inputs	Year Ended
(dollar amounts in thousands)	December 31,	(Level 1)	(Level 2)	(Level 3)	December 31,
2012
Impaired loans	$150,873	$—	$—	$150,873	$(43,386)
Other real estate owned	28,097	—	—	28,097	$(8,284)

Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment when establishing the ACL. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. Appraisals are generally obtained to support the fair value of the collateral and incorporate measures such as recent sales prices for comparable properties and cost of construction. In cases where the carrying value exceeds the fair value of the collateral less cost to sell, an impairment charge is recognized. During the year ended December 31, 2012, Huntington identified $150.9 million of impaired loans for which the fair value is recorded based upon collateral value. For the year ended December 31, 2012, nonrecurring fair value losses of $43.4 million were recorded within the provision for credit losses.

Other real estate owned properties are included in accrued income and other assets and valued based on appraisals and third party price opinions, less estimated selling costs. During the year ended December 31, 2012, Huntington recorded $28.1 million of OREO assets at fair value and recognized losses of $8.3 million, recorded within noninterest expense.

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Significant unobservable inputs for assets and liabilities measured at fair value on a recurring and nonrecurring basis

The table below presents quantitative information about the significant unobservable inputs for assets and liabilities measured at fair value on a recurring and nonrecurring basis at December 31, 2012:

Quantitative Information about Level 3 Fair Value Measurements
(dollar amounts in thousands,	Fair Value at	Valuation	Significant	Range
except net costs to service)	December 31, 2012	Technique	Unobservable Input	(Weighted Average)
MSRs	$35,202	Discounted cash flow	Constant prepayment rate (CPR)	10.0% - 31.0% (20.0%)
			Spread over forward interest rate swap rates	-568 - 4,552 (1,288)

Derivative assets	13,180	Consensus Pricing	Net market price	-2.3% - 10.8% (3.0%)
Derivative liabilities	478		Estimated Pull thru %	38.0% - 89.0% (75.0%)

Municipal securities	61,228	Discounted cash flow	Discount rate	1.7% - 12.0% (3.1%)

Private-label CMO	48,775	Discounted cash flow	Discount rate	3.0% - 8.5% (6.2%)
			Constant prepayment rate (CPR)	5.1% - 26.7% (14.8%)
			Probability of default	0.1% - 4.0% (1.0%)
			Loss Severity	0.0% - 64.0% (27.8%)

Asset-backed securities	110,037	Discounted cash flow	Discount rate	4.5% - 16.6% (9.0%)
			Constant prepayment rate (CPR)	5.1% - 9.8% (5.3%)
			Cumulative prepayment rate	0.0% - 100.0% (6.9%)
			Constant default	0.3% - 4.0% (2.8%)
			Cumulative default	1.1% - 100.0% (20.1%)
			Loss given default	85.0% - 100.0% (92.4%)
			Cure given deferral	0.0% - 90.0% (34.7%)
			Loss severity	20.0% - 72.0% (64.9%)

Automobile loans	142,762	Discounted cash flow	Constant prepayment rate (CPR)	15.6%
			Discount rate	0.8% - 5.0% (4.0%)

Impaired loans	150,873	Appraisal value	—	—

Other real estate owned	28,097	Appraisal value	—	—

The following provides a general description of the impact of a change in an unobservable input on the fair value measurement and the interrelationship between unobservable inputs, where relevant/significant. Interrelationships may also exist between observable and unobservable inputs. Such relationships have not been included in the discussion below.

A significant change in the unobservable inputs may result in a significant change in the ending fair value measurement of Level 3 instruments. In general, prepayment rates increase when market interest rates decline and decrease when market interest rates rise and higher prepayment rates generally result in lower fair values for MSR assets, Private-label CMO securities, Asset-backed securities, and automobile loans.

Credit loss estimates, such as probability of default, constant default, cumulative default, loss given default, cure given deferral, and loss severity, are driven by the ability of the borrowers to pay their loans and the value of the underlying collateral and are impacted by changes in macroeconomic conditions, typically increasing when economic conditions worsen and decreasing when conditions improve. An increase in the estimated prepayment rate typically results in a decrease in estimated credit losses and vice versa. Higher credit loss estimates generally result in lower fair values. Credit spreads generally increase when liquidity risks and market volatility increase and decrease when liquidity conditions and market volatility improve.

Discount rates and spread over forward interest rate swap rates typically increase when market interest rates increase and/or credit and liquidity risks increase and decrease when market interest rates decline and/or credit and liquidity conditions improve. Higher discount rates and credit spreads generally result in lower fair market values.

Net market price and pull through percentages generally increase when market interest rates increase and decline when market interest rates decline. Higher net market price and pull through percentages generally result in higher fair values.

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Fair values of financial instruments

The following table provides the carrying amounts and estimated fair values of Huntington’s financial instruments that are carried either at fair value or cost at December 31, 2012 and December 31, 2011:

	December 31, 2012		December 31, 2011
	Carrying	Fair	Carrying	Fair
(dollar amounts in thousands)	Amount	Value	Amount	Value
Financial Assets:
Cash and short-term assets	$1,333,727	$1,333,727	$1,206,911	$1,206,911
Trading account securities	91,205	91,205	45,899	45,899
Loans held for sale	764,309	773,013	1,618,391	1,638,276
Available-for-sale and other securities	7,566,175	7,566,175	8,078,014	8,078,014
Held-to-maturity securities	1,743,876	1,794,105	640,551	660,186
Net loans and direct financing leases	39,959,350	38,401,965	37,958,955	36,669,829
Derivatives	385,697	385,697	403,002	403,002

Financial Liabilities:
Deposits	46,252,683	46,330,715	43,279,625	43,406,125
Short-term borrowings	589,814	584,671	1,441,092	1,429,717
Federal Home Loan Bank advances	1,008,959	1,008,959	362,972	362,972
Other long term debt	158,784	156,719	1,231,517	1,232,975
Subordinated notes	1,197,091	1,183,827	1,503,368	1,410,392
Derivatives	152,188	152,188	265,316	265,316

The following table presents the level in the fair value hierarchy for the estimated fair values of only Huntington’s financial instruments that are not already on the Consolidated Balance Sheets at fair value at December 31, 2012 and December 31, 2011:

	Estimated Fair Value Measurements at Reporting Date Using			Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	December 31, 2012
Financial Assets
Loans held for sale	$—	$—	$316,007	$316,007
Held-to-maturity securities	—	1,794,105	—	1,794,105
Net loans and direct financing leases	—	—	38,259,203	38,259,203
Financial liabilities
Deposits	—	39,136,127	7,194,588	46,330,715
Short-term borrowings	—	—	584,671	584,671
Other long-term debt	—	2,124	154,595	156,719
Subordinated notes	—	—	1,183,827	1,183,827

	Estimated Fair Value Measurements at Reporting Date Using			Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	December 31, 2011
Financial Assets
Loans held for sale	$—	$—	$1,291,755	$1,291,755
Held-to-maturity securities	—	660,186	—	660,186
Net loans and direct financing leases	—	—	36,373,579	36,373,579
Financial liabilities
Deposits	—	35,049,194	8,356,931	43,406,125
Short-term borrowings	—	—	1,429,717	1,429,717
Other long-term debt	—	937,959	171,977	1,109,936
Subordinated notes	—	—	1,410,392	1,410,392

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, FHLB advances, and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters of credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of ASC Topic 820.

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Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and nonmortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not included above. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by Management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Loans and Direct Financing Leases

Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of expected losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the market place.

Deposits

Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt

Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.

20. Derivative Financial Instruments

Derivative financial instruments are recorded in the Consolidated Balance Sheets as either an asset or a liability (in accrued income and other assets or accrued expenses and other liabilities, respectively) and measured at fair value.

Derivatives used in Asset and Liability Management Activities

A variety of derivative financial instruments, principally interest rate swaps, cap, floors, and collars, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. Huntington records derivatives at fair value, as further described in Note 19. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counterparty credit risk. At December 31, 2012 and 2011, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $17.4 million and $36.4 million, respectively. The credit risk associated with derivatives used in asset and liability management activities is calculated after considering master netting agreements.

At December 31, 2012, Huntington pledged $181.1 million of investment securities and cash collateral to counterparties, while other counterparties pledged $162.5 million of investment securities and cash collateral to Huntington to satisfy collateral netting agreements. In the event of credit downgrades, Huntington would not be required to provide additional collateral.

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The following table presents the gross notional values of derivatives used in Huntington’s asset and liability management activities at December 31, 2012, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(dollar amounts in thousands)	Hedges	Hedges	Total
Instruments associated with:
Loans	$—	$9,188,000	$9,188,000
Deposits	691,875	—	691,875
Subordinated notes	598,000	—	598,000
Other long-term debt	35,000	—	35,000
Total notional value at December 31, 2012	$1,324,875	$9,188,000	$10,512,875

The following table presents additional information about the interest rate swaps and caps used in Huntington’s asset and liability management activities at December 31, 2012:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(dollar amounts in thousands )	Value	(years)	Value	Receive	Pay
Asset conversion swaps
Receive fixed - generic	$9,188,000	2.9	$58,678	1.01%	0.47%
Total asset conversion swaps	9,188,000	2.9	58,678	1.01	0.47
Liability conversion swaps
Receive fixed - generic	1,324,875	3.2	110,544	2.88	0.39
Total liability conversion swaps	1,324,875	3.2	110,544	2.88	0.39
Total swap portfolio	$10,512,875	2.9	$169,222	1.25%	0.46%

These derivative financial instruments were entered into for the purpose of managing the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amounts resulted in an increase to net interest income of $107.5 million, $113.9 million, and $192.2 million for the years ended December 31, 2012, 2011, and 2010, respectively.

In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $0.6 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $0.6 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

In connection with the sale of Huntington's Class B Visa® shares, Huntington entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of Class B shares resulting from the Visa® litigation. At December 31 2012, the fair value of the swap liability of $0.4 million is an estimate of the exposure liability based upon Huntington’s assessment of the potential Visa® litigation losses.

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The following table presents the fair values at December 31, 2012 and 2011 of Huntington’s derivatives that are designated and not designated as hedging instruments. Amounts in the table below are presented gross without the impact of any net collateral arrangements:

Asset derivatives included in accrued income and other assets
	December 31,
(dollar amounts in thousands)	2012	2011
Interest rate contracts designated as hedging instruments	$169,222	$175,932
Interest rate contracts not designated as hedging instruments	296,295	309,496
Foreign exchange contracts not designated as hedging instruments	5,605	4,885
Total contracts	$471,122	$490,313

Liability derivatives included in accrued expenses and other liabilities
	December 31,
(dollar amounts in thousands)	2012	2011
Interest rate contracts designated as hedging instruments	$—	$—
Interest rate contracts not designated as hedging instruments	228,757	252,962
Foreign exchange contracts not designated as hedging instruments	4,655	4,318
Total contracts	$233,412	$257,280

Fair value hedges are purchased to convert deposits and subordinated and other long-term debt from fixed-rate obligations to floating rate. The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item.

The following table presents the change in fair value for derivatives designated as fair value hedges as well as the offsetting change in fair value on the hedged item:

	Year ended December 31,
(dollar amounts in thousands)	2012	2011	2010
Interest rate contracts
Change in fair value of interest rate swaps hedging deposits (1)	$(2,526)	$801	$6,108
Change in fair value of hedged deposits (1)	2,601	(1,050)	(6,744)
Change in fair value of interest rate swaps hedging subordinated notes (2)	1,432	45,480	19,319
Change in fair value of hedged subordinated notes (2)	(1,432)	(45,480)	(19,319)
Change in fair value of interest rate swaps hedging other long-term debt (2)	114	2,493	1,847
Change in fair value of hedged other long-term debt (2)	(114)	(2,493)	(1,847)

(1) Effective portion of the hedging relationship is recognized in Interest expense - deposits in the Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Consolidated Statements of Income.

(2) Effective portion of the hedging relationship is recognized in Interest expense - subordinated notes and other-long-term debt in the Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Consolidated Statements of Income.

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to a fixed-rate debt. This reduces the potentially adverse impact of increases in interest rates on future interest expense. Other LIBOR-based commercial and industrial loans were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of OCI in the Consolidated Statements of Shareholders’ Equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in noninterest income.

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The following table presents the gains and (losses) recognized in OCI and the location in the Consolidated Statements of Income of gains and (losses) reclassified from OCI into earnings for derivatives designated as effective cash flow hedges:

Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in OCI on derivatives (effective portion)			Location of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)	Amount of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)
(dollar amounts in thousands)	2012	2011	2010		2012	2011	2010
Interest rate contracts
Loans	$(2,866)	$2,469	$51,943	Interest and fee income - loans and leases	$14,849	$3,080	$(116,881)
Investment securities	(703)	703	—	Interest and fee income - investment securities	—	—	—
FHLB Advances	—	—	—	Interest expense - FHLB Advances	—	—	2,580
Subordinated notes	—	—	—	Interest expense - subordinated notes and other long-term debt	143	27	(1,391)
Total	$(3,569)	$3,172	$51,943		$14,992	$3,107	$(115,692)

Reclassified gains and losses on swaps related to loans and investment securities and swaps related to subordinated debt are recorded within interest income and interest expense, respectively. During the next twelve months, Huntington expects to reclassify to earnings $39.6 million after-tax, of unrealized gains on cash flow hedging derivatives currently in OCI.

The following table presents the gains and (losses) recognized in noninterest income for the ineffective portion of interest rate contracts for derivatives designated as cash flow hedges for the years ending December 31, 2012, 2011, and 2010:

	December 31,
(dollar amounts in thousands)	2012	2011	2010
Derivatives in cash flow hedging relationships
Interest rate contracts
Loans	$(179)	$98	$947

Derivatives used in trading activities

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.

The net fair values of these derivative financial instruments, for which the gross amounts are included in accrued income and other assets or accrued expenses and other liabilities at December 31, 2012 and 2011, were $63.4 million and $53.2 million, respectively. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $12.0 billion and $10.6 billion at December 31, 2012 and 2011, respectively. Huntington’s credit risks from interest rate swaps used for trading purposes were $296.1 million and $309.5 million at the same dates, respectively.

Derivatives used in mortgage banking activities

Huntington also uses certain derivative financial instruments to offset changes in value of its residential MSRs. These derivatives consist primarily of forward interest rate agreements and forward mortgage securities. The derivative instruments used are not designated as hedges. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The following table summarizes the derivative assets and liabilities used in mortgage banking activities:

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	At December 31,
(dollar amounts in thousands)	2012	2011
Derivative assets:
Interest rate lock agreements	$13,180	$6,770
Forward trades and options	763	1
Total derivative assets	13,943	6,771
Derivative liabilities:
Interest rate lock agreements	(33)	(109)
Forward trades and options	(2,158)	(7,927)
Total derivative liabilities	(2,191)	(8,036)
Net derivative asset (liability)	$11,752	$(1,265)

The total notional value of these derivative financial instruments at December 31, 2012 and 2011, was $2.3 billion and $1.7 billion, respectively. The total notional amount at December 31, 2012 corresponds to trading assets with a fair value of $6.4 million and trading liabilities with a fair value of $1.0 million. Total MSR hedging gains for the years ended December 31, 2012, 2011, and 2010, were $31.3 million, $42.1 million, and $55.0 million, respectively. Included in total MSR hedging gains for the years ended December 31, 2012, 2011, and 2010 were gains and (losses) related to derivatives instruments of $31.2 million, $42.2 million, and $64.6 million, respectively. These amounts are included in mortgage banking income in the Consolidated Statements of Income.

21. VIEs

Consolidated VIEs

Consolidated VIEs at December 31, 2012 consisted of automobile loan and lease securitization trusts formed in 2009 and 2006. Huntington has determined the trusts are VIEs. Huntington has concluded that it is the primary beneficiary of these trusts because it has the power to direct the activities of the entity that most significantly affect the entity’s economic performance and it has either the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The following tables present the carrying amount and classification of the consolidated trusts’ assets and liabilities that were included in the Consolidated Balance Sheets at December 31, 2012 and 2011:

	2009	2006	Other
	Automobile	Automobile	Consolidated
	Trust	Trust	Trusts	Total
(dollar amounts in thousands)	December 31, 2012
Assets:
Cash	$12,577	$91,113	$—	$103,690
Loans and leases	142,762	356,162	—	498,924
Allowance for loan and lease losses	—	(2,671)	—	(2,671)
Net loans and leases	142,762	353,491	—	496,253
Accrued income and other assets	617	1,353	288	2,258
Total assets	$155,956	$445,957	$288	$602,201

Liabilities:
Other long-term debt	$—	$2,086	$—	$2,086
Accrued interest and other liabilities	—	1	288	289
Total liabilities	$—	$2,087	$288	$2,375

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	2008	2009	2006	Other
	Automobile	Automobile	Automobile	Consolidated
	Trust	Trust	Trust	Trusts	Total
(dollar amounts in thousands)	December 31, 2011
Assets:
Cash	$12,722	$18,212	$52,325	$—	$83,259
Loans and leases	131,563	296,250	704,345	—	1,132,158
Allowance for loan and lease losses	(1,118)	—	(5,987)	—	(7,105)
Net loans and leases	130,445	296,250	698,358	—	1,125,053
Accrued income and other assets	610	1,692	2,959	1,117	6,378
Total assets	$143,777	$316,154	$753,642	$1,117	$1,214,690
Liabilities:
Other long-term debt	$18,230	$123,039	$333,644	$—	$474,913
Accrued interest and other liabilities	40	298	88	419	845
Total liabilities	$18,270	$123,337	$333,732	$419	$475,758

The automobile loans and leases were designated to repay the securitized notes. Huntington services the loans and leases and uses the proceeds from principal and interest payments to pay the securitized notes during the amortization period. Huntington has not provided financial or other support that was not previously contractually required.

Unconsolidated VIEs

The following tables provide a summary of assets and liabilities included in Huntington’s Consolidated Financial Statements, as well as the maximum exposure to losses associated with interests related to unconsolidated VIEs for which Huntington holds an interest, but is not the primary beneficiary to the VIE at December 31, 2012 and 2011.

	December 31, 2012
(dollar amounts in thousands)	Total Assets	Total Liabilities	Maximum Exposure to Loss
2012-1 Automobile Trust	$12,649	$—	$12,649
2012-2 Automobile Trust	13,616	—	13,616
2011 Automobile Trust	7,076	—	7,076
Tower Hill Securities, Inc.	87,075	65,000	87,075
Trust Preferred Securities	13,764	312,894	—
Low Income Housing Tax Credit Partnerships	391,878	152,047	391,878
Total	$526,058	$529,941	$512,294

	December 31, 2011
(dollar amounts in thousands)	Total Assets	Total Liabilities	Maximum Exposure to Loss
2011 Automobile Trust	$13,377	$—	$13,377
Tower Hill Securities, Inc.	$90,514	$65,000	$90,514
Trust Preferred Securities	17,364	554,496	—
Low Income Housing Tax Credit Partnerships	376,098	157,754	376,098
Total	$497,353	$777,250	$479,989

2012-1 AUTOMOBILE TRUST, 2012-2 AUTOMOBILE TRUST, and 2011 AUTOMOBILE TRUST

During the 2012 fourth quarter, 2012 first quarter, and 2011 third quarter, we transferred automobile loans totaling $1.0 billion, $1.3 billion, and $1.0 billion, respectively to trusts in separate securitization transactions. The securitizations and the resulting sale of all underlying securities qualified for sale accounting. Huntington has concluded that it is not the primary beneficiary of these trusts because it has neither the obligation to absorb losses of the entities that could potentially be significant to the VIEs nor the right to receive benefits from the entities that could potentially be significant to the VIEs. Huntington is not required and does not currently intend to provide any additional financial support to the trusts. Investors and creditors only have recourse to the assets held by the trusts. The interest Huntington holds in the VIEs relates to servicing rights which are included within accrued income and other assets of Huntington’s Consolidated Balance Sheets. The maximum exposure to loss is equal to the carrying value of the servicing asset.

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TOWER HILL SECURITIES, INC.

In 2010, we transferred approximately $92.1 million of municipal securities, $86.0 million in Huntington Preferred Capital, Inc. (Real Estate Investment Trust) Class E Preferred Stock and cash of $6.1 million to Tower Hill Securities, Inc. in exchange for $184.1 million of Common and Preferred Stock of Tower Hill Securities, Inc. The municipal securities and the REIT Shares will be used to satisfy $65.0 million of mandatorily redeemable securities issued by Tower Hill Securities, Inc. and are not available to satisfy the general debts and obligations of Huntington or any consolidated affiliates. The transfer was recorded as a secured financing. Interests held by Huntington consist of municipal securities within available for sale and other securities and Series B preferred securities within other long term debt of Huntington’s Consolidated Balance Sheets. The maximum exposure to loss is equal to the carrying value of the municipal securities.

TRUST-PREFERRED SECURITIES

Huntington has certain wholly-owned trusts whose assets, liabilities, equity, income, and expenses are not included within Huntington’s Consolidated Financial Statements. These trusts have been formed for the sole purpose of issuing trust-preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s Consolidated Balance Sheet as subordinated notes. The trust securities are the obligations of the trusts, and as such, are not consolidated within Huntington’s Consolidated Financial Statements. A list of trust-preferred securities outstanding at December 31, 2012 follows:

			Principal amount of	Investment in
			subordinated note/	unconsolidated
(dollar amounts in thousands)	Rate		debenture issued to trust (1)	subsidiary
Huntington Capital I	1.01	%(2)	$111,816	$6,186
Huntington Capital II	0.93	(3)	54,593	3,093
Sky Financial Capital Trust III	1.71	(4)	72,165	2,165
Sky Financial Capital Trust IV	1.76	(4)	74,320	2,320
Total			$312,894	$13,764

(1)	Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.
(2)	Variable effective rate at December 31, 2012, based on three month LIBOR + 0.70.
(3)	Variable effective rate at December 31, 2012, based on three month LIBOR + 0.625.
(4)	Variable effective rate at December 31, 2012, based on three month LIBOR + 1.40.

Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate. Huntington has the right to defer payment of interest on the debentures at any time, or from time-to-time for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the related debentures. During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted. Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts. The guarantee ranks subordinate and junior in right of payment to all indebtedness of the Company to the same extent as the junior subordinated debt. The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Huntington.

During 2012, Huntington redeemed $230.3 million of trust preferred securities at the redemption price (as a percentage of the liquidation amount) plus accrued and unpaid distributions to the redemption date. These redemptions were funded from our existing cash and resulted in a net gain of $0.8 million.

LOW INCOME HOUSING TAX CREDIT PARTNERSHIPS

Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings, and to assist in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development, and operation of multi family housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity.

Huntington is a limited partner in each Low Income Housing Tax Credit Partnership. A separate unrelated third party is the general partner. Each limited partnership is managed by the general partner, who exercises full and exclusive control over the affairs of the limited partnership. The general partner has all the rights, powers and authority granted or permitted to be granted to a general partner of a limited partnership under the Ohio Revised Uniform Limited Partnership Act. Duties entrusted to the general partner of each limited partnership include, but are not limited to: investment in operating companies, company expenditures, investment of excess funds, borrowing funds, employment of agents, disposition of fund property, prepayment and refinancing of liabilities, votes and consents, contract authority, disbursement of funds, accounting methods, tax elections, bank accounts, insurance, litigation, cash reserve, and use of working capital reserve funds. Except for limited rights granted to consent to certain transactions, the limited partner(s) may not participate in the operation, management, or control of the limited partnership's business, transact any business in the limited partnership's name or have any power to sign documents for or otherwise bind the limited partnership. In addition, the general partner may only be removed by the limited partner(s) in the event the general partner fails to comply with the terms of the agreement and/or is negligent in performing its duties.

Huntington believes the general partner of each limited partnership has the power to direct the activities which most significantly affect their performance of each partnership, therefore, Huntington has determined that it is not the primary beneficiary of any LIHTC partnership. Huntington uses the equity or effective yield method to account for its investments in these entities. These investments are included in accrued income and other assets. At December 31, 2012 and 2011, Huntington has commitments of $391.9 million and $376.1 million, respectively, of which $380.0 million and $322.5 million, respectively, were funded. The unfunded portion is included in accrued expenses and other liabilities.

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22. Commitments and Contingent Liabilities

Commitments to extend credit

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the Consolidated Financial Statements. The contract amounts of these financial agreements at December 31, 2012, and December 31, 2011, were as follows:

	At December 31,
(dollar amounts in thousands)	2012	2011

Contract amount represents credit risk
Commitments to extend credit
Commercial	$9,209,094	$8,006,068
Consumer	6,189,447	5,903,840
Commercial real estate	797,605	609,791
Standby letters of credit	514,705	585,791

Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.

Standby letters-of-credit are conditional commitments issued to guarantee the performance of a borrower to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $1.4 million and $1.6 million at December 31, 2012 and 2011, respectively.

Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters-of-credit. When it is probable that a standby letter-of-credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses. At December 31, 2012, Huntington had $515 million of standby letters-of-credit outstanding, of which 80% were collateralized. Included in this $515 million total are letters-of-credit issued by the Bank that support securities that were issued by customers and remarketed by The Huntington Investment Company, the Company’s broker-dealer subsidiary.

Huntington uses an internal loan grading system to assess an estimate of loss on its loan and lease portfolio. The same loan grading system is used to help monitor credit risk associated with standby letters-of-credit. Under this risk rating system as of December 31, 2012, approximately $93 million of the standby letters-of-credit were rated strong with sufficient asset quality, liquidity, and good debt capacity and coverage, approximately $393 million were rated average with acceptable asset quality, liquidity, and modest debt capacity; and approximately $29 million were rated substandard with negative financial trends, structural weaknesses, operating difficulties, and higher leverage.

Commercial letters-of-credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The goods or cargo being traded normally secures these instruments.

Commitments to sell loans

Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as loans held for sale. At December 31, 2012 and 2011, Huntington had commitments to sell residential real estate loans of $849.8 million and $629.0 million, respectively. These contracts mature in less than one year.

Litigation

The nature of Huntington’s business ordinarily results in a certain amount of claims, litigation, investigations, and legal and administrative cases and proceedings, all of which are considered incidental to the normal conduct of business. When the Company determines it has meritorious defenses to the claims asserted, it vigorously defends itself. The Company will consider settlement of cases when, in Management’s judgment, it is in the best interests of both the Company and its shareholders to do so.

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On at least a quarterly basis, Huntington assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. For matters where it is probable, the Company will incur a loss and the amount can be reasonably estimated, Huntington establishes an accrual for the loss. Once established, the accrual is adjusted as appropriate to reflect any relevant developments. For matters where a loss is not probable or the amount of the loss cannot be estimated, no accrual is established.

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes an estimate of the aggregate range of reasonably possible losses, in excess of amounts accrued, for current legal proceedings is from $0 to approximately $130.0 million at December 31, 2012. For certain other cases, Management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, Management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

While the final outcome of legal proceedings is inherently uncertain, based on information currently available, advice of counsel, and available insurance coverage, Management believes that the amount it has already accrued is adequate and any incremental liability arising from the Company’s legal proceedings will not have a material effect on the Company's consolidated financial position as a whole. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Company’s consolidated financial position in a particular period.

The following is a discussion of certain legal matters and events occurring through the date of this filing:

The Bank is a defendant in three lawsuits, which collectively may be material, arising from its commercial lending, depository, and equipment leasing relationships with Cyberco Holdings, Inc. (Cyberco), based in Grand Rapids, Michigan. In November 2004, the Federal Bureau of Investigation and the IRS raided the Cyberco facilities and Cyberco's operations ceased. An equipment leasing fraud was uncovered, whereby Cyberco sought financing from equipment lessors and financial institutions, including the Bank, allegedly to purchase computer equipment from Teleservices Group, Inc. (Teleservices). Cyberco created fraudulent documentation to close the financing transactions while, in fact, no computer equipment was ever purchased or leased from Teleservices which proved to be a shell corporation.

On June 22, 2007, a complaint in the United States District Court for the Western District of Michigan (District Court) was filed by El Camino Resources, Ltd, ePlus Group, Inc., and Bank Midwest, N.A., all of whom had lending relationships with Cyberco, against the Bank, alleging that Cyberco defrauded plaintiffs and converted plaintiffs' property through various means in connection with the equipment leasing scheme and alleges that the Bank aided and abetted Cyberco in committing the alleged fraud and conversion. The complaint further alleges that the Bank's actions entitle one of the plaintiffs to recover $1.9 million from the Bank as a form of unjust enrichment. In addition, plaintiffs claimed direct damages of approximately $32.0 million and additional consequential damages in excess of $20.0 million. On July 1, 2010, the District Court issued an Opinion and Order adopting in full a federal magistrate's recommendation for summary judgment in favor of the Bank on all claims except the unjust enrichment claim, and a partial summary judgment was entered on July 1, 2010. The Bank requested an opportunity to file a motion for summary judgment on the remaining unjust enrichment claim against it. A motion for reconsideration filed by the plaintiffs regarding the partial summary judgment was denied. Subsequently, in connection with a pre-motion conference, the District Court, in lieu of allowing the Bank to file a summary judgment motion, ordered the case to be tried in April 2012, in a one day bench trial, and entered a scheduling order governing all pretrial conduct. On February 6, 2012, the District Court dismissed the remaining count for unjust enrichment following a finding by the bankruptcy court that the plaintiff must pursue its rights, if any, with respect to that count in a bankruptcy court. The plaintiffs filed a notice of appeal on March 2, 2012, appealing the District Court’s judgment against them on the aiding and abetting and conversion claims. Oral arguments before the Sixth Circuit Court of Appeals were held January 24, 2013.

The Bank is also involved with the Chapter 7 bankruptcy proceedings of both Cyberco, filed on December 9, 2004, and Teleservices, filed on January 21, 2005. The Cyberco bankruptcy trustee commenced an adversary proceeding against the Bank on December 8, 2006, seeking over $70.0 million he alleges was transferred to the Bank. The Bank responded with a motion to dismiss and all but the preference claims were dismissed on January 29, 2008. The Cyberco bankruptcy trustee alleges preferential transfers in the amount of approximately $1.2 million. The Bankruptcy Court ordered the case to be tried in July 2012, and entered a pretrial order governing all pretrial conduct. The Bank has filed a motion for summary judgment based on the Cyberco trustee seeking recovery in connection with the same alleged transfers as the Teleservices trustee in the case described below. The Bankruptcy Court granted the motion in principal part and the parties stipulated to a full dismissal which was entered on June 19, 2012.

The Teleservices bankruptcy trustee filed an adversary proceeding against the Bank on January 19, 2007, seeking to avoid and recover alleged transfers that occurred in two ways: (1) checks made payable to the Bank to be applied to Cyberco's indebtedness to the Bank, and (2) deposits into Cyberco's bank accounts with the Bank. A trial was held as to only the Bank’s defenses. Subsequently, the trustee filed a summary judgment motion on her affirmative case, alleging the fraudulent transfers to the Bank totaled approximately $73.0 million and seeking judgment in that amount (which includes the $1.2 million alleged to be preferential transfers by the Cyberco bankruptcy trustee). On March 17, 2011, the Bankruptcy Court issued an Opinion determining the alleged transfers made to the Bank were not received in good faith from the time period of April 30, 2004, through November 2004, and that the Bank had failed to show a lack of knowledge of the avoidability of the alleged transfers from September 2003, through April 30, 2004. The trustee then filed an amended motion for summary judgment on her affirmative case and a hearing was held on July 1, 2011.

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On March 30, 2012, the Bankruptcy Court issued an Opinion on the trustee’s motion determining the Bank was the initial transferee of the checks made payable to it and was a subsequent transferee of all deposits into Cyberco’s accounts. The Bankruptcy Court ruled Cyberco’s deposits were themselves transfers to the Bank under the Bankruptcy Code, and the Bank was liable for both the checks and the deposits, totaling approximately $73.0 million. The Bankruptcy Court ruled the Bank may be entitled to a credit of approximately $4.0 million for the Cyberco trustee’s recoveries in preference actions filed against third parties that received payments from Cyberco within 90 days preceding Cyberco’s bankruptcy. Lastly, the Bankruptcy Court ruled that it will award prejudgment interest to the Teleservices trustee at a rate to be determined. A trial was held on these remaining issues on April 30, 2012, and the Court gave a bench opinion on July 23, 2012. In that opinion, the Court denied the Bank the $4.0 million credit, but ruled approximately $0.9 million in deposits were either double-counted or were outside the timeframe in which the Teleservices trustee can recover. Therefore, the Bankruptcy Court’s recommended award will be reduced by this $0.9 million. Further, the Bankruptcy Court ruled the interest rate specified in the federal statute governing post-judgment interest, which is based on treasury bill rates, will be the rate of interest for determining prejudgment interest. The rulings of the Bankruptcy Court in its March 2011 and March 2012 opinions, as well as its July 23, 2012, bench opinion, will not be reduced to judgment by the Bankruptcy Court. Rather, the Bankruptcy Court has delivered a report and recommendation to the District Court for the Western District of Michigan, recommending a judgment be entered in the principal amount of $71.8 million, plus interest through July 27, 2012, in the amount of $8.8 million. The District Court will conduct a de novo review of the fact findings and legal conclusions in the Bankruptcy Court’s opinions.

In the pending bankruptcy cases of Cyberco and Teleservices, the Bank moved to substantively consolidate the two bankruptcy estates, principally on the ground that Teleservices was the alter ego and a mere instrumentality of Cyberco at all times. On July 2, 2010, the Bankruptcy Court issued an Opinion denying the Bank's motions for substantive consolidation of the two bankruptcy estates. The Bank has appealed this ruling and the appeal is pending.

On January 17, 2012, the Company was named a defendant in a putative class action filed on behalf of all 88 counties in Ohio against MERSCORP, Inc. and numerous other financial institutions that participate in the mortgage electronic registration system (MERS).  The complaint alleges that recording of mortgages and assignments thereof is mandatory under Ohio law and seeks a declaratory judgment that the defendants are required to record every mortgage and assignment on real property located in Ohio and pay the attendant statutory recording fees. The complaint also seeks damages, attorneys' fees and costs.  Although Huntington has not been named as a defendant in the other cases, similar litigation has been initiated against MERSCORP, Inc. and other financial institutions in other jurisdictions throughout the country.

Commitments Under Capital and Operating Lease Obligations

At December 31, 2012, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in the consumer or other price indices.

The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2012, were as follows: $47.1 million in 2013, $45.1 million in 2014, $42.4 million in 2015, $38.5 million in 2016, $35.5 million in 2017, and $208.6 million thereafter. At December 31, 2012, total minimum lease payments have not been reduced by minimum sublease rentals of $13.0 million due in the future under noncancelable subleases. At December 31, 2012, the future minimum sublease rental payments that Huntington expects to receive were as follows: $5.4 million in 2013, $3.8 million in 2014, $2.3 million in 2015, $0.8 million in 2016, $0.2 million in 2017, and $0.5 million thereafter. The rental expense for all operating leases was $54.7 million, $53.5 million, and $50.3 million for 2012, 2011, and 2010, respectively. Huntington had no material obligations under capital leases.

23. Other Regulatory Matters

Huntington and its bank subsidiary, The Huntington National Bank (the Bank), are subject to various regulatory capital requirements administered by federal and state banking agencies. These requirements involve qualitative judgments and quantitative measures of assets, liabilities, capital amounts, and certain off-balance sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material adverse effect on Huntington’s and the Bank’s financial statements. Applicable capital adequacy guidelines require minimum ratios of 4.00% for Tier 1 risk-based Capital, 8.00% for total risk-based Capital, and 4.00% for Tier 1 leverage capital. To be considered well-capitalized under the regulatory framework for prompt corrective action, the ratios must be at least 6.00%, 10.00%, and 5.00%, respectively.

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As of December 31, 2012, Huntington and the Bank met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions. The period-end capital amounts and capital ratios of Huntington and the Bank are as follows:

	Tier 1 risk-based capital		Total risk-based capital		Tier 1 leverage capital
(dollar amounts in thousands)	2012	2011	2012	2011	2012	2011
Huntington Bancshares Incorporated
Amount	$5,741,410	$5,556,829	$6,928,339	$6,778,398	$5,741,410	$5,556,829
Ratio	12.02%	12.11%	14.50%	14.77%	10.36%	10.28%

The Huntington National Bank
Amount	$5,003,247	$4,245,101	$6,093,620	$5,752,723	$5,003,247	$4,245,101
Ratio	10.49%	9.30%	12.78%	12.60%	9.05%	7.89%

Tier 1 risk-based capital consists of total equity plus qualifying capital securities and minority interest, excluding unrealized gains and losses accumulated in OCI, and non-qualifying intangible and servicing assets. Total risk-based capital is the sum of Tier 1 risk-based capital and qualifying subordinated notes and allowable allowances for credit losses (limited to 1.25% of total risk-weighted assets). Tier 1 leverage capital is equal to Tier 1 capital. Both Tier 1 capital and total risk-based capital ratios are derived by dividing the respective capital amounts by net risk-weighted assets, which are calculated as prescribed by regulatory agencies. The Tier 1 leverage capital ratio is calculated by dividing the Tier 1 capital amount by average total assets for the fourth quarter of 2012 and 2011, less non-qualifying intangibles and other adjustments.

Huntington has the ability to provide additional capital to the Bank to maintain the Bank’s risk-based capital ratios at levels at which would be considered well-capitalized.

The FRB requires bank holding companies with assets over $50.0 billion to submit capital plans annually.  Per the FRB’s rule, our submission included a comprehensive capital plan supported by an assessment of expected uses and sources of capital over a given planning time period under a range of expected and stress scenarios.  We participated in the FRB’s CapPR process and made our 2012 capital plan submission in January 2012.  On March 14, 2012, we announced that the FRB had completed its review of our 2012 capital plan submission and did not object to our proposed capital actions.  The planned actions included the potential repurchase of up to $182.0 million of common stock and a continuation of our current common dividend through the 2013 first quarter.  We submitted our 2013 Capital Plan to the Federal Reserve on January 7, 2013, in accordance with the FRB’s requirements.

Huntington and its subsidiaries are also subject to various regulatory requirements that impose restrictions on cash, debt, and dividends. The Bank is required to maintain cash reserves based on the level of certain of its deposits. This reserve requirement may be met by holding cash in banking offices or on deposit at the Federal Reserve Bank. During 2012 and 2011, the average balances of these deposits were $0.4 billion and $0.8 billion, respectively.

Under current Federal Reserve regulations, the Bank is limited as to the amount and type of loans it may make to the parent company and nonbank subsidiaries. At December 31, 2012, the Bank could lend $609.4 million to a single affiliate, subject to the qualifying collateral requirements defined in the regulations.

Dividends from the Bank are one of the major sources of funds for the Company. These funds aid the Company in the payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to the parent company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of undivided profits or if the total of all dividends declared in a calendar year would exceed the total of net income for the current year combined with retained net income for the preceding two years, less any required transfers to surplus or common stock. At December 31, 2012, the Bank could not have declared and paid additional dividends to the Company without regulatory approval due to the deficit position of the Bank’s undivided profits.

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24. PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows:

Balance Sheets	December 31,
(dollar amounts in thousands)	2012	2011
Assets
Cash and cash equivalents (1)	$921,471	$917,954
Due from The Huntington National Bank (2)	207,414	616,565
Due from non-bank subsidiaries	78,006	188,732
Investment in The Huntington National Bank	4,754,886	4,073,722
Investment in non-bank subsidiaries	774,055	759,532
Accrued interest receivable and other assets	131,358	139,076
Total assets	$6,867,190	$6,695,581
Liabilities and shareholders' equity
Long-term borrowings	$662,894	$899,779
Dividends payable, accrued expenses, and other liabilities	414,085	377,702
Total liabilities	1,076,979	1,277,481
Shareholders' equity (3)	5,790,211	5,418,100
Total liabilities and shareholders' equity	$6,867,190	$6,695,581

(1) Includes restricted cash of $125,000 at December 31, 2011.
(2) Related to subordinated notes described in Note 12.
(3) See Consolidated Statements of Changes in Shareholders’ Equity.

Statements of Income	Year Ended December 31,
(dollar amounts in thousands)	2012	2011	2010
Income
Dividends from
Non-bank subsidiaries	$36,450	$68,491	$33,000
Interest from
The Huntington National Bank	38,617	80,024	82,749
Non-bank subsidiaries	5,420	8,741	12,185
Other	1,409	1,231	2,987
Total income	81,896	158,487	130,921
Expense
Personnel costs	42,745	37,630	30,334
Interest on borrowings	28,926	35,295	23,765
Other	35,415	37,122	49,019
Total expense	107,086	110,047	103,118
Income (loss) before income taxes and equity in undistributed net income of subsidiaries	(25,190)	48,440	27,803
Provision (benefit) for income taxes	(30,761)	(10,707)	48,505
Income (loss) before equity in undistributed net income of subsidiaries	5,571	59,147	(20,702)
Increase (decrease) in undistributed net income (loss) of:
The Huntington National Bank	645,151	527,418	344,961
Non-bank subsidiaries	(9,700)	(43,952)	(11,912)
Net income	$641,022	$542,613	$312,347
Other comprehensive income (loss) (1)	22,946	23,733	(36,262)
Comprehensive income	$663,968	$566,346	$276,085

(1) See Consolidated Statements of Comprehensive Income for other comprehensive income(loss) detail.

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Statements of Cash Flows	Year Ended December 31,
(dollar amounts in thousands)	2012	2011	2010

Operating activities
Net income	$641,022	$542,613	$312,347
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(688,149)	(567,566)	(351,049)
Depreciation and amortization	265	566	685
Other, net	50,714	30,980	(74,802)
Net cash (used for) provided by operating activities	3,852	6,593	(112,819)

Investing activities
Repayments from (advances to) subsidiaries	(36,126)	(39,586)	129,081
Advances to subsidiaries	591,923	485,863	(425,600)
Net cash (used for) provided by investing activities	555,797	446,277	(296,519)

Financing activities
Proceeds from issuance of long-term borrowings	—	—	297,375
Payment of borrowings	(236,885)	(5,100)	(1,191)
Dividends paid on stock	(169,335)	(92,404)	(136,499)
Payment to repurchase preferred stock	—	—	(1,398,071)
Proceeds from issuance of common stock	—	—	886,172
Repurchases of common stock	(148,881)	—	—
Redemption of Warrant to the Treasury	—	(49,100)	—
Other, net	(1,031)	(3,479)	180
Net cash provided by (used for) financing activities	(556,132)	(150,083)	(352,034)
Change in cash and cash equivalents	3,517	302,787	(761,372)
Cash and cash equivalents at beginning of year	917,954	615,167	1,376,539
Cash and cash equivalents at end of year	$921,471	$917,954	$615,167

Supplemental disclosure:
Interest paid	$28,926	$35,295	$23,765

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25. SEGMENT REPORTING

We have four major business segments: Retail and Business Banking, Regional and Commercial Banking, Automobile Finance and Commercial Real Estate, and Wealth Advisors, Government Finance, and Home Lending. A Treasury / Other function includes our insurance business and other unallocated assets, liabilities, revenue, and expense.

Segment results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. A description of each segment and table of financial results is presented below.

Retail and Business Banking: The Retail and Business Banking segment provides a wide array of financial products and services to consumer and small business customers including but not limited to checking accounts, savings accounts, money market accounts, certificates of deposit, consumer loans, and small business loans and leases. Other financial services available to consumer and small business customers include investments, insurance services, interest rate risk protection products, foreign exchange hedging, and treasury management services. Huntington serves customers primarily through our network of traditional branches in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. Huntington also has branches located in grocery stores in Ohio and Michigan. In addition to our extensive branch network, customers can access Huntington through online banking, mobile banking, telephone banking, and over 1,350 ATMs.

Huntington established a “Fair Play” banking philosophy and built a reputation for meeting the banking needs of consumers in a manner which makes them feel supported and appreciated. Huntington believes customers are recognizing this and other efforts as key differentiators and it is earning us more customers and deeper relationships.

Business Banking is a dynamic and growing part of our business and we are committed to being the bank of choice for small businesses in our markets. Business Banking is defined as companies with revenues up to $25 million and consists of approximately 163,000 businesses. Huntington continues to develop products and services that are designed specifically to meet the needs of small business. Huntington continues to look for ways to help companies find solutions to their capital needs.

Regional and Commercial Banking: This segment provides a wide array of products and services to the middle market and large corporate customers base located primarily within our eleven regional commercial banking markets. Products and services are delivered through a relationship banking model and include commercial lending, as well as depository and liquidity management products. Dedicated teams collaborate with our relationship bankers to deliver complex and customized treasury management solutions, equipment and technology leasing, international services, capital markets services such as interest rate risk protection products, foreign exchange hedging and sales, trading of securities, mezzanine investment capabilities, and employee benefit programs (insurance, 401(k)). The Commercial Banking team specializes in serving a number of industry segments such as not-for-profit organizations, health-care entities, and large publicly traded companies.

Automobile Finance and Commercial Real Estate: This segment provides lending and other banking products and services to customers outside of our normal retail and commercial banking segments. Our products and services include financing for the purchase of automobiles by customers at automotive dealerships, financing the acquisition of new and used vehicle inventory of automotive dealerships, and financing for land, buildings, and other commercial real estate owned or constructed by real estate developers, automobile dealerships, or other customers with real estate project financing needs. Products and services are delivered through highly specialized relationship-focused bankers and product partners. Huntington creates well-defined relationship plans which identify needs where solutions are developed and customer commitments are obtained.

The Automotive Finance team services automobile dealerships, its owners, and consumers buying automobiles through these dealerships. Huntington has provided new and used automobile financing and dealer services throughout the Midwest since the early 1950s. This consistency in the market and our focus on working with strong dealerships, has allowed us to expand into selected markets outside of the Midwest and to actively deepen relationships while building a strong reputation.

The Commercial Real Estate team serves real estate developers, REITs, and other customers with lending needs that are secured by commercial properties. Most of our customers are located within our footprint.

Wealth Advisors, Government Finance, and Home Lending: This segment consists of our wealth management, government banking, and home lending businesses. In wealth management, Huntington provides financial services to high net worth clients in our primary banking markets and Florida. Huntington provides these services through a unified sales team, which consists of private bankers, trust officers, and investment advisors. Aligned with the eleven regional commercial banking markets, this coordinated service model delivers products and services directly and through the other segment product partners. A fundamental point of differentiation is our commitment to be in the market, working closely with clients and their other advisors to identify needs, offer solutions and provide ongoing advice in an optimal client experience.

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The Government Finance Group provides financial products and services to government and other public sector entities in our primary banking markets. A locally based team of relationship managers works with clients to meet their trust, lending, and treasury management needs.

Home Lending originates and services consumer loans and mortgages for customers who are generally located in our primary banking markets. Consumer and mortgage lending products are primarily distributed through the Retail and Business Banking segment, as well as through commissioned loan originators. Closely aligned, our Community Development group serves an important role as it focuses on delivering on our commitment to the communities Huntington serves.

The segment also includes the related businesses of investment management, investment servicing, custody, corporate trust, and retirement plan services. Huntington Asset Advisors provides investment management services through a variety of internal and external channels, including advising the Huntington Funds, our proprietary family of mutual funds and Huntington Strategy Shares, our actively-managed exchange-traded funds. Huntington Asset Services offers administrative and operational support to fund complexes, including fund accounting, transfer agency, administration, and distribution services. Our retirement plan services business offers fully bundled and third party distribution of a variety of qualified and non-qualified plan solutions.

Treasury / Other function includes our insurance brokerage business, which specializes in commercial property and casualty, employee benefits, personal lines, life and disability and specialty lines of insurance. Huntington also provides brokerage and agency services for residential and commercial title insurance and excess and surplus product lines of insurance. As an agent and broker we do not assume underwriting risks; instead we provide our customers with quality, noninvestment insurance contracts. The Treasury / Other function also includes technology and operations, other unallocated assets, liabilities, revenue, and expense.

Listed below is certain operating basis financial information reconciled to Huntington’s 2012, 2011, and 2010 reported results by business segment:

	Retail &	Regional &
Income Statements	Business	Commercial			Treasury /	Huntington
(dollar amounts in thousands)	Banking	Banking	AFCRE	WGH	Other	Consolidated
2012
Net interest income	$870,146	$273,869	$356,442	$192,681	$17,386	$1,710,524
Provision for credit losses	136,061	10,689	(22,962)	23,600	—	147,388
Noninterest income	385,498	138,454	84,619	351,057	138,229	1,097,857
Noninterest expense	982,378	203,000	154,480	376,239	119,779	1,835,876
Provision (benefit) for income taxes	48,022	69,522	108,340	50,365	(92,154)	184,095
Net income	$89,183	$129,112	$201,203	$93,534	$127,990	$641,022
2011
Net interest income	$932,385	$244,392	$364,449	$199,536	$(111,592)	$1,629,170
Provision for credit losses	120,018	11,013	(8,939)	51,967	—	174,059
Noninterest income	405,265	127,315	77,623	248,764	121,656	980,623
Noninterest expense	947,794	191,701	164,626	356,513	67,866	1,728,500
Provision (benefit) for income taxes	94,443	59,147	100,234	13,937	(103,140)	164,621
Net income	$175,395	$109,846	$186,151	$25,883	$45,338	$542,613
2010
Net interest income	$867,069	$211,511	$338,312	$169,201	$32,712	$1,618,805
Provision for credit losses	157,994	104,705	184,757	95,586	91,505	634,547
Noninterest income	394,705	111,237	73,933	338,633	123,350	1,041,858
Noninterest expense,	902,186	158,871	155,963	358,707	98,078	1,673,805
Provision (benefit) for income taxes	70,558	20,710	25,033	18,740	(95,077)	39,964
Net income	$131,036	$38,462	$46,492	$34,801	$61,556	$312,347

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	Assets at		Deposits at
	December 31,		December 31,
(dollar amounts in thousands)	2012	2011	2012	2011
Retail and Business Banking	$14,362,630	$13,888,693	$28,367,264	$27,536,497
Regional and Commercial Banking	11,540,966	10,185,692	5,862,858	4,682,977
AFCRE	12,085,128	12,872,532	995,035	881,083
WGH	7,570,256	7,473,560	9,507,785	9,115,052
Treasury / Other	10,594,205	10,030,175	1,519,741	1,064,016
Total	$56,153,185	$54,450,652	$46,252,683	$43,279,625

26. BUSINESS COMBINATIONS

On March 30, 2012, Huntington acquired the loans, deposits and certain other assets and liabilities of Fidelity Bank located in Dearborn, Michigan from the FDIC. Under the agreement, approximately $523.9 million of loans, a receivable of $95.9 million from the FDIC, and $152.3 million of other assets (primarily cash and due from banks and investment securities) were transferred to Huntington.  Assets acquired and liabilities assumed were recorded at fair value in accordance with ASC 805, “Business Combinations”. The fair values for loans were estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms (Level 3). This value was reduced by an estimate of probable losses and the credit risk associated with the loans. The fair values of deposits were estimated by discounting cash flows using interest rates currently being offered on deposits with similar maturities (Level 3). Additionally, approximately $713.4 million of deposits and $45.2 million of other borrowings were assumed. Huntington recognized an $11.2 million bargain purchase gain during the 2012, which is included in other noninterest income.

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27. Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations, for the years ended December 31, 2012 and 2011:

	2012
(dollar amounts in thousands, except per share data)	Fourth	Third	Second	First
Interest income	$478,995	$483,787	$487,544	$479,937
Interest expense	44,940	53,489	58,582	62,728
Net interest income	434,055	430,298	428,962	417,209
Provision for credit losses	39,458	37,004	36,520	34,406
Noninterest income	297,651	261,067	253,819	285,320
Noninterest expense	470,628	458,303	444,269	462,676
Income before income taxes	221,620	196,058	201,992	205,447
Provision for income taxes	54,341	28,291	49,286	52,177
Net income	167,279	167,767	152,706	153,270
Dividends on preferred shares	7,973	7,983	7,984	8,049
Net income applicable to common shares	$159,306	$159,784	$144,722	$145,221
Net income per common share — Basic	$0.19	$0.19	$0.17	$0.17
Net income per common share — Diluted	0.19	0.19	0.17	0.17

	2011
(dollar amounts in thousands, except per share data)	Fourth	Third	Second	First
Interest income	$485,216	$490,996	$492,137	$501,877
Interest expense	70,191	84,518	88,800	97,547
Net interest income	415,025	406,478	403,337	404,330
Provision for credit losses	45,291	43,586	35,797	49,385
Noninterest income	229,352	258,559	255,767	236,945
Noninterest expense	430,274	439,118	428,409	430,699
Income before income taxes	168,812	182,333	194,898	161,191
Provision for income taxes	41,954	38,942	48,980	34,745
Net income	126,858	143,391	145,918	126,446
Dividends declared on preferred shares	7,703	7,703	7,704	7,703
Net income applicable to common shares	$119,155	$135,688	$138,214	$118,743
Net income per common share — Basic	$0.14	$0.16	$0.16	$0.14
Net income per common share — Diluted	0.14	0.16	0.16	0.14

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